UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

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Johnson Controls

2021

NOTICE OF ANNUAL GENERAL MEETING & PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time, March 10, 2021	Place Arthur Cox, Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland	Record Date January 7, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual General Meeting of Shareholders of Johnson Controls International plc will be held on March 10, 2021 at the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at 3:00 pm, local time for the following purposes:

Ordinary Business

1.	By separate resolutions, to elect each of the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2022:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) Juan Pablo del Valle Perochena	(e) W. Roy Dunbar	(f) Gretchen R. Haggerty
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) R. David Yost	(l) John D. Young

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (special resolution).

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.	To approve the Johnson Controls International plc 2021 Equity and Incentive Plan.

7.	To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.

8.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (special resolution).

9.	To act on such other business as may properly come before the meeting or any adjournment thereof.

This notice of Annual General Meeting and proxy statement and the enclosed proxy card are first being sent on or about January 22, 2021 to each holder of record of the Company’s ordinary shares at the close of business on January 7, 2021. The record date for the entitlement to vote at the Annual General Meeting is January 7, 2021 and only registered shareholders of record on such date are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2020. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally, even though they have sent in proxies. In addition to the above resolutions, the business of the Annual General Meeting shall include, prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the Directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are closely monitoring developments in relation to the coronavirus (COVID-19) pandemic. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to and in-person attendance at the Annual General Meeting. In addition, we may deem it advisable to have the members of our Board and senior management not be physically present at our Annual Meeting in Ireland and instead participate remotely in order to mitigate the health risks posed by the pandemic. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks), limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended. This can be done in advance of the Annual General Meeting by availing of one of the voting options detailed in the accompanying proxy statement. In addition, details of the business to be presented at the meeting can also be found in the accompanying proxy statement.

Your vote is important and we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. We will continue to monitor the impact of COVID-19 and any relevant updates regarding the Annual General Meeting will be available on the Investor Relations section of our website (http://investors.johnsoncontrols.com).

Shareholders are also encouraged to keep up-to-date with, and follow, the guidance from the Government of Ireland and the Department of Health (of Ireland) (as appropriate) as circumstances may change at short notice. Should we determine that alternative arrangements may be advisable or required, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and/or filing with the Securities and Exchange Commission and also post additional information on the Investor Relations section of our website (http://investors.johnsoncontrols.com).

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and our Irish Statutory Accounts are available to shareholders at www.proxyvote.com and are also available in the Investor Relations section of our website at www.johnsoncontrols.com.

By Order of the Board of Directors,

John Donofrio
Executive Vice President and General Counsel

January 22, 2021

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE PROXY PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SUBMIT A LATER-DATED PROXY; OR ATTEND AND VOTE PERSONALLY AT THE MEETING.

ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT ONE OR MORE PROXIES USING THE ENCLOSED PROXY CARD (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO ATTEND, SPEAK AND VOTE ON THAT SHAREHOLDER’S BEHALF. THE PROXY NEED NOT BE A SHAREHOLDER. PROXIES MAY BE APPOINTED VIA THE INTERNET OR PHONE IN THE MANNER SET OUT IN THE ENCLOSED PROXY CARD. ALTERNATIVELY THEY MAY BE APPOINTED BY DEPOSITING THE ENCLOSED PROXY CARD (OR OTHER VALID

SIGNED INSTRUMENT OF PROXY) WITH JOHNSON CONTROLS INTERNATIONAL PLC C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 9, 2021 (WHICH WILL THEN BE FORWARDED TO JOHNSON CONTROLS INTERNATIONAL PLC’S REGISTERED ADDRESS ELECTRONICALLY) OR WITH JOHNSON CONTROLS INTERNATIONAL PLC, ONE ALBERT QUAY, CORK, IRELAND BY 5:00 P.M. LOCAL TIME ON MARCH 9, 2021. IF YOU WISH TO APPOINT A PERSON OTHER THAN THE INDIVIDUAL SPECIFIED IN THE ENCLOSED PROXY CARD, PLEASE CONTACT OUR COMPANY SECRETARY AND ALSO NOTE THAT YOUR NOMINATED PROXY MUST ATTEND THE MEETING IN PERSON IN ORDER FOR YOUR VOTES TO BE CAST.

Unless we have indicated otherwise in this proxy statement, references to the “Company,” “Johnson Controls,” “we,” “us,” “our” and similar terms refer to Johnson Controls International plc and its consolidated subsidiaries.

2021 Notice and Proxy Statement        i

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of our 2020 performance, corporate governance and compensation highlights. As this is only a summary, we encourage you to read the entire Proxy Statement for more information prior to voting.

Annual General Meeting of Shareholders

Date and Time 3:00 pm, local time March 10, 2021	Place Arthur Cox Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland	Record Date January 7, 2021

Admission. All shareholders invited to attend, registration will occur on day of meeting. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions or prohibitions on travel and/or gatherings that affect in-person attendance at the Annual General Meeting. We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended.

Meeting Agenda and Voting Matters

Proposal		Board’s Voting Recommendation	Page Reference
No. 1	Election of Directors	✓ FOR (each nominee)	p. 10
No. 2	Ratify Appointment of Independent Auditors and Authorize Audit Committee to set auditors’ remuneration	✓ FOR (both 2(a) and 2(b))	p. 16
No. 3	Authorize market purchases of Company shares by the Company and/or any subsidiary	✓ FOR	p. 19
No. 4	Determine the price range to re-allot treasury shares	✓ FOR	p. 20
No. 5	Advisory Vote to Approve Executive Compensation	✓ FOR	p. 21
No. 6	Approve the Johnson Controls International plc 2021 Equity and Incentive Plan	✓ FOR	p. 22
No. 7	Approve the allotment of up to 33% of issued share capital	✓ FOR	p. 34
No. 8	Approve the waiver of statutory pre-emption rights	✓ FOR	p. 35

2021 Notice and Proxy Statement        1

Proxy Summary  ›  Fiscal Year 2020 In Review

Fiscal Year 2020 In Review

GAAP EPS of $0.84. Full year adjusted EPS of $2.24, up 14% versus prior year	Full year cash provided by operating activities of $2.5 billion. Full year adjusted free cash flow $1.9 billion (115% conversion)	Returned nearly $3 billion in capital to shareholders through share buybacks and dividends	Strengthened our balance sheet and liquidity profile	Continued to invest, innovate and position for the recovery

* See Annex I to this Proxy Statement for a reconciliation of adjusted EPS from continuing operations, adjusted free cash flow and free cash flow conversion to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

Fiscal year 2020 was a year of unprecedented challenges for the Company. The experiences of this past year have tested our resilience, agility, and resolve. We maintained an unwavering reliance on our core values and culture as we navigated these challenges. From the onset of the COVID-19 pandemic, our goal has been two-fold – first and foremost to protect the health and safety of our employees and their families, and second, to fulfill our customer promise by proactively developing and delivering solutions to ensure the continuous functionality of our customers critical infrastructure and essential facilities.

In spite of the enormous amount of volatility in the market this year, we continued to execute our strategy while mitigating the financial impact from COVID-19. During fiscal year 2020, we further strengthened our operating systems, continued to invest in our businesses, filled key leadership roles, strengthened our balance sheet and returned nearly $3 billion in capital to shareholders through share buybacks and dividends.

Throughout the course of this year, we remained focused on being competitively positioned for the recovery as market conditions normalize. In addition, we continued to invest in service and digitally connected systems, including the launch of OpenBlue, which will form the axis of our growth strategy going forward.

è	Demonstrating Our Values During an Unprecedented Time — Working to Serve Our Communities and Safeguard Our Employees During a Global Pandemic

The global COVID-19 pandemic presented an unprecedented challenge for the Company, our employees and the communities we serve. In this challenge we saw an opportunity to put our values to work. We believe in doing well by doing good and hold ourselves accountable to make the world a better place through the solutions we provide, our engagement in society, the way we do business and our commitment to protect people and the environment. Throughout the pandemic, we have lived up to our values by coming together as One Team to provide needed support to communities impacted by the pandemic. We have worked diligently to maintain our global manufacturing capacity across our businesses, demonstrating the essential nature of our products, services and solutions across the world. We have applied our spirit of innovation and continuous improvement to deliver products and solutions that are being used on the front lines to combat COVID-19 and protect lives. Notable examples include:

⬛

In February 2020, at the onset of the virus outbreak in Asia, the lack of adequate care facilities, scarcity of surgical masks and forced shutdowns presented major challenges. Our Guangzhou and Wuxi facilities were some of the first manufacturing facilities in China authorized to resume operations. Acting quickly, we helped build six emergency hospitals in China followed by a surgical mask factory in Hong Kong. Solutions included quick delivery of air-cooled chillers, fan coil units and air handling units.

⬛

Supporting the US government with three separate projects at two different sites, we helped set up alternative care facilities for COVID-19 patients. Our team, working closely with the general contractor, provided a fire alarm retrofit and wireless nurse call system in a New Jersey campus followed by a wired nurse call system in the US Virgin Islands.

⬛

A convention center in Rhode Island was converted into a field hospital to meet the rapid increase in COVID-19 cases. Our customer needed reliable, efficient HVAC equipment and fast turnaround for oxygen and negative air flow to prevent the escape of possible contamination. Within 48 hours we provided two 15T rooftop Air Handling Units. As a result of our quick turnaround time we were asked to provide an additional six 6T rooftop Air Handling Units to another facility making N95 masks that needed to expand its capacity.

2        Johnson Controls International plc

Proxy Summary  ›  Fiscal Year 2020 In Review

⬛

A University Medical Center in the Netherlands needed to retrofit non-medical areas in fifteen of their buildings in order to meet their increased patient capacity requirements. We provided the care communications and nurse call systems to enhance communication and provide remote medical monitoring.

⬛

With the demand for COVID-19 equipment increasing around the world, our production facilities have been working at an increased capacity. Producing controllers, room pressure monitors (to transform existing patient rooms into ICU rooms) and other key components, we have been delivering life-saving equipment and services to customers worldwide.

In addition to serving the communities we live in, it has been our utmost priority to protect the health and well-being of our employees and their families. We abide by a Zero Harm principle — Zero Harm to people and the environment. We view this as a value that is embedded in our culture. We believe our employees deserve to have the right tools and training to return home just as they arrived to the worksite. In putting these values into action, we:

⬛

Established an enterprise response team tasked with obsessively following and implementing guidance from the World Health Organization and Centers for Disease Controls and Prevention. Throughout the course of the pandemic, this team has provided swift policy and guidance to our global workforce regarding health and safety protocols that must be implemented to best protect our workforce;

⬛

Adopted a multifaceted framework to guide our decision-making when evaluating the readiness of our facilities to safely reopen and operate, with regular monitoring and auditing of our facilities to ensure that they are in compliance with our COVID-19 safety requirements; and

⬛

Implemented a wide variety of precautionary health and safety measures, including remote work protocols, enhanced sanitation and cleaning practices, temperature screening, requiring face coverings for all employees, restrictions on non-essential contractors or visitors, restrictions on non-essential travel, adding additional employee training on safety topics concerning personal hygiene, hand washing and social distancing and encouraging our employees to follow similar protocols when away from work.

è	Responsible Capital Management and Deployment — Safeguarding Our Business During Global Economic Uncertainty and Leading the Way in Green Financing

⬛

Following the onset of the COVID-19 pandemic we took immediate action to safeguard our business, including opportunistically raising capital via European financing arrangements and bank term loans. We also implemented temporary and permanent cost cutting measures, as well as suspending our share repurchase program.

⬛

As a result of our quick and decisive actions to mitigate the impact of COVID-19, as well as our strong balance sheet position and strong cash generation in the second half of fiscal year 2020, we were able to repay all European financing and term loan obligations and resume our share repurchase program, delivering on our commitment to return a portion of the proceeds from the sale of the Power Solutions business to our shareholders.

⬛	During fiscal year 2020, we repurchased approximately 55 million shares for approximately $2.2 billion, lowering our weighted average share count by more than 13%.

⬛

In December 2019, we entered into two of the first sustainable credit agreements in the U.S. and the industrial sector with the execution of our new $2.5 billion Five-Year Senior Revolving Credit Facility and our $500 million 364 Day Senior Revolving Credit Facility (which was renewed in December 2020). These facilities include a sustainability-linked pricing mechanism that adjusts fees and interest rates applicable to the facilities in connection with our sustainability performance, including reductions in our greenhouse gas intensity and improvements in our safety record through a reduction in our total recordable incident rate.

⬛

In September 2020, we priced our inaugural Green Bond offering of $625 million in 1.750% ten-year notes. The proceeds of the offering will be applied in accordance with our Green Financing Framework in support of projects that focus on sustainability and support our 2025 sustainability goals. We believe our Green Financing Framework aligns with the four components of both the ICMA Green Bond Principles 2018 and the Green Loan Principles 2020.

⬛

In September 2020, we priced €500 million of 0.375% seven-year notes and €500 million of 1.000% twelve-year notes. Together with the proceeds from the Green Bond offering, we were able to support our operations, manage our long-term debt maturities and finance or refinance projects meeting the criteria set forth in our Green Financing Framework.

è	Digital Transformation — Combining 135 Years of Experience with Cutting-Edge Technology Focused on the Future of Smart, Connected and Sustainable Buildings

⬛

Our portfolio is aligned with strong secular trends including sustainability and energy efficiency, urbanization and smarter and safer buildings and infrastructure. During fiscal 2020, we rapidly innovated or re-deployed several new products for customized applications, including indoor air quality.

2021 Notice and Proxy Statement        3

Proxy Summary  ›  Fiscal Year 2020 In Review

⬛

In August 2020, we announced the launch of OpenBlue, a complete suite of connected solutions and services allowing for building systems to work together and communicate in order to enable new occupant experiences, respectful safety and security, and impactful sustainability—all driven by cutting-edge connected technology.

⬛

In response to the COVID-19 pandemic, we were able to adapt our OpenBlue platform to launch a comprehensive suite of digital solutions to make shared spaces safer as people begin to return to offices. These solutions combine hardware and software such as smart equipment, digital sensors, security systems, cameras, monitors, powerful analytics and dashboards, and other connected devices to provide safe building solutions such as contact tracing, thermal cameras, social distancing monitoring, scenario planning and infection control.

è	Key Leadership Appointments — Leveraging Talent to Adapt to the Rapidly Changing Nature of our Business

⬛

In October 2019, Michael Ellis was named Executive Vice President and Chief Customer & Digital Officer. In this newly created role, Mr. Ellis oversees the Company’s digital strategy, including the development and launch of the Company’s OpenBlue digital platform, working closely with customers to drive new growth and value opportunities across the globe.

⬛

In December 2019, Ganesh Ramaswamy was named Vice President and President, Global Services and Transformation. In this newly created role, Mr. Ramaswamy leads the Company’s global services business of approximately $6.3 billion. He is driving the Company’s transformation by improving consistency of fundamentals across the Company’s global direct channels, leveraging infrastructure and working closely with regional leaders to execute strategic priorities. He has also played a key leadership role in merging digital and service capabilities, including the launch of tailored services powered by OpenBlue technology that provide customizable solutions to its customers around the globe.

⬛

In August 2020, Olivier Leonetti joined us as the successor to Brian Stief, our Chief Financial Officer. Mr. Leonetti formally became our Chief Financial Officer on November 17, 2020. Mr. Leonetti brings to the Company over 25 years of extensive international financial management and leadership experience, with deep financial acumen and a strong background in digital technologies. Mr. Leonetti will provide key leadership as we intensify our focus on transforming the future of building technologies.

4        Johnson Controls International plc

Proxy Summary  ›  Sustainability Leadership

Sustainability Leadership

At Johnson Controls, sustainability is our business. We deliver innovation that improves lives and makes the world a better place. Our employees innovate to create efficient products and services that empower customers and contribute to a clean economy.

We create intelligent buildings and efficient energy solutions to enable smart cities and communities. We grow our business by providing sustainable, efficient products and services, improving productivity, empowering our people, and reducing the environmental footprint of our operations and supply chain.

We believe that through leadership in sustainability, we create long-term benefit for our customers, employees, shareholders, and society as a whole. Our employee purpose is to power our customers’ success and protect the environment. In 2020, we delivered significant sustainability innovation in the governance of our company and continued to position our company for long-term resilience and global leadership in smart, sustainable buildings. Highlights include:

⬛

In 2018 during the United Nations Climate Action Summit, we committed to setting 2030 Science-Based Targets within two years. We have fulfilled this commitment and submitted our proposed targets to the Science Based Targets initiative. Our proposed targets are consistent with the Paris Agreement goal to keep temperatures below a 2 degree Celsius increase and align with the more ambitious goal to limit the temperature increase even further to 1.5 degrees Celsius. In 2021, we will build on this goal and announce our plan to achieve net zero emissions, which we believe we will achieve well before 2050.

⬛

In June 2020, we renamed our Governance Committee the Governance and Sustainability Committee and modified the charter of that committee to further enhance board oversight of sustainability. In addition to its prior general oversight of sustainability and employee health and safety, the Governance and Sustainability Committee reviews the Company’s overall sustainability strategy, metrics, targets, goals and progress, as well as the development of new sustainability-based targets. The Governance and Sustainability Committee also monitors the Company’s sustainability ratings and emerging sustainability trends to ensure that we remain a leader in creating a smart, safe and sustainable world.

⬛

We named our first Chief Sustainability Officer and formed a Sustainability Leadership Committee of senior leaders across our business functions and regions. The Sustainability Leadership Committee provides regular updates to senior management and our Board of Directors.

⬛

In January 2021, our CEO George Oliver was named the Chairman of the Business Roundtable Energy and Environment Committee. The Business Roundtable supports a goal of reducing net U.S. greenhouse gas emissions by at least 80 percent from 2005 levels by 2050.

⬛	For fiscal year 2021, sustainability and diversity performance goals are required for the top leaders of our company including our CEO and our executive team.

⬛

In fiscal 2020, our senior leaders completed a climate-related risk and opportunity scenario analysis, consistent with the Task Force on Climate-related Financial Disclosure’s guidance. We used the analysis to identify the most critical climate-related risks and opportunities to develop management strategies for mitigating risks and capitalizing on opportunities.

⬛	In fiscal 2020, we received significant third party recognition of our performance and achievements including:

-	#18 among the 100 Best Corporate Citizens for 2020 by 3BL Media

-	2020 World’s Most Ethical Companies—the 13th year recognized by the Ethisphere Institute

-	Carbon Clean200 by Corporate Knights

-	AAA rated by MSCI

-	We are part of the S&P 500 ESG Index and other top ESG indices around the world

-	Gold level, the highest level, in the Mexican Standard on Job Equality and Non Discrimination

2021 Notice and Proxy Statement        5

Proxy Summary  ›  Our Director Nominees

Our Director Nominees

Independence	Diversity	Geographic Diversity	Tenure

Executive Leadership Experience

Directors with significant leadership experience over an extended period, including as chief executive officer or chief financial officer, provide the Company with special insight into how large organizations operate, including strategy, productivity, regulatory concerns, talent development and risk management.

Experience Leading Global Teams

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global operations.

Financial and Accounting Expertise Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role.
Public Policy Experience Directors with public policy and government experience have key insight into the role of regulatory issues and government affairs affecting the Company.

Cybersecurity, Technology and Innovation

Directors who have expertise in cybersecurity, IT, technology fields and/or driving technological innovation are important as we continue to transform and evolve our business through digital solutions and services.

Manufacturing and Industry Experience Directors who have experience in the industry and markets served by the Company offer valuable perspective for operations.

Corporate Governance Experience

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company.

Corporate Responsibility/Sustainability

Directors with experience in corporate responsibility initiatives, including sustainability, help drive our mission to create smart and sustainable buildings for the communities in which we live, work, learn and play.

M&A Experience Directors with experience in M&A provide key insights relevant to our business portfolio and our long-term strategic planning.

6        Johnson Controls International plc

Proxy Summary  ›  Our Director Nominees

We are asking you to vote FOR all the director nominees listed below. All current directors attended at least 75% of the Board and committee meetings on which he or she sits. Detailed information regarding these individuals, along with all other Board nominees, is set forth in this Proxy Summary and under Proposal Number One. The Governance and Sustainability Committee and the Board believe that the qualifications, skills, experience and attributes set forth in this Proxy Statement for all individuals nominated for election support the conclusion that these individuals are qualified to serve as directors and collectively possess a variety of skills, professional experience, and diversity of backgrounds that align with our needs and allows our Board to effectively oversee our business.

Summary information on our Directors is set forth below.

					Current Committee Membership
Nominee	Age	Director Since	Principal Occupation	Independent	AC	CC	EC	GC

Jean Blackwell	66	2018	Retired Executive Vice President & Chief Financial Officer of Cummins Inc.	●		●

Pierre Cohade	59	2018	Former Chief Executive Officer of Triangle Tyre Co. Ltd.	●	●

Michael E. Daniels	66	2010	Retired Senior Vice President of Global Technology at IBM	●		Chair	●

Juan Pablo del Valle Perochena	48	2016	Chairman of Orbia Advance Corporation, S.A.B. de C.V.	●			●	Chair

W. Roy Dunbar	59	2017	Retired CEO and Chairman Network Solutions	●		●

Gretchen R. Haggerty	65	2018	Retired Executive Vice President & Chief Financial Officer of United States Steel Corporation	●	Chair		●

Simone Menne	60	2018	Former Chief Financial Officer, Boehringer Ingelheim	●	●

George R. Oliver	60	2012	Chairman and Chief Executive Officer of Johnson Controls				●

Jürgen Tinggren*	62	2014	Retired Chief Executive Officer and Director of Schindler Group	●			●	●

Mark Vergnano	62	2016	President, Chief Executive Officer and Director, The Chemours Company	●		●

R. David Yost	73	2009	Retired Chief Executive Officer of AmerisourceBergen	●	●

John D. Young	56	2018	Chief Business Officer, Pfizer Inc.	●				●

AC = Audit Committee

CC = Compensation and Talent Development Committee

EC = Executive Committee

GC = Governance and Sustainability Committee

*	Independent Lead Director

2021 Notice and Proxy Statement        7

Proxy Summary  ›  Corporate Governance

Corporate Governance

Non-Binding Advisory Vote on Executive Compensation

Proposal Number Five is our annual advisory vote on the Company’s executive compensation philosophy and program. Detailed information regarding these matters is included under the heading “Compensation Discussion & Analysis,” and we urge you to read it in its entirety. Our compensation philosophy and structure for executive officers remains dedicated to the concept of paying for performance and continues to be heavily weighted with performance-based awards.

8        Johnson Controls International plc

Proxy Summary  ›  Approval of the Johnson Controls International plc 2021 Equity and Incentive Plan

Approval of the Johnson Controls International plc 2021 Equity and Incentive Plan

Proposal Number Six is a vote to approve the Johnson Controls International plc 2021 Equity and Incentive Plan (the “2021 Plan”). As described in more detail in this proxy statement, approving this plan will allow us to continue to compensate our executives, employees and directors with equity-based awards, such as performance share units, restricted share units and options, consistent with our “pay for performance” philosophy. Granting these awards also helps us to maintain competitive compensation levels and attract and retain employees and directors without depleting our cash reserves. A detailed description of the 2021 Plan is included under the heading “Approval of the Johnson Controls International plc 2021 Equity and Incentive Plan”. A complete copy of the 2021 Plan is attached to this Proxy Statement as Annex B.

2021 Plan Proposal Summary
PLAN TERM

The 2021 Plan was adopted by the Board on December 10, 2020, subject to obtaining shareholder approval, and will, unless earlier terminated by the Board, terminate on the 10th anniversary of the 2021 Annual General Meeting of Shareholders.

SHARES AUTHORIZED
55,000,000 ordinary shares have been reserved for issuance under the 2021 Plan.
ELIGIBLE PARTICIPANTS

Any officer or other employee of our company or its affiliates (including any individual that our company or one of its affiliates has engaged to become an officer or employee), any consultant or advisor who provides services to our company and its affiliates, or any non-employee member of our Board of Directors.

AWARD TYPES
1. Options	5. Performance Share Units
2. Share Appreciation Rights	6. Cash Incentive Awards
3. Restricted Shares	7. Other Share-Based Awards
4. Restricted Share Units	8. Dividends and Dividend Equivalents
ADMINISTRATION

By the Compensation and Talent Development Committee, except that the Board acts as the administrator with respect to awards issued to non-employee directors.

Our Chief Executive Officer may act as the administrator with respect to awards granted to employees who are not Section 16 officers.

BEST PRACTICES

Prohibition on Repricing and Backdating. The 2021 Plan explicitly prohibits repricing and backdating of stock options and share appreciation rights.

Limitations on Payments of Dividends on Unvested Awards. The 2021 Plan prohibits the payment of dividends on unvested restricted shares and dividend equivalents on unvested restricted share units or performance share units unless and until the underlying awards vest.

Minimum Vesting Period. Awards granted under the 2021 Plan have a minimum vesting period of at least one year, except that up to 5% of the ordinary shares reserved under the 2021 Plan may be exempted from the minimum vesting period requirement.

Clawback. All awards granted under the 2021 Plan are subject to the Company’s recoupment policy.

Reasonable Limit on Full-Value Awards. For purposes of calculating the shares that remain available for issuance under the 2021 Plan, grants of options and stock appreciation rights will be counted as the grant of one share for each one option or stock appreciation right actually granted. However, to protect shareholders from potentially greater dilutive effect of full value awards, all grants of full value awards will be deducted from the 2021 Plan’s share reserve as 3.46 shares for every one share actually granted.

Prohibition on Liberal Share Recycling Practices. The 2021 Plan does not allow for the re-granting of shares that are withheld to pay the exercise price of options or that are delivered or withheld to satisfy the tax withholding obligations with respect to any award.

2021 Notice and Proxy Statement        9

AGENDA ITEMS

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Sustainability Committee, the Board has nominated for election at the Annual General Meeting a slate of 12 nominees, all of whom currently serve on our Board. Biographical information regarding each of the nominees is set forth below. We are not aware of any reason why any of the nominees will not be able to serve if elected. The term of office for members of the Board of Directors commences upon election and terminates upon completion of the first Annual General Meeting of Shareholders following election.

Jean Blackwell, Age 66 Director Since: June 2018 Independent: Yes Committee: Compensation Other Public Directorships: • Celanese Corporation • Ingevity Corporation

Ms. Blackwell served as Chief Executive Officer of Cummins Foundation and Executive Vice President, Corporate Responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, from March 2008 until her retirement in March 2013. She previously served as Executive Vice President and Chief Financial Officer from 2003 to 2008, Vice President, Cummins Business Services from 2001 to 2003, Vice President, Human Resources from 1998 to 2001, and Vice President and General Counsel from 1997 to 1998 of Cummins Inc. Prior thereto, Ms. Blackwell was a partner at the Indianapolis law firm of Bose McKinney & Evans LLP from 1984 to 1991. She has also served in state government, including as Executive Director of the Indiana State Lottery Commission and State of Indiana Budget Director. Ms. Blackwell serves as a Director of Celanese Corporation, a global technology and specialty materials company, and Ingevity Corporation, a leading global manufacturer of specialty chemicals and high performance carbon materials. Ms. Blackwell previously served as a Director of Essendant Inc., a leading national wholesale distributor of business products, from 2007 to 2018 and Phoenix Companies Inc., a life insurance company, from 2004 to 2009.

Skills and Qualifications

Extensive experience as a business leader, including serving as the Chief Financial Officer of Cummins Inc. Deep financial acumen as CFO and senior finance leader in engine-related industry. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Extensive experience with public policy and ESG topics through service as CEO of Cummins Foundation and Executive Vice President of Corporate Responsibility for Cummins Inc. Experience leading global teams.

Pierre Cohade, Age 59 Director Since: December 2018 Independent: Yes Committee: Audit Other Public Directorships: • CEAT Ltd. • Acorn International Inc.

Mr. Cohade served as the Chief Executive Officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to 2016. From 2013 to 2015, Mr. Cohade was a Senior Advisor at ChinaVest, Wells Fargo’s investment banking affiliate in China. During 2012, he served as an independent consultant for various private equity concerns. Prior thereto he served as the President, Asia Pacific, of The Goodyear Tire & Rubber Company from 2004 to 2011. From 2003 to 2004, Mr. Cohade served as the Division Executive Vice President of the Global Water and Beverage division of Danone SA. From 1985 to 2003, Mr. Cohade served in roles of increasing responsibility at Eastman Kodak Co., ultimately serving as the Chairman of Kodak’s Europe, Africa, Middle East and Russia Region. Mr. Cohade serves as a Director of CEAT Ltd. (one of India’s leading tire manufacturers), Acorn International Inc., (a leading marketing and branding company in China focused on content creation, distribution, and product sales through digital media), and Deutsche Bank China. Mr. Cohade is currently the Chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China, and is an independent advisor to companies on China, strategy and operations.

Skills and Qualifications

Extensive experience as a business leader in a number of industries. Experience leading large business units at The Goodyear Tire & Rubber Company, Danone SA, and Eastman Kodak Co. Significant experience in a number of senior global positions, with extensive experience and expertise in China. Deep experience in the consumer products industry. Experience in overseeing manufacturing and operations in China at The Goodyear Tire & Rubber Company and Triangle Tyre. Experience engaging with regulators and governments on public policy issues in Asia. Experience leading corporate responsibility initiatives at Goodyear Tire & Rubber Company and Triangle Tyre. Experience leading global teams.

10        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

Michael E. Daniels, Age 66 Director Since: March 2010 Independent: Yes Committees: Compensation, Executive Other Public Directorships: • Thomson Reuters • SS&C Technologies, Inc.

Prior to his retirement in March 2013, Mr. Daniels was the Senior Vice President and Group Executive of IBM Services, a business and IT services company with operations in more than 160 countries around the world. In this role, Mr. Daniels had worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since he joined IBM in 1976, Mr. Daniels held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America; its Global Services team in the Asia Pacific region; Product Support Services; Availability Services; and Systems Solutions. Mr. Daniels serves as a Director of Thomson Reuters, a provider of intelligent information for businesses, and SS&C Technologies, a provider of specialized software, software enabled-services and software as a service solutions to the financial services industry.

Skills and Qualifications

Decades of senior leadership experience at IBM. Broad and extensive global business experience in a wide range of global roles as an executive at IBM, including decades of experience in the service space. Deep understanding of critical areas of enterprise service functions and information technology, including cybersecurity. Experience as a senior manager of a global organization as well as international experience living and working in a variety of cultures. Experience leading global teams at IBM and in service on the compensation committee of public companies.

Juan Pablo del Valle

Perochena, Age 48

Director Since: September 2016

Independent: Yes

Committees: Governance, Executive

Other Public Directorships:

•  Orbia Advance Corporation,

   S.A.B. de C.V.

•  Elementia S.A.B.

Mr. Perochena has been the Chairman of Orbia Advance Corporation, S.A.B. de C.V., a provider of precision agriculture, data communications and building materials and a subsidiary of Kaluz, S.A. de C.V., since April 2011. He became a member of our Board in connection with the merger of Johnson Controls, Inc. and a subsidiary of Tyco International plc in September 2016. He has been a Director of Orbia Advance Corporation, S.A.B. de C.V. since 2001, and serves as a Director of Kaluz, S.A. de C.V., and Elementia S.A. de C.V., a manufacturer and marketer of building materials in the Americas. He is a former Director of Grupo Pochteca S.A.B., a manufacturer and marketer of specialty chemicals and Grupo Lala S.A.B., a dairy products company based in Mexico.

Skills and Qualifications

Significant experience as an executive officer and board member of several Mexican companies. Deep knowledge of the manufacturing industry from his experiences at Orbia Advance Corporation, S.A.B. de C.V. Experience in overseeing transformation utilizing technology and digital as Orbia evolved from a chemical and petrochemical producer into a provider of precision agriculture, data communications and building materials. Significant knowledge of the global marketplace gained from his business experience and background. Experience with public policy and sustainability through his engagement with governments on sustainability issues in his role as Co-Chairman of the Latin American Conservation Counsel and Chairman of the Mexico City Water Fund. Mr. del Valle Perochena’s service with Kaluz, S.A. de C.V. gives him unique insight into the construction industry and real estate development. Experience leading global teams.

2021 Notice and Proxy Statement        11

Agenda Items  ›  Proposal Number One

W. Roy Dunbar, Age 59 Director Since: June 2017 Independent: Yes Committee: Compensation Other Public Directorships: • SiteOne Landscape Supplies

Mr. Dunbar was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a Director of SiteOne Landscape Supply, Inc. and previously served as a Director of Humana, Inc. Lexmark International and iGate.

Skills and Qualifications

Extensive experience leading across functional disciplines. Significant experience as a leader and director across US and international markets. Experience in global leadership and service as a director on the compensation committees of multiple companies. Career-spanning depth of experience across numerous disciplines including healthcare, information technology, payments, insurance and renewable energy.

Gretchen R. Haggerty, Age 65 Director Since: March 2018 Independent: Yes Committee: Audit, Executive Other Public Directorships: • Teleflex Corporation

Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also managed and supervised energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a Director Teleflex Incorporated, a global provider of medical technology products, and is a former Director of USG Corporation, a leading manufacturer of building materials.

Skills and Qualifications

Decades of senior leadership experience at United States Steel Corporation and USX Corporation. Deep financial acumen as CFO and senior finance leader in steel and energy industries. Experience serving on the board of directors of multiple international companies. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams.

12        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

Simone Menne, Age 60 Director Since: March 2018 Independent: Yes Committee: Audit Other Public Directorships: • Bayerische Motoren Werke AG • Deutsche Post DHL Group • Henkel AG & Co. KGaA

Ms. Menne served as Chief Financial Officer at Boehringer Ingelheim GmbH, Germany’s second largest pharmaceutical company, from September 2016 to December 2017. She previously served as the Chief Financial Officer at Deutsche Lufthansa AG (“Lufthansa”) from January 2016 to August 2016 and as a member of its Executive Board from July 2012 to August 2016. She also served as Chief Officer of Finances and Aviation Services at Lufthansa from July 2012 to January 2016. Prior thereto she served in a number of roles of increasing responsibility at Lufthansa from 1989 to 2012. She currently serves on the Supervisory Boards of Bayerische Motoren Werke AG Deutsche Post DHL Group and Henkel AG &Co.KGaA. She also serves on the Börsensachverständigenkommission (Exchange Experts Commission, BSK) and on the Supervisory Board of Russell Reynolds Associates, a global search and leadership advisory firm.

Skills and Qualifications

Decades of senior leadership experience at Lufthansa and Boehringer Ingelheim. Experience serving on the supervisory boards of multiple international companies. Deep financial acumen as CFO and senior finance leader in transportation and pharmaceutical industries. Significant knowledge of the global marketplace gained from her business experience and background. Experience leading global teams in industries driven by technology and innovation.

George R. Oliver, Age 60 Director Since: September 2012 Independent: No Committee: Executive Other Public Directorships: • Raytheon Technologies

Mr. Oliver became our Chairman and Chief Executive Officer in September 2017. He previously served as our President and Chief Operating Officer following the completion of the merger. Prior to that, Mr. Oliver was Tyco’s Chief Executive Officer, a position he held since September 2012. He joined Tyco in July 2006, and served as President of a number of operating segments from 2007 through 2011. Before joining Tyco, he served in operational leadership roles of increasing responsibility at several General Electric divisions. Mr. Oliver also serves as a Director on the board of Raytheon Technologies, an aerospace and defense company, is a Trustee of Worcester Polytechnic Institute, his alma mater, and serves on the Pro Football Hall of Fame Board of Trustees.

Skills and Qualifications

Extensive leadership experience over several decades as an executive at Tyco (now the Company) and GE. Nearly a decade of experience with Tyco, first as president of several of its business units and then as CEO. Experience as a director, CEO and a senior manager of global organizations. Experience leading global teams at Johnson Controls, Tyco and GE. Experience driving Johnson Controls’ sustainability initiatives. Public policy experience through participation in non-governmental organizations including the Business Roundtable and World Economic Forum, as well as engaging with state and national lawmakers on public policy issues. Mr. Oliver offers valuable insights and perspective on the day to day management of the Company’s affairs.

2021 Notice and Proxy Statement        13

Agenda Items  ›  Proposal Number One

Jürgen Tinggren, Age 62 Director Since: March 2014 Independent: Yes Committees: Governance, Executive Other Public Directorships: • N.V. Bekaert S.A.

Mr. Tinggren joined our Board in March 2014. He was the Chief Executive Officer of the Schindler Group, a global provider of elevators, escalators and related services, through December 2013 and was a member of the Board of Directors of Schindler from March 2014 to 2016. He joined the Group Executive Committee of Schindler in April 1997, initially with responsibility for Europe and thereafter for the Asia/Pacific region and the Technology and Strategic Procurement. In 2007, he was appointed Chief Executive Officer and President of the Group Executive Committee of the Schindler Group. Mr. Tinggren also serves on the Board of Directors of N.V. Bekaert S.A., a Belgian based supplier of steel cord products for tire reinforcement and other specialty steel wire products. From 2014 to 2018 he was a Director of the Sika AG Group and from 2017 to 2020 he was a director of OpenText Corporation.

Skills and Qualifications

Extensive global business experience as the CEO and a senior leader of Schindler. Experience as senior executive and director of European based organizations, deep understanding of international markets. Deep understanding of building services, industrial products and installation and service businesses. Deep financial understanding as CEO of Schindler. Significant experience with mergers and acquisitions. Experience leading global teams as CEO of Schindler.

Mark Vergnano, Age 62 Director Since: September 2016 Independent: Yes Committee: Compensation Other Public Directorships: • The Chemours Company

Mr. Vergnano has been the President, Chief Executive Officer and a director of the Chemours Company, a titanium technologies, fluoroproducts, and chemical solutions producer, since July 2015. He joined our Board in September 2016 upon the completion of the merger with Johnson Controls, Inc. Previously, Mr. Vergnano served as Executive Vice President, E. I. du Pont de Nemours and Company from 2009 to June 2015. While at DuPont, he served as Group Vice President—Safety & Protection from 2006 to 2009, Vice President and General Manager—DuPont Surfaces and Building Innovations from 2005 to 2006, and Vice President and General Manager—DuPont Nonwovens from 2003 to 2005.

Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments in DuPont’s global organization. Mr. Vergnano also serves on the Board of Directors for the National Safety Council, and serves on the American Chemistry Council, where he chairs the Sustainability Committee.

Skills and Qualifications

Extensive global business experience as an executive and CEO of Chemours and DuPont. Experience as senior executive of a multinational company. Deep understanding of the operations, global sales and marketing in the chemical manufacturing industry. Deep financial understanding as CEO of Chemours. Experience leading global teams as CEO of Chemours and in managing a variety of functions and business units at DuPont, including developing and driving Dupont’s government affairs, public policy and corporate social responsibility strategies.

14        Johnson Controls International plc

Agenda Items  ›  Proposal Number One

R. David Yost, Age 73 Director Since: March 2009 Independent: Yes Committee: Audit Other Public Directorships: • Marsh & McLennan Companies, Inc. • Bank of America

Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 2011 when he retired. He was Chairman and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a Director of Marsh & McLennan Companies, Inc. and Bank of America, and is a member of the Board of the United States Air Force Academy Foundation, and serves on its Executive Committee.

Skills and Qualifications

Extensive leadership experience gained as the CEO and a director of AmerisourceBergen. Significant corporate governance experience serving as a director of multiple public companies. Exposure to complex risk management concepts gained as a director of Marsh & McLennan and Bank of America. Experience leading global teams as CEO of AmerisourceBergen.

John D. Young, Age 56 Director Since: December 2017 Independent: Yes Committee: Governance Other Public Directorships: None

Mr. Young has served as Chief Business Officer of Pfizer Inc. since January 2019. From January 2018 to December 2018, he served as Group President of Pfizer Innovative Health, and from June 2016 to January 2018 he served as Group President, Pfizer Essential Health. He was Group President, Global Established Pharma Business for Pfizer from January 2014 until June 2016 and President and General Manager, Pfizer Primary Care from June 2012 until December 2013. He also served as Pfizer’s Primary Care Business Unit’s Regional President for Europe and Canada from 2009 until June 2012 and U.K. Country Manager from 2007 until 2009.

Skills and Qualifications

Extensive experience as a business leader with 30 years’ experience with Pfizer. Experience leading large business units at Pfizer. Significant experience in a number of senior global positions at Pfizer. Specialized expertise in developing healthcare solutions in a variety of medical disciplines, including through technology and innovation. Experience in corporate social responsibility as a member of the Board of the Pfizer foundation and overseeing Pfizer’s ESG strategy and commitments. Experience leading global teams.

Election of each Director requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Each Director’s election is the subject of a separate resolution and shareholders are entitled to one vote per share for each separate Director election resolution.

The Board unanimously recommends that shareholders vote FOR the election of each nominee for Director to serve until the completion of the next Annual General Meeting.

2021 Notice and Proxy Statement        15

Agenda Items  ›  Proposal Number Two

PROPOSAL NUMBER TWO

APPOINTMENT OF AUDITORS AND AUTHORITY TO SET REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors for the fiscal year ended September 30, 2020. The Audit Committee has selected and appointed PwC to audit our financial statements for the fiscal year ending September 30, 2021. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of PwC as our independent auditors for the fiscal year ending September 30, 2021 and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. If the appointment of PwC is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee, in its discretion, may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information, information on our pre-approval policy of audit and non-audit services, and the Audit Committee Report, please see below.

The ratification of the appointment of the independent auditors and the authorization for the Audit Committee to set the remuneration for the independent auditors requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

The Audit Committee and the Board unanimously recommend a vote FOR these proposals.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered to the Company by its independent auditors as of and for the two most recent fiscal years are set forth below. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year. Fees for fiscal year 2020 include fees billed or reasonably expected to be billed by PwC. All Audit, Audit-Related, Tax and All Other services described below were pre-approved by the Audit Committee.

	Fiscal Year 2020		Fiscal Year 2019

	(in millions	)	(in millions	)

Audit Fees	$21.5		$22.8

Audit-Related Fees	0.7		1.1

Tax Fees	3.4		4.8

All Other Fees	0.1		0.1

Total	$25.7		$28.8

Audit Fees for the fiscal year ended September 30, 2020 were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

Audit-Related Fees for the fiscal year ended September 30, 2020 were for services rendered by PwC and include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions, and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance

16        Johnson Controls International plc

Agenda Items  ›  Proposal Number Two

with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax Fees for the fiscal year ended September 30, 2020 were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees for the fiscal years ended September 30, 2020 were for services rendered by PwC and primarily include fees associated with information technology consulting, training seminars related to accounting, finance and tax matters, and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In March 2004, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. The policy provides that the Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services, and ensuring compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. No service may extend for more than 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from the Corporate Controller or his or her delegate.

In accordance with the policy, the chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors for a specific service when the entire Committee is unable to do so. All such pre-approvals must be reported to the Audit Committee at the next Committee meeting.

Audit Committee Report

The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Johnson Controls’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Johnson Controls’ independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Johnson Controls’ consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the U.S. GAAP consolidated financial statements for the fiscal year ended September 30, 2020, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Management represented to the Committee that Johnson Controls’ U.S. GAAP consolidated financial statements were prepared in accordance with U.S. GAAP. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Johnson Controls and its management as required under Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

2021 Notice and Proxy Statement        17

Agenda Items  ›  Proposal Number Two

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Johnson Controls’ audited consolidated financial statements in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2020 filed with the Securities and Exchange Commission and that such report be included in Johnson Controls’ annual report to shareholders for the fiscal year ended September 30, 2020.

Submitted by the Audit Committee,

Gretchen R. Haggerty, Chair

Pierre Cohade

Simone Menne

David Yost

18        Johnson Controls International plc

Agenda Items  ›  Proposal Number Three

PROPOSAL NUMBER THREE

AUTHORIZATION TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases or overseas market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases and overseas market purchases of up to 10% of the Company’s issued shares. This authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently expects to effect repurchases under our existing share repurchase authorization as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases or overseas market purchases of the Company’s shares unless the resolution is adopted.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a market recognized for the purposes of the Companies Act 2014. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 71,950,000 ordinary shares of US$0.01 each (which represents slightly less than 10% of the Company’s issued ordinary shares).

(b) The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c) This general authority will be effective from the date of passing of this resolution and will expire on the earlier of the date of the Annual General Meeting in 2022 or eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The authorization for the Company and/or any of its subsidiaries to make market purchases and overseas market purchases of Company shares requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

2021 Notice and Proxy Statement        19

Agenda Items  ›  Proposal Number Four

PROPOSAL NUMBER FOUR

DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury (including by way of re-allotment off-market). In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose the renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-allotted are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment, save that the minimum price for a re-allotment to satisfy an obligation under an employee share plan is the par value of a share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-allotted shall be as follows:

(a) the maximum price at which such treasury share may be re-allotted shall be an amount equal to 120% of the “market price,” and

(b) the minimum price at which a treasury share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price,” and

(c) for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the earlier of the date of the Annual General Meeting of the Company held in 2022 or eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of section 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

The authorization of the price range at which the Company may re-allot any shares held in treasury requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

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Agenda Items  ›  Proposal Number Five

PROPOSAL NUMBER FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment with regard to the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this proxy statement entitled “Compensation Discussion & Analysis,” and endorse or not endorse our fiscal 2020 executive compensation philosophy, programs and policies and the compensation paid to the Named Executive Officers.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Although the vote is non-binding, our Board and the Compensation and Talent Development Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation and Talent Development Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Advisory Non-Binding Resolution

The text of the resolution, which if thought fit, will be passed as an advisory non-binding resolution at the Annual General Meeting, is as follows:

RESOLVED, that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis section of this proxy statement.

The Board unanimously recommends that shareholders vote FOR this proposal.

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Agenda Items  ›  Proposal Number Six

PROPOSAL NUMBER SIX

APPROVAL OF THE JOHNSON CONTROLS INTERNATIONAL PLC 2021 EQUITY AND INCENTIVE PLAN

Our Board is asking our shareholders to approve the Johnson Controls International plc 2021 Equity and Incentive Plan (the “2021 Plan”), including the authority to issue 55,000,000 of our ordinary shares under the 2021 Plan. As we describe in the Compensation Discussion and Analysis on page 56, performance-based pay elements, including equity-based awards, are important components of our overall compensation program.

We believe that awarding performance share units, options, and restricted shared units reflects our executive compensation philosophy and the principle of pay for performance. Each of these equity awards allows us to attract and retain highly-qualified employees and executives, motivate our employees and executives to achieve our overall business objectives, and align our directors’ executives’ and employees’ interests with those of our shareholders. If our share price decreases, so does the value of the award holder’s compensation. In addition, performance share units encourage our executives to focus on financial objectives that are tied to our overall long-term performance and shareholder value. Providing equity awards also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements without depleting our cash reserves.

All of these pay elements — performance share units, options, and restricted share units—are currently delivered under a shareholder-approved plan that governs the awards’ terms and conditions. If shareholders approve the 2021 Plan, then we intend to deliver these or similar pay elements under the 2021 Plan.

Effect of Proposal on Existing Share and Incentive Compensation Plan

We currently grant equity awards under the Johnson Controls International plc 2012 Share and Incentive Plan (the “Prior Plan”). If our shareholders approve the 2021 Plan, then the Prior Plan will terminate on the date of approval, no new awards will be granted under the Prior Plan, and the authority to issue the remaining ordinary shares reserved for issuance under the Prior Plan will terminate. However, all awards that we granted under the Prior Plan that are outstanding as of the date that shareholders approve the 2021 Plan will remain outstanding and will continue to be governed by the Prior Plan.

If shareholders do not approve the 2021 Plan, then the Prior Plan will remain in effect in accordance with its terms. However, there will be insufficient shares available under the Prior Plan to continue to make annual equity awards to our employees, executives and directors and to provide grants to new hires in the coming years. In this event, the Compensation and Talent Development Committee of our Board (the “Compensation Committee”) would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate employees and executives, which would likely require significant use of our cash reserves. As of December 15, 2020, there were approximately 19,736,355 ordinary shares available for future equity grants under the Prior Plan. The Prior Plan would apply a 1-for-3.32 fungible share ratio to any of these shares made subject to full value awards.

As of December 15, 2020, there were 3,579,031 ordinary shares subject to outstanding restricted stock units and 1,262,319 ordinary shares subject to performance share units that had not been earned (at target performance) under the Prior Plan, and 10,179,980 ordinary shares subject to outstanding options. As of December 15, 2020, the options had a weighted average exercise or grant price of $37.80 and a weighted average term of 5.67 years.

Authorized Shares, Share Price, Dilution and Run Rate

We currently have authorized 2,000,000,000 ordinary shares with a nominal value of $0.01. There were 719,574,821 ordinary shares issued and outstanding as of January 7, 2021, and the closing price of one of our ordinary shares on the New York Stock Exchange as of that date was $51.18.

In order to determine the number of ordinary shares to be authorized under the 2021 Plan, we considered our need for shares, based on the current and expected future equity grant mix, and the potential dilution that awarding the requested shares may cause to existing shareholders. We examined a number of factors, including our run rate and an overhang analysis.

Based on our review of historical and projected grant practices, we have provided that 55,000,000 shares be authorized under the 2021 Plan. As described above, if the 2021 Plan is approved, no further grants will be made under the 2012 Plan, so any shares reserved under the 2012 Plan that are not subject to outstanding awards at the time the 2021 Plan is approved would

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Agenda Items  ›  Proposal Number Six

no longer be available for future awards under that 2012 Plan. We are seeking shareholder approval for the 2021 Plan and the pool of shares available under the 2021 Plan, which we expect is sufficient for approximately five years of awards based upon the historic rates of awards by the Compensation Committee under the 2012 Plan.

We considered the run rate with respect to our equity awards relative to market levels. The run rate represents the total number of restricted stock units and stock options granted, and performance share units granted, in a fiscal year divided by the weighted-average total shares of our ordinary shares outstanding for the year.

A calculation of our run rate for the last three fiscal years is below (Shares in millions):

Fiscal Year	Restricted Stock I Units Granted	Performance shares Granted	Stock Options Granted	Total	Weighted Average Ordinary Shares Outstanding	Run Rate
2020	2,053,292	476,939	1,347,310	3,877,541	751,000,000	0.52%
2019	2,384,747	595,594	1,741,510	4,721,851	870,200,000	0.54%
2018	2,274,160	496,478	1,376,807	4,147,445	925,700,000	0.45%
3-year average						0.50%

We were satisfied that our run rate over the past three years was at an acceptable level.

Because this proposal to approve the 2021 Plan does not contemplate the amount or timing of specific equity awards in the future, other than as described under “New Plan Benefits” below, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Compensation Committee with respect to equity awards and other incentives is set forth under “Compensation Discussion and Analysis” below.

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Agenda Items  ›  Proposal Number Six

Summary of the Terms of the 2021 Plan

The following sections provide a summary of the material provisions of the 2021 Plan, a copy of which is attached hereto as Annex B and is incorporated by reference herein. This summary and the highlights above are qualified in their entirety by reference to the full and complete text of the 2021 Plan. Any inconsistencies between this summary or the highlights above and the text of the 2021 Plan will be governed by the text of the 2021 Plan.

2021 Plan Proposal Summary
PLAN TERM

The 2021 Plan was adopted by the Board on December 10, 2020, subject to obtaining shareholder approval, and will, unless earlier terminated by the Board, terminate on the 10th anniversary of the 2021 Annual General Meeting of Shareholders.

SHARES AUTHORIZED
55,000,000 ordinary shares have been reserved for issuance under the 2021 Plan.
ELIGIBLE PARTICIPANTS

Any officer or other employee of our company or its affiliates (including any individual that our company or one of its affiliates has engaged to become an officer or employee), any consultant or advisor who provides services to our company and its affiliates, or any non-employee member of our Board of Directors.

AWARD TYPES
1. Options	5. Performance Share Units
2. Share Appreciation Rights	6. Cash Incentive Awards
3. Restricted Shares	7. Other Share-Based Awards
4. Restricted Share Units	8. Dividends and Dividend Equivalents
ADMINISTRATION

By the Compensation and Talent Development Committee, except that the Board acts as the administrator with respect to awards issued to non-employee directors.

Our Chief Executive Officer may act as the administrator with respect to awards granted to employees who are not Section 16 officers.

BEST PRACTICES

Prohibition on Repricing and Backdating. The 2021 Plan explicitly prohibits repricing and backdating of stock options and share appreciation rights.

Limitations on Payments of Dividends on Unvested Awards. The 2021 Plan prohibits the payment of dividends on unvested restricted shares and dividend equivalents on unvested restricted share units or performance share units unless and until the underlying awards vest.

Minimum Vesting Period. Awards granted under the 2021 Plan have a minimum vesting period of at least one year, except that up to 5% of the ordinary shares reserved under the 2021 Plan may be exempted from the minimum vesting period requirement.

Clawback. All awards granted under the 2021 Plan are subject to the Company’s recoupment policy.

Reasonable Limit on Full-Value Awards. For purposes of calculating the shares that remain available for issuance under the 2021 Plan, grants of options and stock appreciation rights will be counted as the grant of one share for each one option or stock appreciation right actually granted. However, to protect shareholders from potentially greater dilutive effect of full value awards, all grants of full value awards will be deducted from the 2021 Plan’s share reserve as 3.46 shares for every one share actually granted.

Prohibition on Liberal Share Recycling Practices. The 2021 Plan does not allow for the re-granting of shares that are withheld to pay the exercise price of options or that are delivered or withheld to satisfy the tax withholding obligations with respect to any award.

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Agenda Items  ›  Proposal Number Six

Purpose

The two complementary purposes of the 2021 Plan are (1) to attract and retain outstanding individuals to serve as officers, employees, consultants and directors, and (2) to increase shareholder value by aligning the interests of our employees and directors with those of our shareholders.

Administration

The Compensation Committee is the administrator for the 2021 Plan, except that the Board acts as the administrator with respect to awards issued to non-employee directors and, subject to any limitations imposed by law and any restrictions imposed by the Compensation Committee, our Chief Executive Officer may act as the administrator with respect to awards granted to employees who are not “officers” subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board may delegate some or all of its authority under the 2021 Plan to a committee of the Board or to one or more of our officers, and the Compensation Committee may delegate some or all of its authority to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to share-based awards made to individuals subject to Section 16 of the Exchange Act unless the delegation is to a committee of the Board that consists only of non-employee directors.

The administrator has the authority to select the eligible individuals who will receive awards under the 2021 Plan, determine the terms and conditions of each award, interpret the provisions of the 2021 Plan and any award, make, change and rescind rules and regulations relating to the 2021 Plan and change or reconcile any inconsistency in any award or agreement covering an award, all in accordance with the terms of the Plan.

Eligibility

Individuals become participants in the 2021 Plan only if they are selected by the administrator to receive an award. The administrator (to the extent of its authority) may designate any of the following as a participant under the 2021 Plan: any officer or other employee of our company or its affiliates (including any individual that our company or one of its affiliates has engaged to become an officer or employee), any consultant or advisor who provides services to our company and its affiliates, or any non-employee member of our Board of Directors. There are currently approximately 18,368 employees, 0 consultants and advisors, and 11 non-employee directors, each of whom currently meet the eligibility requirements to participate in the 2021 Plan if it is approved by our shareholders. Historically, we have made grants of cash or share awards to approximately 19,000 employees and all of our non-employee directors each year, but have not made grants to any consultants or advisors.

Non-employee directors may not receive awards during a fiscal year that are valued, as of their grant date, in excess of $750,000 less the value of all other compensation paid to such director during the fiscal year.

Shares Reserved under the 2021 Plan

The 2021 Plan provides that 55,000,000 ordinary shares are reserved for issuance under the 2021 Plan, all of which may be issued pursuant to “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code, referred to herein as the “Code”).

The number of ordinary shares reserved under the 2021 Plan is depleted when an award is granted by one share for each option or share appreciation right granted, and by 3.46 shares for every share that may be issued under an award other than an option or share appreciation right. An award that may only be settled in cash does not deplete the reserve.

In general: (a) if an award granted under the 2021 Plan expires, is canceled or terminates without the issuance of shares under the award or is settled in cash in lieu of shares; (b) if it is determined during or at the conclusion of the term of an award that all or some portion of the shares under the award will not be issuable on the basis that the conditions for such issuance will not be satisfied; or (c) if shares are forfeited under an award or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will again be available for issuance under the 2021 Plan in the same number as they depleted the reserve, except that shares reacquired pursuant to reserved rights may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event will the following ordinary shares be recredited to the 2021 Plan’s reserve: shares tendered in payment of or withheld to satisfy the exercise price of an option or as a result of the net settlement of an outstanding share appreciation right (subject to compliance with applicable law); shares withheld to satisfy federal, state or local tax withholding obligations (including in connection with the exercise or net settlement of an outstanding share appreciation right); or shares purchased by us (subject to compliance with applicable law) using proceeds from option exercises.

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Agenda Items  ›  Proposal Number Six

Types of Awards

Awards under the 2021 Plan may consist of options, share appreciation rights, performance share units, restricted shares, restricted share units, cash incentive awards, and other share based awards. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or (subject to the 2021 Plan’s prohibition on repricing) in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Options

The administrator has the authority to grant options to purchase our ordinary shares and to determine all terms and conditions of each option, including:

•	the number of options granted;

•

whether an option is to be an incentive stock option or nonqualified share option, provided that if the aggregate fair market value of the shares subject to the portion of an incentive stock option that becomes exercisable during a calendar year exceeds $100,000, then the option is treated as a nonqualified share option to the extent the $100,000 limitation is exceeded;

•	the date of grant, which may not be prior to the date of the administrator’s approval of the grant;

•	the exercise price per share, which may not be less than the fair market value of an ordinary share on the date of grant; and

•	the terms and conditions of exercise, provided that the expiration date will not be later than 10 years after the grant date.

Fair market value is generally defined as the last sales price of one of our ordinary shares for the date in question or, if no sales of our ordinary shares occur on such date, on the last preceding date on which there was such a sale, unless the administrator selects a different method for determining fair market value, as provided under the 2021 Plan.

Notwithstanding the above, each incentive stock option that the administrator grants to an eligible employee who owns more than ten percent of the total combined voting power of all classes of shares then issued by our company or a subsidiary must have an exercise price at least equal to 110% of the fair market value of an ordinary share on the date of grant and must terminate no later than five years after the date of grant.

Share Appreciation Rights

The administrator has the authority to grant share appreciation rights, which is the right of a participant to receive cash and/or ordinary shares with a fair market value equal to the appreciation of the fair market value of a number of ordinary shares during a specified period of time. The 2021 Plan provides that the administrator determines all terms and conditions of each share appreciation right, including:

•	the number of ordinary shares to which the share appreciation right relates;

•	the date of grant, which may not be prior to the date of the administrator’s approval of the grant;

•	the grant price, which may not be less than the fair market value of the ordinary shares subject to the share appreciation right on the date of grant;

•	the terms and conditions of exercise or maturity;

•	the term of the share appreciation right, provided that the term must expire no later than 10 years after the date of grant; and

•	whether the share appreciation right will settle in cash, ordinary shares or a combination of the two.

Share and Unit Awards

The administrator has the authority to grant awards of restricted shares, restricted share units, and performance share units. These types of awards are defined as follows:

•	restricted shares means ordinary shares that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer;

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Agenda Items  ›  Proposal Number Six

•	a restricted share unit means the right to receive a payment, in cash or shares, equal to the fair market value of one ordinary share; and

•	a performance share unit means the right to receive a payment, in cash or shares, equal to the fair market value of an ordinary share to the extent performance goals are achieved.

The administrator determines all terms and conditions of each award of restricted shares, restricted share units and performance share units, including:

•	the number of ordinary shares to which such award relates;

•	whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award;

•	the period of restriction with respect to restricted shares or restricted share units and the performance period for performance share units; and

•	with respect to restricted share units and performance share units, whether the awards will settle in cash, in ordinary shares, or in a combination of the two.

Cash Incentive Awards

The administrator has the authority to grant cash incentive awards under the 2021 Plan, which is the right to receive a cash payment to the extent performance goals or other requirements are met. The administrator will determine all of the terms and conditions of each cash incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment.

Other Share-Based Awards

The administrator has the authority to grant other types of shared-based awards, including, but not limited to, unrestricted ordinary shares (such as, for example, in lieu of cash compensation or as a bonus) or rights to acquire our ordinary shares from us. The administrator determines all terms and conditions of these share-based awards, including the time or times at which such award is made and the number of ordinary shares to be granted pursuant to such award, except that any award that provides for purchase rights must be priced at 100% of the fair market value of our ordinary shares on the date the award is approved.

Dividends and Dividend Equivalents

The administrator may provide that restricted shares will have a right to receive dividends and that restricted share units, performance share units, and other “full value” awards (which is an award the value of which is measured as the full value of a share, rather than the increase in the value of a share) have a right to “dividend equivalent units,” which is the right to receive a payment, in cash or ordinary shares, equal to the cash dividends or other distributions that we pay with respect to the ordinary shares underlying the award. As a result, no dividends or dividend equivalents may be granted with respect to awards of share options or share appreciation rights.

However, no dividends or dividend equivalents may be paid with respect to unvested awards, and instead will, at the administrator’s discretion, either be reinvested in additional restricted shares, restricted share units, or performance share units, as applicable, having the same vesting criteria as the original award, or accumulated and paid in cash or shares at the same time and to the same extent that the underlying award vests.

Performance Goals

The administrator may select any objective or subjective performance goals, including individual performance goals, for an award under the 2021 Plan. Performance goals may, but are not required to, relate to one or more of the following: basic or diluted earnings per share on a consolidated basis, total shareholder return, fair market value of our ordinary shares, net sales, cost of sales, gross profit, selling, general and administrative expenses, operating income, segment income, earnings before interest and the provision for income taxes (EBIT), earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA), net income, accounts receivable, inventories, trade working capital, return on equity, return on assets, return on invested capital, return on sales, economic value added, or other measure of profitability that considers the cost of capital employed, free cash flow, net cash provided by operating activities, net increase (decrease) in cash and cash equivalents, customer satisfaction, which may include customer backlog and/or relationships, market share, quality, safety,

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Agenda Items  ›  Proposal Number Six

realization or creation of innovation projects or products, employee engagement, employee and/or supplier diversity improvement, sustainability measures, such as reduction in greenhouse gases, completion of integration of acquired businesses and/or strategic activities, and development, completion and implementation of succession planning.

Minimum Vesting Period

All awards granted under the 2021 Plan that can be settled in ordinary shares will have a vesting period of at least one year from the date of grant, except that such minimum vesting period will not apply with respect to up to five percent 5% of the ordinary shares reserved under the 2021 Plan. For awards granted to non-employee directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting as long as such period of time is at least 50 weeks.

Effect of Termination of Employment or Service on Awards; Waiver of Vesting

The administrator will have the discretion to determine, at the time an award is made to a participant or any time thereafter, the effect of the participant’s termination of employment or service with our company or our affiliates on the award. The administrator may waive any vesting period upon termination of employment or service or any other event in its sole and absolute discretion.

Transferability and Restrictions on Exercise

No award (other than unrestricted shares), and no right under any such award, is assignable, alienable, saleable, or transferable by a participant except by will or by the laws of descent and distribution, unless and to the extent the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death, or approves the transfer of an award.

Each award, and each right under any award, will be exercisable during the lifetime of the participant only by the participant or, if permissible under applicable law, by such individual’s guardian or legal representative.

Adjustments

If any of the following occurs:

•	we are involved in a merger or other transaction in which our ordinary shares are changed or exchanged;

•	we subdivide or combine our ordinary shares or we declare a dividend payable in our ordinary shares, other securities or other property;

•

we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of an ordinary share at the time the dividend is declared, or we effect any other dividend or other distribution on our ordinary shares in the form of cash, or a repurchase of ordinary shares, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our ordinary shares; or

•

any other event occurs, which, in the judgment of the Board or Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2021 Plan, then the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the 2021 Plan and subject to certain provisions of the Code, adjust: (a) the number and type of shares subject to the 2021 Plan and which may, after the event, be made the subject of awards; (b) the number and type of shares subject to outstanding awards; (c) the grant, purchase or exercise price with respect to any award; and (d) performance goals of an award. If such event causes a change to or elimination of our ordinary shares, then such adjustment may include substitution of each ordinary share then subject to the 2021 Plan with other shares, securities, cash or other property which the holders of our ordinary shares will be entitled to as a result of the occurrence of such event.

In lieu of the foregoing, the administrator may also make a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder) in an amount and at a time determined by the administrator.

None of the foregoing adjustments may be authorized in the case of incentive stock options, however, to the extent that such authority would cause the 2021 Plan to violate Code Section 422(b).

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Agenda Items  ›  Proposal Number Six

In the case of a share dividend (other than a share dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares (including a reverse share split), if no action is taken by the administrator, then the adjustments described above will automatically be made.

In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the administrator may authorize the issuance or assumption of awards under the 2021 Plan, subject to the listing requirements of any principal securities exchange or market on which the shares are then traded.

Change of Control

Unless otherwise provided in an applicable award agreement, employment or retention agreement, or a change of control or severance agreement or plan or policy applicable to a participant, in the event of a change of control (as defined below) of our company, one of the following will occur:

•

Survivor Assumes Awards. If the purchaser, successor or surviving corporation (or parent thereof) (which we refer to as the “Survivor”) so agrees, the Survivor will either assume or issue replacement awards for some or all of the outstanding awards under the 2021 Plan. The assumed or replaced awards will have with similar terms and conditions, subject to appropriate adjustments. In this case, the terms of the 2021 Plan do not provide for automatic acceleration of vesting of awards, nor automatic payout, upon a change of control.

However, if the Survivor terminates a participant’s employment within 24 months after the change in control without cause (as defined below), then all outstanding replacement awards will automatically vest in full, assuming for performance awards for which the performance period has not been completed that the performance goals were met at target or, if higher, would continue to be met at the same level of achievement as in effect on the date of the participant’s termination of employment or service. The foregoing treatment would also apply to a participant who is party to an agreement or a plan or policy that contemplates termination of employment for “good reason” if the participant terminates for good reason.

“Cause” for purposes of this plan has the same definition as in an employment or severance plan or policy applicable to the participant or in the participant’s award agreement, but if no such definition exists, then “cause” means the administrator’s determination, made in good faith, that a Participant has committed any of the following: (i) a violation of the provisions of any award agreement, employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the company or an affiliate, or the company’s or an affiliate’s code of ethics or other policy governing the participant’s conduct, as then in effect; (ii) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the company or an affiliate, or a participant’s refusal to perform the duties and responsibilities of the participant’s job; (iii) any conduct that does, or is reasonably likely to, bring the company or an affiliate negative publicity or cause financial or reputational harm to the company or its affiliates; (iv) commission of an act of dishonesty or disloyalty involving the company or an affiliate, including but not limited to theft of company or affiliate property; (v) violation of any federal, state or local law in connection with the participant’s employment or service; (vi) breach of any fiduciary duty to the company or an affiliate; (vii) embezzlement, misappropriation or fraud, whether or not related to the participant’s employment or service; or (viii) the participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.

•

Survivor Does Not Assume Awards. To the extent the Survivor in the change of control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change of control, all outstanding awards will vest in full (assuming, for performance awards for which the performance period has not been completed, that the performance goals were met at target or, if higher, would continue to be met at the same level of achievement as in effect on the date of the change in control) and the value will be paid as soon as practicable following the change in control. The “value” of an option or share appreciation right is the excess, if any, of the price paid per share in the change in control over the exercise or grant price of the award, times the number of shares subject to the award. The “value” of any award valued in relation to full value of a share will equal the price paid per share in the change in control times the number of shares subject to the award.

Except as otherwise expressly provided in any agreement between a participant and us or an affiliate, if the receipt of any payment by a participant in connection with a change in control would result in the payment by the participant of any excise tax provided for in Section 4999 of the Code, then the amount of such payment shall either be reduced to the extent required to prevent the imposition of such excise tax or paid in full (with the participant being required to pay any such excise tax), whichever would maximize the participant’s after tax benefit.

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Agenda Items  ›  Proposal Number Six

A “change of control” is generally defined by the 2021 Plan as the first to occur of the following:

•

The acquisition by a person of beneficial ownership of 35% or more of our then-outstanding ordinary shares or our then-outstanding voting securities (excluding acquisitions from or by us or by any of our employee benefit plans);

•	A change in the majority of our Board members that is not approved by at least a majority of our incumbent Board (or their Board-approved successors);

•

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries, in each case unless, following such event, (a) all or substantially all of the individuals and entities that were the beneficial owners of our then-outstanding ordinary shares or our then-outstanding voting securities beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such event in substantially the same proportions as their ownership immediately prior to such event of the outstanding ordinary shares and the outstanding company voting securities, as the case may be, (b) no person (excluding specified persons) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding ordinary shares of the corporation resulting from such event or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the event, and (c) at least a majority of the members of the board of directors of the corporation resulting from such event were members of our incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such event; or

•	approval by our shareholders of a complete liquidation or dissolution of our company.

Repricing and Backdating Prohibited

Neither the administrator nor any other person may: (a) amend the terms of outstanding options or share appreciation rights to reduce the exercise price of such outstanding options or share appreciation rights; (b) cancel outstanding options or share appreciation rights in exchange for options or share appreciation rights with an exercise price that is less than the exercise price of the original options or share appreciation rights; or (c) cancel outstanding options or share appreciation rights with an exercise price above the current share price in exchange for cash or other securities.

The administrator may not grant an option or share appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Term of 2021 Plan

Unless earlier terminated by our Board, the 2021 Plan will terminate on the 10th anniversary of the 2021 Annual General Meeting of Shareholders.

Termination and Amendment

The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2021 Plan at any time, except:

•	the Board must approve any amendment to the 2021 Plan if we determine such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•

shareholders must approve any amendment to the 2021 Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our ordinary shares are then traded, or any other applicable law; and

•

shareholders must approve any amendment to the 2021 Plan that materially increases the number of ordinary shares reserved under the 2021 Plan, that materially expands the group of individuals that may become participants under the 2021 Plan or that diminishes the prohibitions described above under “Repricing and Backdating Prohibited.”

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award, or that cancels any award, however, will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the 2021 Plan or the modification of an

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Agenda Items  ›  Proposal Number Six

award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our ordinary shares are then traded, to the extent the administrator deems necessary to preserve favorable accounting or tax treatment of any award for us, to the extent the administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award, or to adjust or replace any performance goals applicable to an award at any time before the end of the relevant performance period.

The authority of the administrator to terminate or modify the 2021 Plan or awards will extend beyond the termination date of the 2021 Plan. In addition, termination of the 2021 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the 2021 Plan except as they may lapse or be terminated by their own terms and conditions.

Awards Subject to Recoupment; Compliance with Award Agreement and Plan Required

Awards and any shares issued or cash paid under an award are subject to any recoupment, clawback, equity holding, share ownership or similar policies that we adopt from time to time and any recoupment, clawback, equity holding, share ownership or similar requirements made applicable to us from time to time by law, regulation or listing standards. In addition, unless an award agreement specifies otherwise, the administrator may cancel any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the 2021 Plan.

Foreign Participation

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the 2021 Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the 2021 Plan in a foreign country will not affect the terms of the 2021 Plan for any other country.

Certain Federal Income Tax Consequences

The following summarizes certain United States federal income tax consequences relating to the 2021 Plan. The summary is based upon the laws and regulations in effect for the United States as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under non-U.S. laws, or U.S. state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact U.S. federal income tax treatment of transactions under the 2021 Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Options

The grant of an option under the 2021 Plan will create no income tax consequences to us or to the participant.

A participant who is granted a nonqualified share option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares received upon exercise over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the ordinary shares received with respect to such option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the ordinary shares acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the ordinary shares acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of ordinary shares on the exercise

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Agenda Items  ›  Proposal Number Six

date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Share Appreciation Rights

The grant of a share appreciation right under the 2021 Plan will create no income tax consequences to us or to the recipient. A participant who is granted a share appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the ordinary shares at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the share appreciation right is settled in our ordinary shares, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the exercise date).

Restricted Shares

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted shares is made under the 2021 Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the shares lapse in an amount equal to the fair market value of the restricted shares at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted shares after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the ordinary shares on the date the restrictions lapse). Any dividends paid in shares will be treated as an award of additional restricted shares subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted shares, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted shares on the date of the award (less the amount, if any, the participant paid for such restricted shares). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted shares will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted shares (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted shares, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Share Units and Performance Share Units

A participant will not recognize income and we will not be entitled to a deduction at the time an award of a restricted share unit or performance share unit is made under the 2021 Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Any dividend equivalent units that are paid in additional units will have the same tax treatment described in the paragraph above. Dividend equivalent units that are paid in cash will be taxed as ordinary income when paid, and we will be entitled to a corresponding deduction in the same amount at the same time.

Cash Incentive Awards

A participant who is paid a cash incentive award will recognize ordinary income equal to the amount of cash paid, and we will generally be entitled to a corresponding income tax deduction.

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Agenda Items  ›  Proposal Number Six

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction we can take for compensation we pay (including under the 2021 Plan) to our covered employees (generally employees who have served as our Chief Executive Officer or Chief Financial Officer or who have been one of our three other highest paid officers since our 2018 fiscal year) to $1.0 million per year per individual.

Code Section 409A

Awards under the 2021 Plan may constitute, or provide for, a deferral of compensation within the meaning of Section 409A of the Code. If the requirements of Code Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment or settlement) and may be subject to an additional 20% penalty tax and, potentially, interest and other penalties. We have sought to structure the 2021 Plan, and we expect to seek to structure awards under the 2021 Plan, to exempt awards from the application of Code Section 409A or, if such an exemption is not available, to comply with Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued pursuant to Code Section 409A. To the extent that we determine that any award granted under the 2021 Plan is subject to Code Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Code Section 409A. The 2021 Plan and any applicable awards may be modified to exempt the awards from Code Section 409A or comply with the requirements of Code Section 409A.

Code Sections 280G and 4999

Section 280G of the Code limits our income tax deductions for compensation in the event we undergo a change of control. Accordingly, all or some of the amount which would otherwise be deductible may not be deductible with respect to those awards that become immediately exercisable, vested or payable in the event of a change of control. In addition, if Code Section 280G limits our deduction with respect to an award to a given participant, a 20% federal excise tax (i.e., in addition to the federal income tax) will be withheld from that participant under Code Section 4999 on that portion of the cash or value of the ordinary shares received by that participant that is non-deductible under Code Section 280G. As discussed above, the 2021 Plan generally provides that we will either “cut back” a participant’s benefits to the level where the excise tax will not apply, or pay the benefits in full (with the participant being required to cover all taxes, including the excise tax, on such benefits), whichever results in the higher after-tax benefit to the participant.

New Plan Benefits

We cannot currently determine the awards that may be granted under the 2021 Plan in the future to the executive officers named in this proxy statement, to our non-employee directors or to other individuals. The Administrator will make such determinations from time to time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our equity compensation plans as of September 30, 2020:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders	10,114,905	$37.14	26,553,821
Equity compensation plans not approved by shareholders	—	—	—
Total	10,114,905	$37.14	26,553,821

(c)	Reflects the number of shares that remain available under the Prior Plan.

The Board unanimously recommends that shareholders vote FOR this proposal.

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Agenda Items  ›  Proposal Number Seven

PROPOSAL NUMBER SEVEN

AUTHORIZATION FOR DIRECTORS TO ALLOT COMPANY SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2020 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company, which authorization will expire on March 10, 2021 — the date of the 2021 Annual General Meeting. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue shares up to an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring on the earlier of the date of the Company’s Annual General Meeting in 2022 or September 10, 2022, unless otherwise varied, revoked or renewed. The Directors of the Company expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Ordinary Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as an ordinary resolution) is as follows:

“RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US $2,398,000 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s Annual General Meeting in 2022 or September 10, 2022, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

34        Johnson Controls International plc

Agenda Items  ›  Proposal Number Eight

PROPOSAL NUMBER EIGHT

WAIVER OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2020 Annual General Meeting, will expire on March 10, 2021, the date of the 2021 Annual General Meeting. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2022 or September 10, 2022, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 7, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Special Resolution

The text of the resolution in respect of Proposal 8 (which is proposed as a special resolution) is as follows:

“RESOLVED that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by proposal 7 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US $359,000 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the Company’s Annual General Meeting in 2022 or September 10, 2022, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of Proposal 8 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 7.

The Board unanimously recommends that shareholders vote FOR this proposal.

2021 Notice and Proxy Statement        35

GOVERNANCE OF THE COMPANY

Vision and Values of Our Board

Our vision is a safe, comfortable and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the company, and governance at Johnson Controls is intended to optimize both. Johnson Controls also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls.

Johnson Controls’ Values: How We Seek to Conduct Ourselves

36        Johnson Controls International plc

Governance of the Company  ›  Board Mission/Responsibilities

Board Mission/Responsibilities

The mission of the Board is to promote the long-term value and health of Johnson Controls in the interests of shareholders and set an ethical “tone at the top.” All corporate authority is exercised by the Board except for those matters reserved to the shareholders. The Board has retained oversight authority — defining and overseeing the implementation of and compliance with standards of accountability and monitoring the effectiveness of management policies and decisions in an effort to ensure that the Company is managed in such a way to achieve its objectives. The Board delegates its authority to management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation. Management, not the Board, is responsible for managing the Company.

Board Leadership

The Board’s leadership structure generally includes a combined Chairman and CEO role with a strong, independent non-executive lead director. The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Currently, the Board operates with a designated Lead Director with a well-defined role. The Lead Director, currently Mr. Jürgen Tinggren, acts as an intermediary between the Board and senior management. Among other things, the Lead Director’s duties include:

Mr. Tinggren is highly engaged and is routinely in direct contact with members of senior management, including the Chief Financial Officer, the General Counsel, the Corporate Controller, the Corporate Secretary, the Chief Compliance Officer, the head of Corporate Development and the head of Internal Audit, among others. He also has routine discussions with the Company’s independent auditors. Mr. Tinggren’s level of engagement allows him to have a continuous impact on the Company’s strategic and operational initiatives.

Along with the CEO, the Lead Director also hosts Board update calls on a monthly basis in the periods between Board meetings to keep the Directors current on important developments in the business as well as the status of key strategic and

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Governance of the Company  ›  Board Leadership

operational initiatives. These update calls provide Directors with the opportunity to stay current on matters impacting the Company, which facilitates more efficient and robust discussions at the regularly scheduled Board meetings.

Areas of Focus for the Board

Board Oversight of Strategy

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration our key priorities, global trends impacting our business, regulatory developments, and disruptors in our businesses. The Board’s oversight of our strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks faced by each business or region, and the Board provides management with feedback on whether management has identified the key risks and is taking appropriate actions to mitigate risk. In addition to the annual deep-dive strategic review, because the Company’s strategic initiatives are subject to rapidly evolving business dynamics, the Board regularly reviews key strategic initiatives throughout the year to ensure progress is being made against goals, understand where adjustments or refinements to strategy may be appropriate and stay current on issues impacting the business.

The Board’s oversight of strategy was prominent following the onset of the COVID-19 pandemic. The Board worked diligently to assess the impact of pandemic on all facets of the Company, examining macroeconomic and financial impacts, the effect of regulatory actions to combat the pandemic on the Company’s operations, measures taken to protect health and safety of the Company’s employees, the health of the Company’s manufacturing base and supply chain, investor perspectives and the Company’s business continuity strategy. The Board applied this knowledge to provide advice and oversight to management as it worked toward the development of a strategy to mitigate the immediate and potential long-term impacts of the pandemic, protect the health of the Company and its employees and continue to execute on its strategic objectives and deliver value to shareholders. The Board and each of its Committees remained engaged on each of these initiatives throughout the year, regularly receiving updates from management and providing input and oversight as we executed our strategy.

Johnson Controls has a clear vision and growth agenda. The visions and values described above are designed to achieve our mission of helping our customers win everywhere, every day through a relentless focus on customer needs, developing and deploying leading products and technology, distributing our products and services through accessible channels, and attracting and retaining top talent. Johnson Controls plans to achieve these objectives through:

•

Creating Growth Platforms by developing sales excellence through building intimate customer relationships to understand customer needs and how to solve them; driving innovation to translate customer problems into business opportunities; developing advantaged solutions and enhanced business models; making it easy for customers to do business with Johnson Controls; and building an acquisition pipeline.

38        Johnson Controls International plc

Governance of the Company  ›  Board Oversight of Strategy

•

Driving Operational Improvements by standardizing processes and improving cost and service; being best-in-class in G&A effectiveness and efficiency; leveraging IT to increase efficiency and effectiveness; enhancing manufacturing efficiency at all levels; and improving service and installation productivity and optimizing field infrastructure.

•

Building a Performance Culture by establishing a transparent, data-driven performance culture; aligning strategy, structure, people and processes to create One Team; investing in all talent, focusing on skill building and professional development, and diversity and inclusion; and driving a global commitment to wellness and sustainability.

Through these efforts we plan to achieve top quartile organizational health while creating greater shareholder value and generating long-term free cash flow conversion. For additional information on our strategy, see “Business Strategy” in Item 1 of our Annual Report on Form 10-K filed with the SEC on November 16, 2020.

Board Oversight of Talent and Succession Planning

Our Board oversees management succession planning and talent development. The Compensation and Talent Development Committee regularly reviews and discusses with management the CEO succession plan and the succession plans for key positions at the senior officer level across the Company. The Compensation and Talent Development Committee reviews potential internal senior management candidates with our CEO and the Executive Vice President of Human Resources, including the qualifications, experience, and development priorities for these individuals. The full Board generally discusses succession and/or talent management at each one of its regularly scheduled meetings. These discussions are led by the CEO and the Executive Vice President of Human Resources, with periodic assistance from firms with talent assessment expertise. These discussions include critical leadership competencies, talent assessment, short and long-term development potential of executives, the pool of external talent, and diversity. The Board also evaluates succession and development plans in the context of our overall business strategy and culture. Potential leaders are visible to Board members through formal presentations and informal events to allow Directors to personally assess candidates. In 2020, we followed this process when executing our search for a successor to Brian Stief as the Company’s Chief Financial Officer. The Board was actively involved in a wide-ranging search for a successor to Mr. Stief, with directors interviewing and evaluating internal and external candidates prior to approving management’s recommendation to appoint Mr. Leonetti as Mr. Stief’s successor.

In late 2020, the Compensation Committee amended its charter to change its name to the Compensation and Talent Development Committee and enhance its oversight over our talent development and human capital management efforts. Under its revised charter, the Compensation and Talent Development Committee is charged with reviewing: the talent development and succession plans for the CEO and other senior leadership positions, our human capital management practices, policies, strategies and goals, our senior leadership pipeline development, including the recruitment, development and retention of senior leadership talent, and our diversity and inclusion initiatives and progress. In carrying out these responsibilities, the Compensation and Talent Development Committee will annually review with our Executive Vice President of Human Resources: our diversity and inclusion plans and goals, reports on our organizational health, our succession planning and talent development strategy and progress, and the Company’s human capital policies and practices.

We have implemented several measures that focus on ensuring accountabilities exist for attracting and developing diverse talent in our workforce. For fiscal year 2021, our CEO and other senior leaders have diversity and inclusion objectives embedded in their annual performance goals. We have also committed to having a diverse talent pipeline by partnering with our business units in their workforce planning forecasts to develop initiatives and goals to recruit diverse talent across all leadership and skill areas. We train our recruiting workforce in diversity sourcing strategies and partners with external organizations that develop and supply diverse talent.

Our Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our Company to respond to unexpected emergencies and minimize potential disruption or loss of continuity to our Company’s business and operations.

2021 Notice and Proxy Statement        39

Governance of the Company  ›  Board Oversight of Risk

Board Oversight of Risk

40        Johnson Controls International plc

Governance of the Company  ›  Board Composition and Effectiveness

Board Composition and Effectiveness

The Johnson Controls Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets:

Independence	Diversity	Geographic Diversity	Tenure

Executive Leadership Experience

Directors with significant leadership experience over an extended period, including as chief executive officer or chief financial officer, provide the Company with special insight into how large organizations operate, including strategy, productivity, regulatory concerns, talent development and risk management.

Experience Leading Global Teams

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global operations.

Financial and Accounting Expertise Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role.
Public Policy Experience Directors with public policy and government experience have key insight into the role of regulatory issues and government affairs affecting the Company.

Cybersecurity, Technology and Innovation

Directors who have expertise in cybersecurity, IT, technology fields and/or driving technological innovation are important as we continue to transform and evolve our business through digital solutions and services.

Manufacturing and Industry Experience Directors who have experience in the industry and markets served by the Company offer valuable perspective for operations.

Corporate Governance Experience

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company.

Corporate Responsibility/Sustainability

Directors with experience in corporate responsibility initiatives, including sustainability, help drive our mission to create smart and sustainable buildings for the communities in which we live, work, learn and play.

M&A Experience Directors with experience in M&A provide key insights relevant to our business portfolio and our long-term strategic planning.

2021 Notice and Proxy Statement        41

Governance of the Company  ›  Director Orientation

Director Orientation

All new Directors participate in our director orientation program during the first few months on our Board. New Directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. They then participate in a series of meetings with management representatives from our business and functional areas to review and discuss information about the Company’s strategic plans, financial statements, and key issues, policies, and practices. Based on feedback from our Directors, we believe this onboarding approach provides new directors with a strong foundation for understanding our businesses, connects Directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations.

Director Education

Our Board believes that director education is key to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at our expense on corporate governance and critical issues associated with a Director’s service. Our Board also hears regularly from management on numerous subjects, including investor relations, cash management, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to our facilities. For example, in 2020, our Board participated in a Global Products “virtual visit” where the Board engaged in a deep dive review of the Company’s wide-ranging portfolio of HVAC, fire, security and controls products, gaining valuable insight into the Company’s product development process and strategy.

Shareholder Engagement

In 2020, we continued our focus on regularly engaging with our shareholders. The Company reached out to holders of over 61% of our shares outstanding, and engaged with governance professionals and/or portfolio managers at investors holding 11% of our outstanding shares. During these meetings, we discussed many topics, including our executive compensation program, corporate governance structure, risk oversight and our corporate responsibility and sustainability efforts. Investors were generally supportive of the Company’s compensation practices and pleased with the Company’s corporate responsibility and sustainability efforts. Further, investors highlighted the importance of engaging with them in the future on long-term corporate strategy and sustainability initiatives.

These discussions provide our Board with valuable insights into our shareholders’ views. We plan to continue to actively engage with our shareholders on a regular basis to better understand and consider their views.

Board Tenure and Refreshment

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Talent Development and Governance and Sustainability, and each of these NYSE required committees are entirely composed of independent Directors. The Board also maintains an Executive Committee comprised of the Chairman, Lead Director and each committee chair that meets to review matters as delegated to it by the Board. All committees report on their activities to the Board.

The Lead Director may also convene “special committees” to review discrete matters that require the consideration of a Board committee, but do not fit within the mandate of any of the standing committees. Special committees report their activities to the Board.

42        Johnson Controls International plc

Governance of the Company  ›  Board Committees

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three standing committees, the Board is normally constituted of between ten and thirteen Directors. The minimum and maximum number of Directors is set forth in Johnson Controls’ Articles of Association.

The Governance and Sustainability Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least four times annually, and additional meetings may be called in accordance with our Articles of Association. Frequent board meetings are critical not only for timely decisions but also for Directors to be well informed about Johnson Controls’ operations and issues. One of these meetings will be scheduled in conjunction with the Annual General Meeting of shareholders and Board members are required to be in attendance at such meeting either in person or by telephone. The Lead Director and the Chair of the Board are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board Chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the Lead Director, is held at least annually, and in practice at least once during most Board meetings. Mr. Tinggren ensures that the executive sessions are highly interactive and include robust discussions on the Company’s strategic and operational initiatives and related risks. They also include in-depth discussions on matters such as executive performance and succession planning. These discussions are key to informing the Board’s oversight role and appropriately challenging management.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held at least annually at a regular Board meeting, but such sessions often occur more frequently. Succession planning meetings focus on the development and succession of not only the CEO but also the Company’s other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

The Board also participates in monthly update calls in the periods between Board meetings to keep the Directors current on important developments impacting the Company as well as the status of key strategic and operational initiatives.

The Board also makes periodic visits to our facilities to learn more about our products and customers. For example, 2020, our Board participated in a Global Products “virtual visit” where the Board engaged in a deep dive review of the Company’s wide ranging portfolio of products and gained valuable insight into the Company’s product development process and priorities, including how the Company is incorporating digital technology into all of its products to drive growth.

Board and Committee Calendars

A calendar of agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chair of the Board in consultation with the Lead Director, committee chairs, and all interested Directors.

Board Communication

Management speaks on behalf of Johnson Controls, and the Board normally communicates through management with outside parties, including shareholders, business journalists, analysts, rating agencies and government regulators. In certain circumstances Directors may also meet with shareholders to discuss specific governance topics. The Board has established a

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Governance of the Company  ›  Board Communication

process for interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Johnson Controls Board of Directors via email at jciboard@jci.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter). Shareholders, customers, vendors, suppliers and employees can also raise concerns at www.johnsoncontrolsintegrityhelpline.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Integrity Helpline manager, who is part of the Compliance function. A report summarizing all items received resulting in cases is prepared for the Audit Committee of the Board. The Integrity Helpline manager directs cases to the applicable department (such as customer service, human resources, or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

Board and Committee Evaluation Process

The Governance and Sustainability Committee leads an annual performance evaluation of the Board and each Board committee as described below.

Each Director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. The Board-specific questionnaire requests ratings and solicits detailed suggestions for improving Board and committee governance processes and effectiveness. The committee-specific questionnaires are tailored to the respective committees’ roles and responsibilities.

Self-evaluation questionnaire results are compiled and summarized by the Office of the Corporate Secretary. The summaries include all specific Director comments, without attribution. Each Director receives the Board self-evaluation summary and the self-evaluation summary for each committee on which the Director serves. The Lead Director and the Chair of the Governance and Sustainability Committee receive all of the self-evaluation summaries and informally consult with each of the Directors.

Committee self-evaluation results are discussed by each committee, and Board self-evaluation results are discussed by the full Board. Each committee and the Board identify areas for further consideration and opportunities for improvement and implement plans to address those matters. The qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board.

ONGOING Directors may discuss concerns, including those related to individual performance separately with the Lead Director.

The Board views self-evaluation of Board and committee performance as an integral part of its commitment to continuous improvement. The Governance and Sustainability Committee annually reviews the evaluation process and considers ways to augment it.

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Johnson Controls, as they deem necessary in order to carry out their responsibilities.

Board Compensation and Share Ownership

The Governance and Sustainability Committee periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation and Talent Development Committee’s role in determining executive compensation.

44        Johnson Controls International plc

Governance of the Company  ›  Board Compensation and Share Ownership

To help align Board and shareholder interests, Directors are encouraged to own Johnson Controls ordinary shares or their equivalent, with the guideline set at five times the annual cash retainer. Directors are expected to attain this minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guideline as long as the Director does not sell any stock. Mr. Oliver receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Our Board annually determines the independence of each Director and nominee for election as a Director based on a review of the information provided by the Directors and the executive officers, and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. Independent Directors:

⬛	are not former officers or employees of Johnson Controls or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

⬛	have no current or prior material relationships with Johnson Controls aside from their directorship that could affect their judgment;

⬛

have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Johnson Controls aside from his or her compensation as a Director;

⬛	have no immediate family member who is an officer of Johnson Controls or its subsidiaries or has any current or past material relationship with Johnson Controls;

⬛

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose board of directors Johnson Controls’ CEO or other senior executive serves;

⬛

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Johnson Controls’ annual sales to, or purchases from, exceed the greater of two percent of either entity’s annual revenues for the prior fiscal year or $1,000,000;

⬛

do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

⬛

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which the company or its subsidiaries made charitable contributions or payments in excess of the greater of $1,000,000 or two percent of such organization’s charitable receipts in the last fiscal year.

Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. The Board has determined that all of the Director nominees, with the exception of Mr. Oliver, meet these standards and are therefore independent of the Company.

Director Service

Directors are elected by an affirmative vote of a majority of the votes cast (in person or by proxy) by shareholders at the Annual General Meeting. They are elected to serve for one-year terms (except in instances where a director is elected during a special meeting), ending after completion of the next succeeding Annual General Meeting. If a Director resigns or otherwise terminates his or her directorship prior to the next Annual General Meeting, the Board may appoint an interim Director until the next Annual General Meeting. Any nominee for Director who does not receive an affirmative vote of a majority of votes cast (in person or by proxy) by shareholders at the Annual General Meeting is not elected to the Board.

Each Director is required to tender their resignation from the Board at the Annual General Meeting following his or her 75th birthday. The Board may, in its discretion, waive this limit in special circumstances. The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee chair rotation policy. Any changes in committee chair or member assignments are made based on committee needs, Director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Directors are also expected to inform the Governance and Sustainability Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Governance and Sustainability Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

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Governance of the Company  ›  Director Service

The Governance and Sustainability Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes represented (in person or by proxy) at a duly called shareholder meeting.

Nomination of Directors and Board Diversity

The Governance and Sustainability Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Although the Johnson Controls Board does not have a specific policy regarding diversity, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other Directors. The Governance and Sustainability Committee also considers the Board’s overall composition when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, exposure to international markets, knowledge and variety of viewpoints and backgrounds in light of Johnson Controls’ current and expected future needs. In addition, the Governance and Sustainability Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Governance and Sustainability Committee periodically reviews these criteria and qualifications to determine any need to revise such criteria and qualifications based upon corporate governance best practices and Johnson Controls’ needs at the time of the review.

General criteria for the nomination of Director candidates include:

●  The highest ethical standards and integrity

●  A willingness to act on and be accountable for Board decisions

●  An ability to provide wise, informed and thoughtful counsel to top management on a range of issues

●  Diversity of expertise and experience as well as diversity with respect to race, gender and ethnicity

●  A history of achievement that reflects superior standards for themselves and others

●  Loyalty and commitment to driving the success of the Company

●  An ability to take tough positions while at the same time working as a team player

●  Individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs

The Company also strives to have all non-employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Governance and Sustainability Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Talent Development and Governance and Sustainability Committees. In addition, the Governance and Sustainability Committee ensures that each member of the Compensation and Talent Development Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code.

As provided in its charter, the Governance and Sustainability Committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Johnson Controls’ Secretary at Johnson Controls’ current registered address: One Albert Quay, Cork, Ireland. Such recommendation must include:

Shareholder-recommended Director candidate nominations must include:

●  The name and address of the candidate

●  A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above

●  The candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement

●  Evidence of share ownership of the person making the recommendation

●  All information required by Article 62 of our Memorandum and Articles of Association to be included in notices for any nomination by a shareholder of an individual for election to the Board

46        Johnson Controls International plc

Governance of the Company  ›  Nomination of Directors and Board Diversity

The recommendation must also follow the procedures set forth in Articles 54 — 68 of our Memorandum and Articles of Association to be considered timely and complete in order to be considered for nomination to the Board.

To be considered by the Governance and Sustainability Committee for nomination and inclusion in the Company’s proxy statement for the 2022 Annual General Meeting, shareholder recommendations for Director must be received by Johnson Controls’ Corporate Secretary no later than September 24, 2021. Once the Company receives the recommendation, the Company may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Governance and Sustainability Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Governance and Sustainability Committee. No candidates were recommended by shareholders in connection with the 2021 Annual General Meeting.

The Governance and Sustainability Committee employs an unrelated search firm to assist the Committee in identifying candidates for Director when a vacancy occurs. The Governance and Sustainability Committee also receives suggestions for Director candidates from Board members. All of our nominees for Director are current members of the Board. In evaluating candidates for Director, the Governance and Sustainability Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Governance and Sustainability Committee’s evaluation of the current Directors, each nominee was recommended for election.

Other Directorships, Conflicts and Related Party Transactions

We recognize the importance of having Directors with significant experience in other businesses and activities; however, Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Johnson Controls’ Board. In order to provide sufficient time for informed participation in their Board responsibilities, non-executive Directors are required to limit their external directorships of other public companies to three and Audit Committee members are required to limit their audit committee membership in other public companies to two. The Board may, in its discretion, waive these limits in special circumstances. When a Director or the CEO intends to serve on another board, the Governance and Sustainability Committee is required to be notified. The Governance and Sustainability Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the Corporate Secretary of any potential conflicts. The CEO may serve on no more than one other public company board. The CEO shall resign or retire from the Board upon resigning or retiring from his role as CEO, following a transition period mutually agreed upon between the CEO and the Compensation and Talent Development Committee.

The Company has a formal, written procedure intended to ensure compliance with the related party provisions in our Code of Ethics and with our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved by our Governance and Sustainability Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Code of Ethics, must be approved by a majority of disinterested Directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Johnson Controls must disclose certain “related person transactions.” These are transactions in which Johnson Controls is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our ordinary shares has a direct or indirect material interest. Although Johnson Controls engaged in commercial transactions in the normal course of business with companies where Johnson Controls’ Directors were employed and served as officers, none of these transactions exceeded 1% of Johnson Controls’ gross revenues and these transactions are not considered to be related party transactions.

Code of Ethics

We have adopted the Code of Ethics, which applies to all employees, officers, and Directors of Johnson Controls. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our CEO, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Code of Ethics also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Code of Ethics is posted

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Governance of the Company  ›  Code of Ethics

on our website at www.johnsoncontrols.com under the heading “Our Company — Ethics and Compliance.” We will also provide a copy of the Code of Ethics to shareholders upon request. We disclose any amendments to the Code of Ethics, as well as any waivers for executive officers or Directors on our website at www.johnsoncontrols.com under the heading “Our Company — Ethics and Compliance.” The Board of Directors annually certifies their compliance with the Code of Ethics. The Company maintains established procedures by which employees may anonymously report a possible violation of the Code of Ethics. The Audit Committee maintains procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Audit Committee also maintains procedures for employees to report concerns regarding questionable accounting or auditing policies or practices on a confidential, anonymous basis.

48        Johnson Controls International plc

Governance of the Company  ›  Sustainability

Sustainability

At Johnson Controls, sustainability is our business. We deliver innovation that improves lives and makes the world a better place. Our employees innovate to create efficient products and services that empower customers and contribute to a clean economy.

We create intelligent buildings and efficient energy solutions to enable smart cities and communities. We grow our business by providing sustainable, efficient products and services, improving productivity, empowering our people and reducing the environmental footprint of our operations and supply chain.

We believe that, through leadership in sustainability, we create long-term benefit for our customers, employees, shareholders and society. Our employee purpose is to power our customers’ success and protect the environment.

Sustainability Governance and Strategy

Our commitment to sustainability starts at the top and is integrated throughout our Company:

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Governance of the Company  ›  2025 Sustainability Strategy

2025 Sustainability Strategy

Products, Services and Solutions

Provide increasingly sustainable products and services

In 2020, we submitted our proposed Science-Based Targets to the Science-Based Targets Initiative which align with the more ambitious, updated Paris Agreement aim to limit global temperature increase to below 1.5 degrees Celsius. Our commitment includes further reducing our internal carbon emissions and providing increasingly sustainable product and service offerings.

Since January 2000, performance contracting projects have helped our customers save more than 30.6 million metric tons CO2e and $6.6 billion USD through energy and operational savings.

We and Lawrence Berkeley National Laboratory won the prestigious R&D 100 Award in the Software/Services category from R&D World for the Building Efficiency Targeting Tool for Energy Retrofits (BETTER). The open-source BETTER tool allows building owners and managers to convert readily available monthly building energy consumption data into specific recommendations to improve building energy efficiency at scale worldwide. It allows data-driven, low-cost building energy analysis to be performed safely — without the need for initial on-site audits or inspections.

In September 2020 we announced the official opening of our $50 million OpenBlue Innovation Center to create a future-ready built environment for Singapore and surrounding the region. The new facility is a living laboratory for next generation applications built on our unifying digital technology suite, OpenBlue, that meets new demands for health, safety and sustainability in connected buildings.

We are committed to the worldwide transition to low-global warming potential (GWP) refrigerants and offer alternative refrigerants across all chiller platforms, with GWP reductions ranging from 56% to over 99% compared to conventional refrigerants. We believe that we offer the most comprehensive range of industrial refrigeration and cooling equipment in the market, enabling solutions with the lowest total lifecycle greenhouse gas emissions for any application.

50        Johnson Controls International plc

Governance of the Company  ›  2025 Sustainability Strategy

People

Foster a culture of sustainability that engages and attracts people who want to make a difference

At Johnson Controls, every employee is encouraged to engage in our culture of inclusion. We work to create an environment where the voices of our colleagues are heard, contribution to our business success is recognized and rewarded, and differences are valued. Our Business Resource Groups provide employees the opportunities to engage, advocate and develop, both personally and professionally. In 2020, our company re-launched the Business Resource Group structure with support and ongoing engagement from our executive team.

In 2020, we launched a new volunteer engagement program, WeGive, to allow employees to share their passion and expertise, strengthening the communities where we live and work across the globe. For each hour employees volunteer, we provide funds to eligible nonprofit organizations to support their work. Since 2003, our employees have volunteered 1.79 million hours in local communities. In fiscal year 2020, our corporate philanthropy efforts resulted in contributions of more than $8.2 million. In addition, our employees gave in excess of $2.6 million.

The global COVID-19 crisis challenged us to lean even further into our commitment to keeping communities safe. In 2020, employees globally stepped forward to donate time and funds to COVID-19 relief, with the Johnson Controls Foundation matching employee donations in the U.S., and the company matching the donations outside the U.S. We and our foundation also provided significant donations to nonprofits around the world for COVID-19 relief work. Our global volunteer platform immediately shifted to opportunities that employees could participate in virtually. From writing letters to the elderly who aren’t able to get out, to working on an open-source ventilator, to making masks, employees found ways to contribute their time while keeping a safe social distance.

Johnson Controls Mexico achieved gold level, the highest level, in the Mexican Standard on Job Equality and Non-Discrimination. We are one of only two multi-national corporations to be awarded the gold level in multiple sites. This certification was issued by Factual Services with the endorsement of the Mexican Federal Secretary of Labor.

Partnerships

Lead in global partnerships that significantly increase our sustainability impact

We continue our commitments with key partners and to do what we say we will do. At the UN Climate Action Summit in September 2019, we made three additional global commitments including the Three Percent Club for Energy Efficiency, the Cool Coalition and the EP100 Cooling Challenge. These commitments expand on our existing partnership with the World Resources Institute and Sustainable Energy for All focused on building efficiency and decarbonization.

Performance

Improve our sustainability performance and track progress

We are on track to meet our Zero Landfill goals and achieved 21 Zero Landfill certified facilities.

Our global renewable energy amounted to 230,000 MWh through purchase of Renewable Energy Certificates. Through this initiative we offset 100% of our greenhouse gas emissions from our manufacturing plants in the United States.

We exceeded our fiscal 2020 goal for greenhouse gas intensity with a 7.7% reduction. In addition, we reduced our energy intensity by 3.2%.

In September of 2020, we announced the pricing of our first Green Bond offering of $625 million in ten-year notes. The net proceeds will support projects that focus on sustainability and support our 2025 sustainability goals. This initiative builds on our commitment to sustainable finance and is our second sustainability driven financing project. In 2019, we became one of the first industrial companies to tie its senior revolving credit facilities to specific sustainability metrics in the U.S. syndicated loan market.

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Governance of the Company  ›  2025 Sustainability Strategy

Governance

Demonstrate our commitment to sustainability from the top

We are honored to be listed on more than 40 leading sustainability indices and to be named one of the World’s Most Ethical Companies and one of the 100 Best Corporate Citizens.

Our leaders proudly serve on social, environmental and governance leadership board positions around the world, furthering sustainability leadership globally. For example, the Executive Chairman of our GSC, Grady Crosby, serves as the Secretary of the Board of Directors and Chairman of the Nomination and Governance Committee of the United Nations Global Compact Network USA. Mr. Crosby is listed in the Top 50 Chief Diversity Officers for 2020, as compiled by the National Diversity Council.

We have been publicly reporting sustainability results since 2002 and are proud of our history of transparency. We report at the GRI Standards-Comprehensive level, United Nations Global Compact Advanced level and respond to the CDP and fulfill additional requests by investors, customers and others for our sustainability data. We align our reporting to the Sustainability Accounting Standards Board (the “SASB”), the UN Sustainable Development Goals and the recommendations of the Task Force on Climate-Related Financial Disclosures. Our public sustainability reports, policies and commitments can be found at: https://www.johnsoncontrols.com/corporate-sustainability/reporting-and-policies.

For More Information

We believe that it is important that Johnson Controls’ stakeholders and others are able to review its corporate governance practices and procedures. Our corporate governance guidelines are embodied in a formal document that has been approved by Johnson Controls’ Board of Directors. It is available on our website at www.johnsoncontrols.com under the heading “Investors-Corporate Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request. Our corporate governance guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board and the criteria for determining the independence of Directors.

52        Johnson Controls International plc

Governance of the Company  ›  Compensation of Non-Employee Directors

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee director compensation for fiscal 2020 consisted of an annual cash retainer of $140,000 and restricted stock units (“RSUs”) with a grant date value of approximately $175,000 and a one-year vesting term. The Lead Director received an additional $30,000 and the chairs of each standing committee received an additional fee of $25,000. A Director who is also an employee receives no additional remuneration for services as a Director. In fiscal year 2020, the Governance and Sustainability Committee recommended no changes to non-employee director compensation in connection with its annual review of Director compensation, which included a review of industry and peer Director compensation practices. The Board believes that the compensation of its non-employee directors is reasonable, appropriate and consistent with market practice.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Current Directors

Ms. Jean Blackwell	$140,000	$175,000	$315,000

Mr. Pierre Cohade	$140,000	$175,000	$315,000

Mr. Michael E. Daniels (CC)	$165,000	$175,000	$340,000

Mr. Juan Pablo del Vale Perochena (GC)	$165,000	$175,000	$340,000

Mr. W. Roy Dunbar	$140,000	$175,000	$315,000

Ms. Gretchen R. Haggerty(2)	$140,000	$175,000	$315,000

Ms. Simone Menne	$140,000	$175,000	$315,000

Mr. Jürgen Tinggren(L) (AC)(2)	$195,000	$175,000	$370,000

Mr. Mark Vergnano	$140,000	$175,000	$315,000

Mr. R. David Yost	$140,000	$175,000	$315,000

Mr. John D. Young	$140,000	$175,000	$315,000

(L)=	Lead Director

(AC)=	Audit Committee Chair

(CC)=	Compensation and Talent Development Committee Chair

(GC)=	Governance and Sustainability Committee Chair

(1)

This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s ordinary shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.

(2)	In December 2020, Ms. Haggerty became the Chair of the Audit Committee and Mr. Tinggren became a member of the Governance and Sustainability Committee.

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Johnson Controls directs a charitable donation to an organization in which a Johnson Controls Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 2% of that organization’s annual charitable receipts, and less than 2% of Johnson Controls’ total annual charitable contributions. In line with its matching gift policy for employees, going forward Johnson Controls will make an annual matching gift of up to $3,000 for each Director to qualifying charities.

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Governance of the Company  ›  Committees of the Board

COMMITTEES OF THE BOARD

The table below sets forth committee membership as of the end of fiscal year 2020 and meeting information for each of the Board Committees.

Name	Audit	Governance and Sustainability	Compensation	Executive	Date Elected/ Appointed to Board

Ms. Jean Blackwell			X		06/13/2018

Mr. Pierre Cohade	X				12/05/2018

Mr. Michael E. Daniels			X(C)	X	03/10/2010

Mr. Juan Pablo del Valle Perochena		X(C)		X	09/02/2016

Mr. W. Roy Dunbar			X		06/14/2017

Ms. Gretchen R. Haggerty	X				03/07/2018

Ms. Simone Menne	X				03/07/2018

Mr. George R. Oliver				X(C)	09/28/2012

Mr. Jürgen Tinggren (L)	X(C)			X	03/05/2014

Mr. Mark Vergnano			X		09/02/2016

Mr. R. David Yost		X			03/12/2009

Mr. John D. Young		X			12/07/2017

Number of Meetings During Fiscal Year 2020	9	4	6	0

(L) =	Lead Director

(C) =	Committee Chair

During fiscal 2020, the full Board met 4 times. All Directors attended at least 75% of the Board and committee meetings on which they sit. The Board’s governance principles provide that Board members are expected to attend each Annual General Meeting in person or by phone. At the 2020 Annual General Meeting, all of our current Board members who were Board members at such time were in attendance.

Audit Committee. The Audit Committee monitors the integrity of Johnson Controls’ financial statements, the independence and qualifications of the independent auditors, the performance of Johnson Controls’ internal auditors and independent auditors, Johnson Controls’ compliance with legal and regulatory requirements and the effectiveness of Johnson Controls’ internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Johnson Controls’ auditors. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Audit Committee are Messrs. Cohade and Yost and Mses. Haggerty and Menne, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Ms. Haggerty is the chair of the Audit Committee. Mr. Tinggren served as Chairman of the Audit Committee until December 2020, at which time he became a member of the Governance and Sustainability Committee and Ms. Haggerty assumed the role of Audit Committee Chairman. Mr. Yost joined the Audit Committee in December 2020. The Board has determined that each of Mr. Yost and Mses. Haggerty and Menne are audit committee financial experts. Mr. Tinggren was independent under NYSE listing standards and SEC rules for audit committee members and determined to be an audit committee financial expert during his time as a member of the Audit Committee.

Governance and Sustainability Committee. The Governance and Sustainability Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the Director nominees for the Annual General Meeting, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in Johnson Controls’ corporate governance. In addition, the Governance and Sustainability Committee oversees our environmental, health and safety management system and enterprise risk assessment activities, including the

54        Johnson Controls International plc

Governance of the Company  ›  Committees of the Board

oversight of cybersecurity risk. The Governance and Sustainability Committee receives quarterly updates from management on cybersecurity, health and safety and sustainability matters. The Governance and Sustainability Committee reviews the Company’s’ overall sustainability strategy, metrics, targets, goals and progress, as well as the development of new sustainability-based targets. The Governance and Sustainability Committee also oversees and makes recommendations to the Board regarding the compensation of our independent Directors. The Governance and Sustainability Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Governance and Sustainability Committee are Messrs. del Valle Perochena, Tinggren and Young, each of whom is independent under NYSE listing standards. Mr. del Valle Perochena chairs the Governance and Sustainability Committee. Mr. Yost served as a member of the Governance and Sustainability Committee until December 2020, at which time he became a member of the Audit Committee. Mr. Tinggren joined the Governance and Sustainability Committee in December 2020.

Compensation and Talent Development Committee. The Compensation and Talent Development Committee reviews and approves compensation and benefits policies and objectives, determines whether Johnson Controls’ officers, Directors and employees are compensated according to these objectives, and assists the Board in carrying out certain of its responsibilities relating to the compensation of Johnson Controls’ executives. The Compensation and Talent Development Committee also reviews: the talent development and succession plans for the CEO and other senior leadership positions, our human capital management practices, policies, strategies and goals, our senior leadership pipeline development, including the recruitment, development and retention of senior leadership talent, and our diversity and inclusion initiatives and progress. The Compensation and Talent Development Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Compensation and Talent Development Committee are Ms. Blackwell and Messrs. Daniels, Dunbar and Vergnano. Mr. Daniels is the chair of the Compensation and Talent Development Committee. The Board of Directors has determined that each of the members of the Compensation and Talent Development Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code. For more information regarding the Compensation and Talent Development Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Executive Committee. The Executive Committee assists the Board in fulfilling its oversight responsibility with its review and monitoring of major corporate actions including external corporate development activities, business portfolio optimization, capital appropriations and capital expenditures. The Executive Committee was established in September of 2016 and operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Executive Committee are Ms. Haggerty and Messrs. Daniels, del Valle Perochena, Oliver and Tinggren. Mr. Oliver is the chair of the Executive Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Ms. Blackwell and Messrs. Daniels, Dunbar and Vergnano served on the Compensation and Talent Development Committee. None of the members of the Compensation and Talent Development Committee during fiscal 2020, or as of the date of this proxy statement, is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Talent Development Committee or Board of Directors.

2021 Notice and Proxy Statement        55

COMPENSATION DISCUSSION & ANALYSIS

At Johnson Controls our promise is to advance the safety, comfort and intelligence of spaces and places to power our customers’ mission. This requires us to work with integrity and purpose, focus on our customers and the future, together as one team. To ensure we are successful, our compensation programs are designed to reward our employees, including our executive officers, accordingly.

This Compensation Discussion & Analysis (the “CD&A”) section of our Proxy Statement sets out the mechanics of our executive compensation program, in particular its application and outcomes in respect of fiscal 2020, ending September 30, 2020.

2020 NAMED EXECUTIVE OFFICERS (NEOs)

Named Executive Officer	Title

George R. Oliver	Chairman & Chief Executive Officer

Brian J. Stief	Vice Chairman & Chief Financial Officer[1]

Jeffrey M. Williams	VP & President — Global Products, Building Technologies and Solutions

Ganesh Ramaswamy	Vice President & President — Global Services

Olivier Leonetti	Executive Vice President & Chief Financial Officer Elect[1]

1.	Following the end of fiscal year 2020, Mr. Leonetti succeeded Mr. Stief as our Chief Financial Officer. Mr. Stief subsequently retired as an officer of the Company on December 31, 2020.

EXECUTIVE SUMMARY

FISCAL 2020 PRIORITIES AND PERFORMANCE

The coronavirus (COVID-19) pandemic had a significant global impact on our business in fiscal 2020. As the continuously developing events unfolded, we implemented a set of immediate actions to reflect the evolving conditions and unprecedented uncertainty the pandemic presented. Several top priorities were identified: first, to protect the health and wellbeing of our employees and their families; second, the continuous functionality of our customers’ and partners’ critical infrastructure and essential facilities around the world and third, preserve our long-term viability and performance amid an uncertain environment. We executed successfully against all priorities, securing our facilities, implementing new policies, ensuring the wellbeing of our employees, our customers, and their building occupants and taking decisive and balanced action to control costs and enhance the strength of our liquidity position. We were a leader in our response which began early in February. At the request of the Chinese Government, we worked to build infrastructure for new medical facilities in Wuhan over eight days. While this was an example of our early response, our involvement and attention to our employees and customers continues.

Notable examples of our products and solutions delivered on the frontlines	Demonstrating our Zero Harm principle to protect the health and wellbeing of our employees and their families

∎    Increasing capacity and production safely to meet demand for life-saving COVID-19 equipment globally.

∎   Providing a fire alarm retrofit, a wireless nurse call system and a wired nurse call system at newly set up alternative care facilities for COVID-19 patients.

∎    Providing rooftop Air Handling Units to a field hospital and N95 mask manufacturing facility.

∎    Providing care communication and nurse call systems to enhance communication and provide remote medical monitoring at a medical center retrofitting to meet increased patient capacity.

∎    Establishing an enterprise-wide response team to lead on policies regarding the implementation of health and safety protocols to best protect our workforce in accordance with WHO and CDC guidance.

∎   Adopting a framework to guide decision-making when evaluating facilities reopening, with regular monitoring and auditing of facilities to ensure compliance with our COVID-19 safety requirements.

∎    Implementing precautionary health and safety measures in the workplace and encouraging our employees to follow similar protocols when away from work.

Read more about these actions in response to COVID-19 in our Proxy Statement Summary on page 2.

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Compensation Discussion & Analysis  ›  Fiscal 2020 Priorities

Prior to the onset of COVID-19, we were on course to meet or exceed our financial and operational goals for fiscal 2020, which was evident in our performance through the first five months of the fiscal year. In the latter seven months of fiscal 2020, we continued to execute our strategy while meeting or exceeding internal and external expectations on our financial performance. Although we had to pivot to mitigate the impact from COVID-19, we further strengthened our operating systems, continued to invest in our businesses, filled key leadership roles, and delivered value to our shareholders. In fiscal 2020 we:

∎	Delivered GAAP EPS of $0.84 and full-year adjusted EPS of $2.24, up 14% versus prior year;

∎	Generated full year cash provided by operating activities of $2.5 billion and full year adjusted free cash flow of $1.9 billion (115% conversion);

∎	Returned nearly $3 billion in capital to shareholders through share buybacks and dividends;

∎	Ended fiscal year 2020 with what we believe to be the healthiest balance sheet and strongest liquidity profile we have had since before the Tyco merger.

To address the impact of COVID-19, our management team took immediate and decisive risk mitigation actions to partially offset the significant financial impact of COVID-19. Our management team also focused on controlling operating costs and enhancing the strength in our liquidity position. Along with these risk mitigation efforts, management prepared an aggressive fiscal 2020 revised plan, recognizing and communicating to the organization that the pandemic required different priorities for our business in the second half of the fiscal year. In combination with executing against our top priorities, we believe these actions will help to ensure that we emerge stronger after the pandemic.

Other notable activities in fiscal 2020 included the following:

In Q3 the Company launched OpenBlue, a digital platform that enables customers to manage their operations more systemically and seamlessly, delivering buildings that have memory, intelligence and a unique identity.

As the economy reopens in the wake of the pandemic, this innovative artificial intelligence driven platform enhances our solutions, delivering the safest and most secure buildings as our customers seek to provide an efficient and healthy workplace for their employees. OpenBlue allows us to leverage our differentiated and tiered service offerings, combined with our large installed base, to accelerate services growth.

Throughout the year we remained focused on cost control through actions including:

∎  a reduction in discretionary spending;

∎   reduced capital expenditure and operating expenses; and

∎   reduced indirect spending.

The combination of the pay and benefit actions described on the right were critical to ensuring we emerge from the pandemic in a strong financial position.

As noted above, we embraced our Zero Harm principle through swift actions to help ensure the health and wellbeing of our employees and their families.

In order to preserve our long-term viability and performance we also needed to make a range of difficult decisions regarding pay and benefits that impacted our employees around the world, including our NEOs, to effectively manage costs and retain resource levels as demand fell. These actions included a 10 day furlough (unpaid leave) for all U.S. salaried employees, including NEOs; reducing or suspending the 401(k) company match in the US and Canada (including for management); suspending off-cycle pay increases and promotions; freezing hiring; decreasing contractor and contingent worker spend; and eliminating overtime pay.

In non-US locations, local market equivalents to the unpaid time were made based on local laws and regulations. In lieu of participating in the ten-day unpaid furlough, the CEO voluntarily took at 20% salary reduction from April through the balance of the fiscal year. These actions contributed to our ability to control costs and reduce the impact of the pandemic on our liquidity and operating margins.

Against a backdrop of a continuing pandemic and overall economic uncertainty, limited visibility and continuing challenges, we are optimistic about our position entering fiscal 2021. We believe that our balance sheet and cash flows are strong, our operating fundamentals have improved, and we are well placed as a market leader to partner strategically with our customers as the world emerges from the pandemic. Furthermore, the second half of 2020 enabled the Company to demonstrate its ability to be agile, responsive and proactive. These skills will continue to serve us well as we look forward. Our stock price at the end of 2020 had already recovered to pre-pandemic levels, nearly reaching our five-year high.

* See Annex I to this Proxy Statement for a reconciliation of adjusted EPS from continuing operations, adjusted free cash flow and free cash flow conversion to our results for the most directly comparable financial measures as reported under generally accepted accounting principles in the United States.

2021 Notice and Proxy Statement        57

Compensation Discussion & Analysis  ›  Fiscal 2020 Compensation

FISCAL 2020 COMPENSATION

Our compensation program is designed to effectively and transparently align compensation with performance. Accordingly, the achievements described above are reflected in the outcomes under our compensation program.

Given the timing of our fiscal year, annual and long-term performance metrics and goals were established prior to the COVID-19 pandemic. As noted above, given continued uncertainty the Compensation and Talent Development Committee (the “Committee”) resolved to leave the incentive plans unchanged during the year. In addition, the Committee approved a revised mid-year strategic plan, and communicated updated areas of focus. Throughout the remainder of the year, the Committee continued to monitor the impact of COVID-19 on our incentive plans. The Committee recognized that while metrics such as free cash flow and gross margin could, to some extent, self-adjust for significant declines in volume with prudent management, others such as revenue growth and EBIT growth could not. Therefore, the Committee indicated to management that it would consider making a discretionary adjustment to our annual incentive plan, capped at threshold, if management was successfully able to execute on its revised plan and deliver value to the Company’s shareholders. The Committee and management believed that the potential application of a discretionary adjustment capped at threshold would motivate and reward management for successful execution in challenging conditions and inure to the benefit of shareholders.

At the end of the year, the Committee considered management’s performance in light of COVID-19, taking into account performance against our original and revised strategic plans, performance against our peers, and our overall organizational health. Given the decisive actions taken by management, and successful execution against our strategic priorities in the second half of the fiscal year, including the Company achieving EBIT and revenue above its revised fiscal year 2020 plan, the Committee decided to apply a discretionary adjustment and recognize threshold performance with respect to the EBIT growth metric in the fiscal 2020 annual incentive plan in recognition of the work the management team did to manage costs, minimize the EBIT impact of the pandemic and safeguard our organizational health. The Committee viewed the proposed discretionary adjustment as modest and reasonable, with the adjustment increasing the performance level under the annual incentive plan by 17%, which remained below both target performance and management’s projected above-target performance based on our performance during the period prior to the pandemic. As a result of management’s actions taken during the pandemic, we were able to deliver adjusted EPS in excess of our revised plan and analyst expectations, achieve over 115% adjusted free cash flow conversion, return nearly $3 billion in capital to shareholders through share buybacks and dividends while strengthening our balance sheet and liquidity position and hold our EBIT decremental margins to levels we believe were viewed as best in class among our peers.

In making its decision to apply discretion, the Committee recognized that management had prioritized the health and wellbeing of its employees throughout the pandemic. Importantly, management implemented health and safety protocols designed to best protect employees and proactively engaged with employees working remotely to help support their health and wellbeing. The Committee believed that management’s cost-control efforts were generally equitable and balanced to reduce the level of permanent resource reductions while preserving our long-term viability and performance. Measures such as furloughs for all salaried employees the reduction or elimination of the 401(k) match for most salaried employees in the US and Canada were applied consistently, including with respect to management. In addition, management did not take action to reduce employee salaries during the pandemic (other than the voluntary base salary reduction by the CEO), including maintaining our performance-based merit increase program for fiscal year 2021. Management also elected to make discretionary adjustments to our non-executive incentive plans to account for the impact of COVID-19 on our performance. The Committee believed these factors aligned management and our employees, further supporting the application of discretion.

Despite the negative impact of COVID-19 and the efforts of all of our employees including the NEOs, no changes were made with respect to any of the other annual incentive metrics, nor to the long-term incentive plan performance period ending in fiscal year 2020. This discretionary adjustment limited to the EBIT metric threshold performance resulted in an overall annual incentive payout that remained below target and below pre-COVID-19 expectations based on our performance prior to the pandemic.

Fiscal 2020 annual incentive awards paid out at 88% of target for the NEOs See page 73 for details	2018-2020 PSU awards subject to a three-year performance period concluding September 30, 2020, paid out at 128% of target See page 75 for details

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Compensation Discussion & Analysis  ›  Fiscal 2020 Compensation

To assess the alignment between performance and compensation, the Committee relies on advice from its independent compensation consultant, Farient Advisors LLC. Farient evaluates the relationship between performance and compensation, and considers this relationship in making pay decisions pertaining to the CEO. On the Committee’s behalf, Farient used a number of methods in assessing our pay for performance alignment, including:

∎

Farient’s proprietary alignment methodology, which assesses the extent to which 3-year TSR and 3-year average Performance-Adjusted Compensation (which includes actual salary, actual annual incentives paid, and the value of equity at the end of the 3-year period using actual PSU awards, if known, and target PSU awards for incomplete performance cycles, and the Black-Scholes value of options granted during the 3-year period, all valued at the stock price at the end of the 3-year period) are aligned;

∎	A simulation of pay-for-performance tests used by proxy advisory firms; and

∎	An analysis of realizable pay relative to target pay compared to peers.

Given the results of these assessments, the Committee concluded that Johnson Controls’ executive compensation, including that for the CEO, is aligned with our performance. In addition, Farient was involved in the discussions evaluating the appropriateness of the use of discretion in our fiscal 2020 incentive plans and, based on the criteria the company set forth in making its decisions, their knowledge of the market, and input from the investment community in general, were supportive of the approach taken by the Committee.

FISCAL 2020 KEY COMMITTEE ACTIVITIES

During fiscal 2020, the Committee addressed several items in addition to the standing annual agenda items which are highlighted below.

Executive Pay Actions In Response to COVID-19	The Committee remained apprised of actions management was taking across the organization as it related to Johnson Controls’ employees. In their capacity overseeing executive pay, the Committee:
∎ Engaged with management on cost savings measures and endorsed management’s decision that such measures be applied consistently, including with respect to our executive officers

∎ Supported the request from the CEO for a voluntary 20% base salary reduction for six months from April until the end of the fiscal year

∎ Determined that a discretionary adjustment to the annual incentive plan results to permit threshold vesting in respect of the EBIT Growth metric only was warranted, while making no further adjustments to the plan which modified financial performance results from 67% of target to 84% of target

∎ Approved the CEO’s recommendation that no individual modifiers be applied in respect of fiscal 2020 to recognize the actions of the NEOs to focus and work as one team to lead and manage through the unprecedented impact of the pandemic

∎ Made no adjustments to PSUs or any other form of LTI previously granted
Shareholder Engagement	The Company continued its twice-yearly shareholder outreach efforts, offering meetings to our top 25 shareholders, representing approximately 61% of the Company’s outstanding shares. Meetings were requested by five shareholders, representing 11% of the company’s outstanding shares, during fiscal year 2020 and provided the Company with valuable feedback.

Feedback indicated that investors continue to be comfortable with the general structure and operation of our executive compensation program. Discussions focused on COVID-19 related issues, with investors generally receptive to the use of discretion with feedback that the Company should be consistent and transparent if discretion was applied. Free cash flow and ROIC continue to be cited as important metrics for both performance and compensation, and we continue to use these metrics in our variable compensation programs.

Investors also raised topics related to ESG, including the Company’s compliance with SASB and TCFD and were pleased with Johnson Controls’ progress in these areas. These topics are discussed in detail on page 49 of our Proxy Statement.

2021 Notice and Proxy Statement        59

Compensation Discussion & Analysis  ›  Fiscal 2020 Key Committee Activities

FY21 Compensation Committee Actions	The Committee has made the following changes for FY21:

∎ Revised the Compensation Committee Charter to rename the Committee the Compensation and Talent Development Committee and enhance the Committee’s oversight of talent development and human capital management.

∎ The Committee continues to monitor trends and developments with respect to incentive compensation recoupment policies. As part of this monitoring, in December 2020 the Committee revised our recoupment policy to allow us to recoup incentive based and equity compensation for misconduct that has the potential to cause material reputational harm.

Executive New Hires

Two new executive appointments were made in connection with the focus on driving growth through services and solutions and the planned retirement of Brian Stief, Chief Financial Officer: Ganesh Ramaswamy, and Olivier Leonetti were hired in fiscal year 2020 further enhance the company’s growth and market offerings. The need for critical capabilities as the company continues to transform, required us to bring in external talent.

∎ In December 2019, Ganesh Ramaswamy was named Vice President and President Global Services and Transformation. In this role, also newly created for the Company, Mr. Ramaswamy leads our global services business of approximately $6.3 billion. He is driving the services transformation by improving consistency of fundamentals across the Company’s global direct channels, leveraging infrastructure and working closely with regional leaders to execute strategic priorities. Since joining, he has played a key leadership role in merging digital and service capabilities, including the launch of tailored services powered by OpenBlue technology that provide customizable solutions to customers around the globe.

∎ In August 2020, Olivier Leonetti joined the company as the successor to Brian Stief. He formally became our Chief Financial officer on November 17, 2020. Mr. Leonetti’s extensive international experience and background in industrial and digital technologies will enable him to provide key leadership as the Company intensifies its focus on transforming the future of building technologies. Mr. Leonetti’s appointment marks the conclusion of the planned succession from Mr. Stief.

In association with the appointments of Messrs. Ramaswamy and Leonetti, the Committee reviewed and approved their annual compensation packages as well as cash and equity awards intended to compensate them for at-risk compensation that they were each forfeiting at their prior employers. While both will participate in the customary JCI executive pay plans in the future, the Committee approved one-time awards in association with each of their appointments. The awards comprised a combination of cash and restricted stock units, with vesting schedules over a three-year period, reflecting the compensation being forfeited. Clawback and termination provisions have been attached to these awards.

NEO	One-time cash payment	One-time RSU award
Ganesh Ramaswamy	$775,000	$2,400,000
Olivier Leonetti	$800,000	$5,500,000

NAVIGATING THE CD&A

In the balance of this CD&A we provide additional details on the items described on the previous pages, along with information on our executive compensation design, management and outcomes.

Executive Compensation Framework	Executive Compensation Philosophy and Principles | Elements of Executive Compensation	61

Executive Compensation Management	Roles in Determining Executive Compensation | Use of an Independent Compensation Consultant | Annual Say-on-Pay Vote | Shareholder Engagement | Use of Market Data | Metric Selection and Goal Setting	64

Fiscal 2020 Compensation Decisions and Outcomes	Base Salary | Annual Incentive Performance Program | Long-Term Equity Incentive Awards	70

Additional Information	Other Executive Compensation Policies | Executive Benefits and Perquisites | Executive Severance and Change-in-Control Policy | Global Executive Assignment Agreement | Tax and Accounting Considerations	77

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Compensation Discussion & Analysis  ›   Executive Compensation Framework

EXECUTIVE COMPENSATION FRAMEWORK

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

Our executive compensation program is designed to attract and retain highly-qualified executives, motivate our executives to achieve our overall business objectives, and align our executives’ interests with those of our shareholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program. We believe that our fiscal year 2020 compensation practices demonstrated our commitment to these principles in the face of a challenging environment.

Pay-for-performance

✓  Set majority of compensation as variable and at-risk

✓  Tie incentives to performance against financial, operational and strategic goals

✓  Use quantifiable and measurable performance metrics and goals that are clearly disclosed

✓  Provide significant upside and downside potential for superior and low performance

Target pay appropriately	✓ Benchmark compensation against practices in similarly-sized general industry companies ✓ In general, target compensation at market median for comparable positions (+/- 15%)

Align interests with our stakeholders

✓  Design programs that discourage unnecessary or excessive risk-taking

✓  Cap payout opportunities under the incentive plans

✓  Reward long-term financial results that drive financial creation through a balanced equity mix

✓  Operate meaningful share ownership guidelines

✓  Provide a pay recoupment (i.e. clawback) policy

✓  Prohibit insider trading, hedging and pledging of Company stock

✓  Engage with shareholders on executive compensation matters

✓  Engage an independent compensation consultant to provide analysis and advice

✓  Conduct an annual say-on-pay vote

Avoid poor governance practices

   No tax gross-ups on any change-in-control benefits

   No single-trigger accelerated vesting on a change-in-control (double-trigger provisions)

   No discounting, reloading or re-pricing of share options without shareholder approval

   No guaranteed compensation or guaranteed increases

   No excessive perquisites

   No employment agreements with executive officers, except where legally required in which case they follow market norms

   No dividends paid on unvested restricted share units or performance share units until such awards vest

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Compensation Discussion & Analysis  ›  Elements of Executive Compensation

ELEMENTS OF EXECUTIVE COMPENSATION

Consistent with our compensation philosophy, the majority of our NEOs’ target total direct compensation in fiscal 2020 was variable and at-risk.

Chairman & Chief Executive Officer	All Other NEOs (average)

Element	Purpose	Performance Alignment	Recent Changes
Base Salary	Recognize role scope, skills required, performance, contribution, leadership and potential	Individual performance taken into account when considering changes

No increases for fiscal 2020

The CEO and other NEOs participated in the temporary COVID-19 cost saving measures described under “Fiscal 2020 Compensation Decisions and Outcomes — Base Salary” on Pg. 70.

Annual Incentive Award	Tie compensation to the successful execution of our operating plan and strategic goals

Opportunity of 0% — 200% of target based on performance

Based on performance against three equally weighted financial metrics: EBIT Growth, revenue growth, and adjusted free cash flow conversion; a strategic modifier (+/- 25%) based on performance against pre-established shared strategic priorities; and an individual modifier (-25% / +10%)

All NEOs now participate in the same enterprise wide AIPP (no business unit plans)

Individual modifier of -25% /+10% introduced in fiscal 2020 and is used to modify the payout based on contribution to business results

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Compensation Discussion & Analysis  ›  Elements of Executive Compensation

Element	Purpose	Performance Alignment	Recent Changes
Long-Term Incentive Equity Awards	Attract, retain and motivate executive talent; align interests with our shareholders and value realization with stock price; drive accountability for long-term performance

PSUs (50%), share options (25%) and RSUs (25%)

PSUs based on performance against three equally weighted measures assessed over three years: cumulative pre-tax earnings, average pre-tax ROIC and relative TSR versus the S&P 500 Industrials

Share option and RSU value realization tied to Johnson Controls’ stock price performance. Options vest 50% after two years and 50% after three years; RSUs vest equally over three years

No changes

2021 Notice and Proxy Statement        63

Compensation Discussion & Analysis  ›  Executive Compensation Management

EXECUTIVE COMPENSATION MANAGEMENT

The Committee comprises independent directors who develop, amend and approve our executive compensation program. To ensure the executive compensation program is effective and reasonable, the Committee uses a variety of inputs including the results of our annual say-on-pay vote, feedback from shareholders, the advice of the Committee’s independent compensation consultant informed by market practices, and input from the Chairman & Chief Executive Officer.

ROLES IN DETERMINING EXECUTIVE COMPENSATION

Compensation Committee

∎  Develop, amend and approve executive compensation programs to remain consistent with our values and philosophy, support the recruitment and retention of executive talent, and help achieve business objectives

∎  Determine and approve the appropriate level of compensation for all executive officers, other than the CEO

∎  Determine and approve short- and long-term incentive plan targets for all executive officers, other than the CEO

∎  Evaluate CEO individual performance and recommend CEO compensation to the independent Board of Directors

∎  Review talent development and succession plans for the CEO and other executive officer roles, and make recommendations to the independent Board of Directors regarding the appointment of the executive officers

∎  Approve the independent compensation consultant’s fees and terms of the engagement

Independent Directors of the Board

∎  Review and approve CEO compensation, and annual and long-term corporate goals relevant to CEO compensation

∎  Review and approve talent development and succession planning recommendations for all executive officer roles

CEO

∎  Evaluate performance for the executive officers, other than himself, and make compensation recommendations to the Committee

Independent Compensation Consultant

∎  Inform the Committee of market trends, developments in executive compensation, and provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in-line with our business and talent strategies, and investor expectations

∎  Analyze the prevailing executive compensation structure and plan designs, and asses the competitiveness of our compensation program in the context of aligning executive officer interests with those of our shareholders

∎  Test the incentive plan performance goals to ensure appropriate rigor and alignment with shareholder interests

USE OF AN INDEPENDENT COMPENSATION CONSULTANT

The Committee has the sole authority to engage the services of outside advisors, experts, and others to assist in performing its duties. Since December 2017, the Committee has engaged Farient Advisors. Other than the services it provided to the Committee, Farient Advisors did not provide any services to the Company. The Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the Committee has determined that Farient Advisers is independent of the Company and its management, and did not identify any conflict of interest.

ANNUAL SAY-ON-PAY VOTE

In designing our executive compensation program, the Committee annually presents a ‘say-on-pay’ vote to our shareholders. In March 2020 we received 85% support, indicating the majority of our shareholders supported our executive compensation program. Based on our engagement with shareholders, the Committee understands that the primary driver of our slightly below market “say-on-pay” vote was continuing concerns regarding legacy severance payments rather than any of our ongoing compensation practices. With Mr. Stief’s retirement, all of our NEOs are now covered by market-aligned severance provisions (summarized later in this report), which the Committee feels addresses this shareholder concern.

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Compensation Discussion & Analysis  ›  Shareholder Engagement

SHAREHOLDER ENGAGEMENT

Johnson Controls is committed to maintaining ongoing dialogue with our shareholders to enable us to solicit and respond to feedback about our executive compensation programs in a timely manner. The feedback that we receive through our engagement efforts twice a year is an important input into discussions and decisions regarding executive compensation, in addition to market practices, the advice of our independent compensation consultant and business strategy.

During fiscal 2020, we reached out to our top 25 shareholders, representing approximately 61% of our outstanding shares. Five investors, representing approximately 11% of our outstanding shares, requested meetings. Consistent with prior years, we heard that our shareholders are pleased with our approach to executive compensation, following changes made over the past few years. The program today is well received and aligned with shareholders’ interests.

What We Heard	Our Response

A general interest in any response to COVID-19, with receptiveness to the use of discretion provided it’s consistent and transparent

Like many companies, the Company and Committee closely monitored the impact of COVID-19. Our top priorities were to protect the health and wellbeing of our employees and their families, the continuous functionality of our customers’ and partners’ critical infrastructure and essential facilities around the world and preserve our long-term viability and performance.

As the year progressed and business plans were updated, the question of whether any adjustments to our executive compensation programs were appropriate was a point of discussion. In June, the Committee determined that given continuing uncertainty, we would wait until year end and use judgement to assess performance in the context of our original plans, our revised expectations, our peers, and the Company’s general organizational health.

Our shareholders were comfortable with this approach, and generally receptive to the idea that discretion may be applied, asking for consistency in application and transparency in our disclosure regarding any eventual decisions.

Questions as to whether there would be any changes to our executive programs, and continued support for free cash flow and ROIC as incentive metrics

The Committee continues to believe that the existing executive compensation framework, including the use of adjusted free cash flow conversion in the AIPP and pre-tax ROIC for PSU awards, is fit for purpose. We reinforced that we did not expect many, if any, changes to our program for fiscal 2021.

Investors also raised topics related to ESG, including the Company’s compliance with SASB and TCFD and the Company’s governance structure and oversight initiatives. These topics are discussed in detail on pages 49, 54 and 38 of our Proxy Statement.

JCI is committed to ongoing engagement as it provides helpful insight into the real-time perspectives of our shareholders.

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Compensation Discussion & Analysis  ›  Use of Market Data

USE OF MARKET DATA

The Committee engages the independent compensation consultant to undertake an annual review of the compensation peers that are used to provide insight into market competitive pay levels and practices. In partnership with the independent consultant, a robust process has been established to appropriately assess the relevance of different companies in the context of making compensation comparisons. As with prior years, an established process was used to assess the peer group composition and to establish the fiscal 2020 peers.

U.S. Traded Companies	Companies with U.S. operations that will disclose compensation levels and design practices for NEOs

Similar Business Models	Companies that operate in similar arenas, requiring similar skills and experiences from their executive talent, and being subject to similar market forces

Size (Revenue Within 1/2x-2x Range)	Companies of a broadly relevant size as an indicator of complexity and scope for executive roles; companies that are of a reasonable size for making market comparisons

S&P 500 Industrials Company	Companies that operate in the broad industrials arena, again indicating executive talent with relevant skills and companies that are subject to similar market forces

Geographic Footprint	Companies with international revenue of at least 35% of their total revenue, indicating multi-national operations, the complexity that results in and the associated skills required by executives

Other Factors	Other factors that are relevant as it pertains to global business operations and executive talent, such as operations that emphasize technology

The fiscal 2020 peer group, established in 2018 and reaffirmed in 2019, was used to inform pay decisions in respect of fiscal 2020.

Fiscal 2020 Compensation Peers
∎ 3M Company ∎ Caterpillar Inc. ∎ Cummins Inc. ∎ Deere & Company ∎ Eaton Corporation* ∎ Emerson Electric Co.* ∎ Fluor Corporation	∎ General Dynamics Corporation ∎ Honeywell International, Inc.* ∎ Ingersoll-Rand ∎ Parker Hannifin Corporation ∎ Raytheon Company ∎ Stanley Black & Decker Inc. ∎ United Technologies Corporation*

(*)

The Committee also referenced a subset of the compensation peers (the ‘select peer group’) marked above with the addition of Lennox International, to provide additional context when setting performance goals under Johnson Controls’ performance-based incentive plans for fiscal 2020. Lennox International is not included as a compensation peer because it is significantly smaller than Johnson Controls and falls outside of the size criteria. Additional information on the goal setting process is summarized in the following section.

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Compensation Discussion & Analysis  ›  Use of Market Data

In June 2020, the Committee approved several modifications to the compensation peer group. These changes were made to ensure continued business relevance following transaction activity within the industry. This compensation peer group will be used to inform pay decisions in respect of fiscal 2021.

Fiscal 2021 Compensation Peers		Changes
∎ 3M Company ∎ Carrier Global Corporation ∎ Caterpillar Inc. ∎ Cummins Inc. ∎ Deere & Company ∎ Eaton Corporation ∎ Emerson Electric Co.	∎ General Dynamics Corporation ∎ Honeywell International, Inc. ∎ Otis Worldwide Corporation ∎ Parker Hannifin Corporation ∎ Stanley Black & Decker Inc. ∎ Trane Technologies	Removed: Fluor Inc., Ingersoll-Rand plc, Raytheon Company Added: Carrier Global Corporation, Trane Technologies, Otis Worldwide Corporation

In using the market data, the Committee generally sets an initial guideline of positioning target total direct compensation (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/-15%) of the 50th percentile of the compensation peer group. At the time of approval of the fiscal 2020 compensation peers, Johnson Controls ranked at approximately the 50th percentile with respect to revenue. Following the removal of some larger companies, and addition of some smaller companies, Johnson Controls ranked at approximately the 50th percentile with respect to revenue relative to the fiscal 2021 compensation peers. The Committee remains comfortable that the combination of this market positioning and compensation peer group is appropriate.

Given reliable proxy data is only available for the CEO and CFO, general industry survey data is referenced using the same approach for these as well as all other roles. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

METRIC SELECTION AND GOAL SETTING

Central to our pay-for-performance philosophy is maintaining a rigorous goal setting process that is used to determine both our annual and long-term incentive plan performance targets. Each year, management, the Committee, and our independent consultant spend meaningful time determining metrics, goal ranges and testing the appropriateness of our incentive plan thresholds, targets, and maximums.

Given that the timing of the goal-setting process spans the September and December Committee meetings, the fiscal 2020 goal-setting process was completed on a “business as usual” basis. However, with COVID-19 being classified as a pandemic and having a material impact on Johnson Controls’ operations, the process for the balance of the year took a different course.

September		December	June	September
Typical Year	∎ Discuss role of incentives in supporting business, talent, and compensation strategies ∎ Review potential structural changes in the context of shareholder feedback	∎ Review external feedback on targets (metrics and goals) ∎ Review business and operational changes ∎ Review performance expectations (see below) ∎ Review and approved proposed metrics and goals	∎ Monitor interim performance updates from management team
Fiscal 2020

∎   Review impact of COVID-19 on the Company’s results of operations and projected plan performance

∎  Review and discuss potential adjustments and/or structural changes to plans to account for COVID-19 impact

∎   Plan for the use of structured discretion

∎   Review updated impact of COVID-19 on the Company’s results of operations and projected plan performance

∎  Review and discuss updated modeling of potential plan adjustment frameworks against actual performance, peer group and market perspectives on plan adjustment

∎   Review proposed framework for the use of structured discretion in assessing performance

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Compensation Discussion & Analysis  ›  Metric Selection and Goal Setting

In September 2019, the Committee reaffirmed its support of fundamental aspects of plan design, in particular the change in fiscal 2018 to adopt a three-year cumulative performance measurement approach to PSU awards. Two updates were made to the AIPP.

⬛ Remove the EBIT margin improvement metric from the composite strategic modifier assessment, given its strong representation in other areas of our incentive programs
⬛ Add an individual modifier to AIPP outcomes to enable the assessment of an individual’s contribution to overall business performance

⬛ Operate a single enterprise-wide AIPP, rather than having an additional and separate Building Technologies & Solutions plan, given changes in the business portfolio

Both management and the Committee believe these changes further align our compensation strategy with our business strategy and will focus our executives on delivering long-term, sustainable value creation for our stakeholders.

Following the agreement of metrics, each December we establish the performance goals and ranges associated with each of them. The objective is to set ranges that contain adequate stretch, but also fit within our risk framework so as not to encourage excessive risk taking. We take account of the Company’s historical and projected performance, historical and expected performance of the S&P Industrials, and historical and projected performance of our select peer group in conjunction with our annual plan and external macro-economic factors impacting our business.

Based on the data, management proposes goal ranges for each performance metric to the Committee, which are also assessed by the independent compensation consultant. In its analysis, our independent consultant assesses the probability of achievement of our threshold, target, and maximum goals given historical performance realized among peers and the S&P 500 Industrials and provides the Committee with an independent perspective on the robustness of our goals. The Committee tests the stretch and potential payouts to ensure they are challenging and the level of performance will be reflected appropriately in the payout levels.

Management	Independent Consultant	Compensation Committee

Proposes goal ranges based on analysis of:

∎  Johnson Controls’ financial forecasts

∎  Historical S&P 500 Industrials performance

∎  Projected S&P 500 Industrials performance

∎  Projected compensation and select peers’ performance

∎  Analyst expectations

∎  Shareholder feedback

∎  Macro-economic trends

Evaluate management-proposed ranges by:

∎  Assessing likelihood of achievement based on historical performance

∎  Validating against analyst expectations of performance

∎  Reviewing absolute value and spread of threshold, target and maximum goals

Approves the proposed ranges following a review of materials prepared by management and the independent compensation consultant, and the resolution of any questions raised which may result in revisions to the proposed ranges

Our metric selection and goal setting processes allow for the continual assessment of how our incentives support our strategy and drive shareholder returns.

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Compensation Discussion & Analysis  ›  Metric Selection and Goal Setting

In a typical year, the Committee receives interim performance updates at subsequent meetings to understand how the Company is progressing in the context of the performance goals set at the outset of the year. In 2020, the Committee received detailed updates in June and September with respect to the Company’s actual and projected performance, assessing the impact of the pandemic on results. These discussions enabled the Committee to determine that rather than making changes during the performance period for either the AIPP or PSU awards, it would adopt a framework to inform the potential use of structured discretion. As noted previously, this resulted in no changes being made for the 2018 – 2020 PSU awards, and the application of discretion in respect of EBIT growth performance under the AIPP to permit a payout at threshold in respect to that element.

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Compensation Discussion & Analysis  ›  Fiscal 2020 Compensation Decisions and Outcomes

FISCAL 2020 COMPENSATION DECISIONS AND OUTCOMES

BASE SALARY

Following a review of compensation in September 2019, Messrs. Oliver and Stief’s base salaries were left unchanged for fiscal 2020, effective October 1, 2019. In connection with his transition to VP & President — Global Products, Building Technologies and Solutions, Mr. Williams received a fiscal year 2020 base salary increase of 8% effective October 1, 2019.

NEO	Fiscal 2019 Target Base Salary	Fiscal 2020 Target Base Salary	Target Percent Change	Fiscal 2020 Earned Base Salary**
George R. Oliver	$1,500,000	$1,500,000	0%	$1,348,846
Brian J. Stief	$742,000	$742,000	0%	$713,462
Jeffrey M. Williams	$742,000	$800,000	8%	$753,846
Ganesh Ramaswamy	*	$725,000	*	$580,000
Olivier Leonetti	*	$740,000	*	$65,463

*	New NEO for fiscal year 2020

**	Represents actual base salary earned as a result of the COVID-19 cost mitigation measures described below.

In response to COVID-19 management implemented cost mitigation measures impacting all U.S. salaried employees, including the NEOs.

∎	All officers were subject to our U.S. salaried-employee furlough, which meant that they took ten days of leave without pay.

∎	Mr. Williams was also subject to an additional week of our Global Products U.S. salaried-employee furlough.

∎	Mr. Oliver voluntary took a 20% reduction in base salary in April for the balance of the fiscal year in lieu of a ten-day furlough, which was supported by the Board.

ANNUAL INCENTIVE PERFORMANCE PROGRAM (AIPP)

Our AIPP rewards executives for their execution of our operating plan and other strategic initiatives, as well as for financial performance that drives long-term shareholder value creation. Award opportunities are generally targeted at market 50th percentile. This plan places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of the enterprise and individual contributions. Payment is capped at 200% regardless of the achievement of the strategic and individual modifiers.

Financial Performance	x	Strategic Performance Modifier +/- 25%	=	AIPP Result and Funding Pool	x	Individual Performance Modifier +10% /-25%	=	Final Payout Subject to 200% of Target Cap

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Compensation Discussion & Analysis  ›  Annual Incentive Performance Program (AIPP)

In December 2019, prior to COVID-19 being declared a pandemic, the Committee approved the fiscal 2020 AIPP performance measures, which remain unchanged from fiscal 2019, and their associated goals. Financial measures were earnings before interest and taxes (EBIT) growth, revenue growth, and adjusted enterprise free cash flow conversion; strategic measures were our year-over-year growth in gross margin and secured orders. These measures, defined below, were selected as they focus our executive officers on the Company’s performance and the business’s profitability, operating strength and efficiency.

Metric and Definition	Weight	Why It Matters

EBIT growth | Net income adjusted for income tax expense, financing costs, non-controlling interests, foreign exchange and certain significant special items, such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns annual organic EBIT growth resulting from effective and efficient execution of our operating plan to broadly comparable companies subject to similar external market and economic factors.
Revenue growth | Revenue adjusted for the impact of foreign exchange and acquisitions/divestitures.	1/3

Aligns annual organic revenue growth resulting from strong sales execution, product and innovation investments, and market share gains to broadly comparable companies subject to similar external market and economic factors.

Adjusted free cash flow conversion | Free cash flow divided by net income attributable to JCI, both adjusted for certain significant special items such as transaction/integration/separation costs, impairment charges, acquisitions/divestitures, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post retirement plans, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. Free Cash Flow is defined as cash provided by operating activities less capital expenditures.

1/3

Establishes annual adjusted free cash flow conversion improvement targets resulting from trade working capital and other operating cash flow initiatives accompanied with disciplined capital expenditure management. Our ability to generate cash is critical to our growth and funding of operating activities.

Strategic modifier | Two metrics are utilized: ∎ Organic gross margin improvement ∎ Organic secured orders growth The same metrics and overall modifier apply to all NEOs.	Modifier +/- 25%	Establishes specific financial and operating improvement metrics each year which are critical to support delivery of our operating plan.

Individual modifier | Factors considered vary by individual, reflecting their areas of personal responsibility and their goals for the year. While goals were set at the start of the year, the individual modifier was ultimately not used in fiscal 2020, reflecting the fact the team was united in working together to manage the challenges created by the pandemic.

Modifier +10% / - 25%

Enables the Committee to adjust awards informed by a judgement-based assessment of how performance was delivered versus our culture and values, business unit contributions to enterprise-wide performance as appropriate, and any exceptional circumstances during the year.

Despite the negative impact of COVID-19, in June the Committee determined that there should be no changes to the underlying metrics, performance targets, and modifiers in the annual incentive plan. In discussing whether or not any changes should be made during fiscal 2020, the Committee agreed that metrics like free cash flow conversion and gross margin could, to some extent, adjust for significant declines in volume due to COVID-19 with prudent management, while others such as revenue growth, EBIT growth and orders secured would not adjust easily to changes in volume. The Committee determined that given continuing uncertainty, it would instead adopt a structured discretion framework assessing performance against the original goals, revised strategic plan, our peers and general organizational health at the end of the year. This would take account of the actions management had taken to reduce the overall impact of the revenue decline on EBIT through responsible and appropriate cost mitigation actions and other successful contributions in managing through the crisis.

Fiscal 2020 AIPP Performance

Fiscal 2020 was a challenging year for the Company given the challenges posed by COVID-19. Global demand for the Company’s products and services fell markedly as the global economy contracted. Shutdown orders prevented us from

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Compensation Discussion & Analysis  ›  Fiscal 2020 AIPP Performance

accessing customer’s facilities and managing projects were being delayed as our customers worked to control their capital spending. In response, management had to identify appropriate actions that could be taken to manage the crisis while continuing to advance strategic initiatives such as the launch of OpenBlue as summarized on page 4. This was all done against a fundamental backdrop of protecting the health and wellbeing of our employees and their families; and ensuring the continuous functionality of our customers’ and partners’ critical infrastructure and the operation of essential facilities.

Against the performance goals set at the start of fiscal 2020, prior to COVID-19, these efforts resulted in an unweighted and unadjusted financial payout factor of 67% of target.

		Fiscal 2020 Performance Goals				Payout Factor
Financial Performance Metric	Weight	Threshold	Target	Maximum	Actual	Unweighted	Weighted
EBIT Growth	1/3	6.0%	9.0%	13.0%	-4.3%	0%
Revenue Growth	1/3	2.6%	4.0%	5.3%	-6.4%	0%	67%
Adjusted Enterprise Free Cash Flow Conversion	1/3	90%	95%	105%	115%	67%

After careful consideration the Committee deemed it appropriate to apply discretion to permit threshold vesting in respect of the EBIT growth performance. No other adjustments were made. The Committee believed this to be a modest and reasonable adjustment to appropriately reflect the actions taken by management and the Company to control costs and contribute to EBIT performance against our revised plan in order to deliver value to shareholders while safeguarding our organizational health. As a result of management’s actions taken during the pandemic, we were able to deliver adjusted EPS in excess of our revised plan and analyst expectations, achieve over 115% adjusted free cash flow conversion, return nearly $3 billion in capital to shareholders through share buybacks and dividends while strengthening our balance sheet and liquidity position and hold our EBIT decremental margins to a level we believe to be viewed as best in class among our peers. The adjustment, resulted in the payout factor increasing from 67% to 84%, which remained below both target performance under the annual incentive plan and management’s projected above-target performance based on our performance during the period prior to the pandemic.

In making its decision to apply discretion, the Committee recognized that management had prioritized the health and wellbeing of its employees throughout the pandemic. Importantly, management implemented health and safety protocols designed to best protect employees and proactively engaged with employees working remotely to help support their health and wellbeing. The Committee believed that management’s cost-control efforts were generally equitable and balanced to reduce the level of permanent resource reductions while preserving our long-term viability and performance. Measures such as furloughs for all salaried employees and the reduction or elimination of the 401(k) match for most salaried employees in the US were applied consistently, including with respect to management. In addition, management did not take action to reduce employee salaries during the pandemic (other than the voluntary base salary reduction by the CEO), including maintaining our performance-based merit increase program for fiscal year 2021. Management also elected to make discretionary adjustments to our non-executive incentive plans to account for the impact of COVID-19 on our performance. The Committee believed these factors aligned management and our employees, further supporting the application of discretion.

		Payout Factor
Financial Performance Metric	Weight	Unweighted Adjusted	Weighted Adjusted
EBIT Growth	1/3	17%
Revenue Growth	1/3	0%	84%
Adjusted Enterprise Free Cash Flow Conversion	1/3	67%

Performance in respect of the strategic modifier was as follows:

Strategic Modifier Metric	Performance Goal	Modifier %	Results
Achievement of YOY Gross Margin Improvement	> 70 bps	+15%	100 bps	+15%
	< 30 bps	-15%
Achievement of YOY Secured Organic Secured Order Growth	> 6%	+10%	-7%	-10%
	< 3%	-10%
Total Strategic Modifier		+/-25%	+5%

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Compensation Discussion & Analysis  ›  Fiscal 2020 AIPP Performance

This combination of financial and strategic performance resulted in a formulaic AIPP result and funding level of 88%.

Given the unusual circumstances of 2020, the CEO recommended, and the Committee approved, no individual modifiers be applied in respect of the NEOs. In this spirit the Committee decided, and the Board approved, that no individual modifier would be applied in respect of the CEO.

The table below summarizes the target award potential and eventual payout amounts for the NEOs in respect of fiscal 2020 performance.

NEO	Target Opportunity (% salary)	Target Opportunity	Financial and Strategic Payout Factor	Individual Modifier	Total Payout Factor	Fiscal 2020 Annual Incentive Award
George R. Oliver[1]	160%	$2,400,000	88%	100%	88%	$2,116,800
Brian J. Stief	110%	$ 816,200	88%	100%	88%	$719,888
Jeffrey M. Williams	95%	$ 760,000	88%	100%	88%	$670,320
Ganesh Ramaswamy[2]	90%	$ 652,500	88%	100%	88%	$478,015
**Olivier Leonetti[3]	—	—	—	—	—	—

[1]	Mr. Oliver’s target and payout were calculated on the basis of his unreduced base salary.
[2]	Mr. Ramaswamy’s payout was prorated 83.06% based on the number of days worked within the fiscal year 2020.
[3]	Mr. Leonetti did not participate in the annual incentive performance program in fiscal 2020 given his date of appointment.

LONG-TERM EQUITY INCENTIVE AWARDS

Another key element in the compensation of our executive team is long-term equity incentive awards, which tie a significant portion of compensation to the Company’s performance over time. In fiscal 2020, three different types of long-term incentive vehicles were granted to our NEOs:

In combination, we believe these grants provide a balanced focus on sustainable long-term shareholder value creation and retention of key executives in the interests of our collective stakeholders. They are also reflective of market practice within our compensation peer group. The total target grant value is established based on generally targeting the market 50th percentile.

FISCAL 2020 LONG-TERM EQUITY GRANT
	VALUE OF SHARE OPTIONS	VALUE OF RSUs	VALUE OF PSUs	TOTAL TARGET VALUE OF AWARD
George R. Oliver	$2,375,000	$2,375,000	$4,750,000	$9,500,000
Brian J. Stief	$ 670,750	$ 670,750	$1,341,500	$2,683,000
Jeffrey M. Williams	$ 750,000	$ 750,000	$1,500,000	$3,000,000
Ganesh Ramaswamy	$ 550,000	$ 550,000	$1,100,000	$2,200,000
Olivier Leonetti*	—	—	—	—

*	Mr. Leonetti did not participate in the long-term incentive program in fiscal 2020 given his date of appointment.

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Compensation Discussion & Analysis  ›  Fiscal 2020-2022 Performance Share Units

Fiscal 2020-2022 Performance Share Units

Performance Share Units (PSUs) help to ensure our executives’ pay is directly linked to the achievement of strong, sustained long-term operating performance. The balance of metrics focuses senior leaders on making strategic investments that optimize long-term shareholder value.

In response to shareholder feedback, the Committee considered and approved several changes to the operation of PSUs for fiscal 2019 that remained in place for fiscal 2020. The 2020-2022 awards are subject to three independently weighted measures, with performance assessed over three cumulative years.

Metric, Weight and Definition	Weight	Why It Matters

Pre-tax earnings growth | Income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs mark-to-market adjustments related to restricted asbestos investments and pension and post retirement plans and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

	1/3	Aligns three-year organic pre-tax earnings growth resulting from the effective execution of our strategic operating plan to broadly comparable companies subject to similar external market and economic factors. Our ability to generate long-term profitability is critical to our growth and funding of operating activities.

Pre-tax ROIC | ROIC is income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs, mark-to-market adjustments related to restricted asbestos investments and pension and post retirement plans, and the adoption of new accounting pronouncements, all as reflected in an audited financial statement that appear in our Annual Report on Form 10-K, divided by pre-tax invested capital. Pre-tax invested capital is the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, adjusted for acquisitions/ divestitures and other special items.

	1/3	Establishes three-year pre-tax return on invested capital improvement targets resulting from the effective execution of our strategic operating plan and the efficient deployment of capital to enhance long-term shareholder value. Our ability to generate adequate returns on our investments is critical to our growth and funding of operating activities.
Relative TSR | Percentage change in Johnson Controls’ share price over the performance period (with an adjustment for reinvestment of dividends) relative to S&P 500 Industrials. Share prices are averaged over 30 days at the start and end of the performance period.	1/3	Aligns Johnson Controls’ three-year stock performance, including reinvestment of dividends, to broadly comparable companies with similar external market and economic factors. Investors recognize TSR as an appropriate measure to motivate executives and achieve alignment with shareholder interests.

The Committee set the earnings growth and ROIC thresholds, targets and maximums for the 2020-2022 performance period based on Johnson Controls’ long-term strategic plan as at December 2019, prior to COVID-19 being declared a pandemic. The Committee discussed whether it was appropriate to adjust the performance targets given world events following their approval. It was determined that given the continuing uncertainty, no changes would be made to outstanding PSUs; instead the Committee would continue to monitor performance and evaluate outcomes on an informed basis. As noted below, following as assessment in respect of the fiscal 2018 – 2020 awards, no adjustments were made. Given the commercial sensitivity of our long-term goals, the 2020 PSU performance goals will be disclosed at the conclusion of the three-year performance period.

	Weight	Fiscal 2020 Performance Goals
Performance Metric		Threshold	Target	Maximum
Pre-tax Earnings Growth	1/3rd	The three-year performance goals associated with these measures will be disclosed at the conclusion of the performance period
Pre-tax ROIC	1/3rd
Relative TSR vs. S&P 500 Industrials	1/3rd	≥25th percentile	≥50th percentile	≥75th percentile

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Compensation Discussion & Analysis  ›  Fiscal 2020-2022 Performance Share Units

The payout opportunity in respect of each element is calculated separately and weighted to arrive at a final payout.

	Below Threshold	Threshold	Target	Maximum
Payout (% of Target)	0%	50%	100%	200%

The payout is calculated using interpolation between threshold and target, and target and maximum.

Fiscal 2018-2020 Performance Share Units

Prior to the design changes approved for fiscal 2019 and beyond, PSU awards vest subject to pre-tax earnings growth and pre-tax ROIC, measured over three one-year periods, and a relative TSR modifier measured over the aggregate three-year performance period. This means that 2/3rds of the award had already been previously earned prior to the beginning of fiscal 2020. The Committee determined that despite the negative impact of COVID-19, no changes would be made to the previously approved fiscal 2020 performance metrics and goals.

Performance Metric	Weight	Performance Period	Fiscal 2020 Performance Goals (2018-2020)
			Threshold	Target	Maximum	Actual
Pre-Tax Earnings Growth	60%	2020	5.0%	9.2%	13.4%	-2.7%
Pre-Tax ROIC	40%		+140 bps	+170 bps	+200 bps	+180 bps
TSR Relative Modifier vs S&P 500 Industrial Index measured over three years	N/A	2018 - 2020	< 25th %ile	25th – 75th %ile	> 75th %ile	34th %ile

With respect to fiscal 2018-2020 awards, 2020 Pre-Tax Earnings Growth was -2.7% and 2020 Pre-Tax ROIC was +180bps, which resulted in aggregate performance for fiscal year 2020 of 53% of weighted target performance, exclusive of the TSR Modifier.

Fiscal 2020 marked the final year of the three-year performance period for the fiscal 2018-2020 awards. Based on aggregate performance over the three-years, awards vested at 128% of target.

Fiscal Year	Annual Performance Factor	Annual Weighting	Weighted Performance
2018	130%	1/3	43%
2019	200%	1/3	67%
2020	53%	1/3	18%
Total Payout Percentage			128%
2018-2020 Relative TSR Modifier			0%
2018 – 2020 PSU Final Payout Percentage			128%

As previously disclosed, in fiscal 2017, in consideration for Mr. Stief’s agreement to terminate his previously existing change of control agreement, and to incentivize Mr. Stief to remain Executive Vice President and Chief Financial Officer through December 2020, the Committee approved retention RSU and PSU awards to Mr. Stief that would vest in December 2020.

The retention awards approved by the Committee included two performance-linked awards:

⬛	299,251 RSUs representing a target value of $12 million, that would be converted to PSUs if the performance goals for the 2018-2020 PSU award were met at or above target, which they were; and

⬛	99,750 PSUs representing a target value of $4 million, subject to the same performance criteria as the 2018-2020 PSU awards.

As detailed above, the 2018-2020 PSU performance period concluded on September 30, 2020. Performance in respect of the pre-tax earnings growth, pre-tax ROIC and relative TSR metrics, which were not adjusted for the impact of COVID-19, resulted in a payout factor approved by the Committee of 128% of target, which was applied to both retention awards.

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Compensation Discussion & Analysis  ›  Fiscal 2020 Share Options and Restricted Share Units (RSUs)

Fiscal 2020 Share Options and Restricted Share Units (RSUs)

By awarding share options and RSUs, we link long-term incentives directly to our share price. If our share price decreases, so does the value of the executive officer’s compensation. Share options and RSUs also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We valued fiscal 2020 share options using a Black-Scholes valuation. Their strike price is equal to the closing price of our common shares on the date of the grant. Fifty percent of each share option award vests two years after the date of grant, and the other fifty percent vests three years after the date of grant. Share option vesting is subject to continued employment, with earlier vesting upon retirement, and share options have a ten-year exercise term. The Committee does not permit or engage in “backdating,” repricing or cash buyout of share options.

We value RSUs based on the closing price of our shares at the date of grant. RSUs generally vest in equal installments over three years.

New Hire Equity Awards

During fiscal 2020, two new executive officers, Ganesh Ramaswamy, and Olivier Leonetti, were appointed in connection with the continued services transformation and the planned retirement of Brian Stief, Chief Financial Officer. These two appointments reflected areas of importance to the Company’s transformation and growth strategies, which required hiring externally to procure new skill capabilities.

⬛

In December 2019, Ganesh Ramaswamy was named Vice President and President Global Services. In this role, also newly created, Mr. Ramaswamy leads our global services business of approximately $6.3 billion. He is driving the services transformation by improving consistency of fundamentals across the Company’s global direct channels, leveraging infrastructure and working closely with regional leaders to execute strategic priorities. Since joining, he has played a key leadership role in leveraging digital and service capabilities, including the launch of tailored services powered by OpenBlue technology that provide customizable solutions to its customers around the globe.

⬛

In August 2020, Olivier Leonetti joined the company as the successor to Brian Stief. He formally became the Chief Financial officer on November 17, 2020. Mr. Leonetti’s extensive international experience and background in industrial and digital technologies will enable him to provide key leadership as the Company intensifies its focus on transforming the future of building technologies. Mr. Leonetti’s appointment marks the conclusion of the planned succession with Mr. Stief retiring in December of 2020.

In connection with their appointments, the Committee reviewed and approved their compensation packages, detailed in the relevant sections of this report, as well as equity awards intended to compensate them for at-risk compensation that they were each forfeiting at their prior employers to join Johnson Controls. While both will participate in the ‘normal’ JCI executive pay plans in the future, the Committee approved one-time payments in association with each of their appointments. The awards comprised a combination of cash and restricted stock units, over a three-year period, reflecting the compensation being forfeited.

NEO	One-time cash payment	One-time RSU award
Ganesh Ramaswamy	$775,000	$2,400,000
Olivier Leonetti	$800,000	$5,500,000

Clawback and termination provisions have been attached to these awards to provide additional protection to shareholders. In the event of a voluntary termination within two years of appointment, individuals are required to repay the one-time cash payment in full. Termination provisions attached to the one-time RSU awards are structured to reflect various potential termination scenarios.

⬛	Involuntary not for cause termination: award accelerated on a pro-rated basis based on the number of full months actively employed

⬛	Death or disability: award accelerated in full

⬛	All other scenarios, including retirement, voluntary and ‘for cause’ termination: full forfeiture of the outstanding unvested award

76        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Additional Information

ADDITIONAL INFORMATION

OTHER EXECUTIVE COMPENSATION POLICIES

To further ensure the alignment of executive interests with those of our shareholders, the Committee has approved additional compensation-related policies that apply to our NEOs.

SHARE OWNERSHIP GUIDELINES

NEOs are required to hold specified amounts of Johnson Controls shares. If an executive does not meet the minimum guideline within five years, they cannot sell any shares until they meet the requirement. Until the guideline is met, executives are required to retain after-tax shares resulting from an exercise of share options and must retain shares resulting from the vesting of restricted share units and performance share units. All shares directly or indirectly owned by, and restricted share units granted to, NEOs count towards the requirement. Share options do not count. At the end of fiscal 2020, all NEOs were in compliance with their ownership requirements, either progressing towards their goal within the required time-frame (Messrs. Ramaswamy and Leonetti) or exceeding the requirement (Messrs. Oliver, Stief and Williams), demonstrating the strong alignment of interests between our NEOs and Johnson Controls’ stakeholders.

Role	Minimum Ownership Requirement (% base salary)
Chairman & Chief Executive Officer	600%
All Other NEOs (excludes former NEOs)	300%

COMPENSATION RECOUPMENT POLICY

Our recoupment policy provides that following any accounting restatement, in addition to any other remedies available to it and subject to applicable law, if the Board or any Committee of the Board determines that any annual or other incentive payment received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee could recover from the executive officer that compensation it considered appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

The Committee continues to monitor trends and developments with respect to incentive compensation recoupment policies. As part of this monitoring, in December 2020 the Committee revised our recoupment policy to allow us to recoup incentive based and equity compensation for misconduct that has the potential to cause material reputational harm.

INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICY

Directors, executive officers, employees and other related persons may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including executives and directors) to defined window periods that follow our quarterly earnings releases.

In addition, the Company’s directors, executive officers, employees and other related persons are prohibited from:

•	Pledging any Company securities held by them or their families as security for a loan, including by holding such securities in a margin account; and

•

Trading in puts, calls or any other derivative securities relating to in the Company’s shares, and engaging in hedging or monetization transactions relating to in the Company’s shares (including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds) or short sales of the Company’s shares.

EXECUTIVE BENEFITS AND PERQUISITES

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including our NEOs. Participants can contribute up to a specified percentage of their compensation on a pre-tax basis; however, executive officers’ percentages may be lower than other participants due to IRS requirements applicable to the 401(k) plan.

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Compensation Discussion & Analysis  ›  Executive Benefits and Perquisites

Normally, based on Company performance, we matched 100% of each dollar an employee contributes up to 4% of the employee’s eligible pay, and 50% of each additional dollar up to a total of 6% of the employee’s eligible pay. In addition, the Company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs. The contribution for this group of employees was between 1% and 5% of the participant’s eligible compensation, based on the participant’s age and participation or service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements. In response to managing costs through the pandemic, the match was suspended for the duration of the 2020 calendar year (January 1, 2020 to December 31, 2020) which will impact the actual match that occurs in February 2021.

Prior to the Merger, legacy Johnson Controls also maintained a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees no longer accrue future pension benefits under this plan. Currently Mr. Williams is the only NEOs who participates in the plan.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits we can provide to employees under the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees whose annual retirement contributions are affected by these Internal Revenue Code limits to receive the full intended amount of the additional annual retirement contributions without regard to such limits. All employees whose annual retirement contributions under the 401(k) plan are limited, including NEOs, are eligible for the Retirement Restoration Plan. Prior to January 1, 2018, the Retirement Restoration Plan also provided for 401(k) spillover deferrals and employer matching contributions for eligible participants. Those benefits were eliminated as of January 1, 2018 for participants other than those participants who were officers of the Company immediately following the Merger including our NEOs, Messrs. Oliver, Stief and Williams and certain other high-level employees who participated in the Retirement Restoration Plan prior to January of 2018.

Executive Deferred Compensation Plan and Senior Executive Deferred Compensation Plan

Prior to January 1, 2018, we maintained the Executive Deferred Compensation Plan, which assisted all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assisted senior leaders in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan mirrored investment options available in our 401(k) Plan.

As of January 1, 2018, to integrate our plans following the Merger, we froze the Executive Deferred Compensation Plan and adopted a new Senior Executive Deferred Compensation Plan. The new Senior Executive Deferred Compensation Plan allows participants, including our NEOs, to defer base salary and annual bonus compensation and the associated taxes until retirement or termination of employment to assist such participants with personal financial planning. The investment options under the new Senior Executive Deferred Compensation Plan continue to mirror investment options in our 401(k) Plan, which includes a company stock fund.

PERQUISITES

We provide a limited amount of perquisites to our executive officers which we believe are reasonable and consistent with market practice. We maintain a strict policy regarding eligibility and use of these benefits. The Committee grants each executive officer a perquisite allowance of 5% of base salary annually. Upon termination, any unused funds are forfeited. Allowable perquisites include:

⬛	Financial and tax planning

⬛	Personal use of corporate aircraft capped at $10,000 per year for the NEOs, excluding the CEO, with such amounts calculated pursuant to the Standard Industry Fare level, or SIFL rate

⬛	Executive physical

Private club dues are not eligible for reimbursement under the perquisite allowance and unused allowance does not carry over. The CEO is encouraged to use the corporate aircraft for both business and personal use to enhance his productivity, maintain confidentiality, ensure personal security and protect his health and wellbeing particularly during the pandemic.

78        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Severance and Change-in-Control Policy

EXECUTIVE SEVERANCE AND CHANGE-IN-CONTROL POLICY

The Executive Severance and Change-in-Control Policy applies to all NEOs, except Mr. Stief. In connection with a retention award made to Mr. Stief in September 2017, Mr. Stief terminated his change-in-control agreement and agreed to not be covered by the Company’s Severance and Change-in-Control Policy.

	Change-In-Control	Severance

Triggers

∎   Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending two years following a change-in-control

∎   Good reason resignation within the same period

∎ Involuntary termination other than for Cause, permanent disability or death

Cash Severance	Base salary + target annual bonus

Severance Multiple	CEO: 3X Other NEOs: 2X	CEO: 2X Other NEOs: 1.5X

Claims Release	Required

Benefits Continuation	Aligned with severance multiple

Equity Acceleration

∎   Equity Incentive plan would govern (see “Potential Payments upon Termination and Change-in-Control” on page 89) Under the Plan, the Committee to provide either for adjustment/assumption of award or a cash settlement.

∎ Pro-rated equity acceleration based on number of months worked during vesting period (pro-rated PSUs based on actual performance earned at vesting)

Excise Tax Gross-Up	None

Restrictive Covenants

∎   Unlimited time for non-disparagement, trade secrets and confidential information

∎   Two-year post-termination non-solicitation of employees and customers

∎   One and one-half year post-termination non-compete

∎   Employee must affirmatively consent to be bound by these covenants as a condition of plan participation

GLOBAL EXECUTIVE ASSIGNMENT AGREEMENT

In March 2017, Mr. Williams accepted the officer position of Vice President & President, EMEA & Latin America — Building Technologies and Solutions. This new role required Mr. Williams to relocate from the United States to the United Kingdom for the duration of his three-year assignment, and in connection with this move Mr. Williams’ entered into a global assignment agreement that is substantially consistent with the policy applicable to all Johnson Controls employees, which is designed to ameliorate the increased costs associated with global assignments. The agreement includes an allowance to offset the difference in costs of living, a relocation allowance, furnished housing, and reimbursement for certain dependent visitation costs, tax equalization in accordance with the Johnson Controls Tax Equalization Policy, a club membership in the United Kingdom and reimbursement of repatriation costs such as travel, temporary housing and car rental and the shipment of goods. Mr. Williams returned in fiscal year 2020 when he accepted the position of VP & President — Global Products, Building Technologies and Solutions.

TAX AND ACCOUNTING CONSIDERATIONS

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1 million in any year per person.

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Compensation Discussion & Analysis  ›  Tax and Accounting Considerations

The committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements necessary to attract and retain strong executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may not result in compensation that in certain cases is not deductible for federal income tax purposes.

EXECUTIVE COMPENSATION

The Compensation and Talent Development Committee has reviewed and discussed with management this Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2020 Annual Report on Form 10-K and this Proxy Statement.

Submitted by the Compensation and Talent Development Committee:

Michael E. Daniels, Chair

Jean Blackwell

Roy Dunbar

Mark Vergnano

80        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The following table summarizes the compensation earned by our named executive officers in the fiscal years noted.

Summary Compensation Table for Fiscal Years 2020, 2019, and 2018

Name and Principal Position	Year ($)	Salary ($)(1)	Bonus ($)(2)	Stock/Unit Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Oliver Chairman & Chief Executive Officer	2020	1,348,846	—	7,124,972	2,374,995	2,116,800	—	765,878	13,731,491
	2019	1,500,000	—	7,124,992	2,374,998	3,704,400	—	772,247	15,476,637
	2018	1,500,000	—	7,124,963	2,374,997	3,864,000	—	529,908	15,393,868
Brian J. Stief Vice Chairman & Chief Financial Officer(7)	2020	713,462	—	2,012,183	670,746	719,888	—	281,702	4,397,981
	2019	742,000	—	2,012,215	670,747	1,259,805	—	224,568	4,909,335
	2018	742,000	—	2,012,210	670,744	1,314,084	—	334,324	5,073,362
Jeffrey M. Williams VP & President — Global Products, Building Technologies and Solutions	2020	753,846	—	2,249,991	749,995	670,320	230,707	2,334,073	6,988,932
	2019	742,000	—	1,499,979	500,000	960,630	288,674	378,279	4,369,562
	2018	742,000	—	1,499,967	499,993	1,102,037	—	875,453	4,719,450
Ganesh Ramaswamy Vice President & President — Global Services	2020	580,000	775,000	4,049,924	549,994	478,015	—	40,742	6,473,675
Olivier Leonetti Executive Vice President & Chief Financial Officer Elect(7)	2020	65,463	800,000	5,499,976	—	—	—	1,442	6,366,881

(1)

Deferred Amounts Included: We have not reduced amounts that we show to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferred compensation plans.

(2)	Bonus: The amount reflects the value of a one-time cash sign-on bonus provided to Messrs. Ramaswamy and Leonetti in connection with their appointment as officers.

(3)

Stock/Unit Awards and Option Awards: The amounts reflect the fair value of equity awards granted in fiscal 2020, 2019, and 2018. The equity awards granted in fiscal 2020 to each named executive officer other than Mr. Leonetti consisted of share options, restricted share units (“RSUs”) and performance share units (“PSUs”). Mr. Leonetti received only RSUs given his date of appointment. The amounts in columns (e) and (f) represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of our ordinary shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Oliver — $9,499,962; Mr. Stief — $2,682,938; Mr. Williams — $2,999,988; and Mr. Ramaswamy — $2,199,974. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2020, which appears in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 21, 2020, includes assumptions that we used in the calculation of the equity award values.

(4)

Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation. Mr. Leonetti did not receive any annual cash incentive compensation for fiscal 2020 as he did not participate in the annual incentive performance program in fiscal 2020 given his date of appointment.

(5)

Change In Pension Value: The amounts reported in column (h) generally reflect the actuarial change in the present value of benefits under the qualified defined benefit pension plan established by Johnson Controls, determined as of the measurement dates used for financial statement reporting purposes for the fiscal year indicated and using interest rate and mortality rate assumptions consistent with those reflected in our audited financial statements for the fiscal year indicated. The value that an executive will actually receive under the plan will differ to the extent facts and circumstances vary from what the calculations assume. Changes in the present value of the named

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Compensation Discussion & Analysis  ›  Executive Compensation Tables

executive officer’s benefits are the result of the assumptions applied (as discussed in the footnotes to the “Pension Benefits as of September 30, 2020” table below). No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(6)	All Other Compensation: The fiscal 2020 amounts reported in column (i) for each named executive officer consist of the following:

Named Executive	Personal Use of Company Aircraft(a)	Expatriate & Relocation Benefits(b)	Tax Equalization or Gross- Up(c)	Retirement Plan Contributions(d)	Company Vehicle(e)	Financial Planning(f)	Cash Severance Payments(g)	Total All Other Compensation(h)
George Oliver	232,299	—	—	517,006	16,573	—	—	765,878
Brian J. Stief	37,038	—	—	199,895	13,142	31,627	—	281,702
Jeffrey M. Williams	28,228	73,160	1,973,153	205,686	13,846	40,000	—	2,334,073
Ganesh Ramaswamy	—	19,130	—	—	12,692	8,920	—	40,742
Olivier Leonetti	—	—	—	—	1,442	—	—	1,442

a)

The Summary Compensation Table reflects the aggregate incremental pre-tax cost to us for personal use of aircraft for fiscal 2020, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of our owned or leased aircraft, and the cost of maintenance not related to trips.

(b)	Mr. Williams received the relocation benefits set forth below as part of his expatriate assignment set forth below.

	Housing	Relocation	Vehicle	Other Expatriate Benefits & Allowances	Total
Jeffrey M. Williams	13,158	46,142	7,287	6,573	73,160

(c)

The amount shown for Mr. Williams represents $1,837,936 in tax equalization and $135,217 in gross-up payments made to him in connection with his expatriate assignment disclosed in the preceding footnote.

(d)	Retirement plan contributions include matching contributions made on behalf of each executive to the Company’s tax-qualified 401(k) plans and Retirement Restoration Plan.

(e)	Amounts reflect costs attributable to the personal use of a vehicle.

(f)	Amounts reflect payments with respect to financial planning for Messrs. Stief, Williams and Ramaswamy.

(7)

Retirement of Brian Stief: On November 17, 2020, Mr. Leonetti assumed the role of Executive Vice President and Chief Financial Officer, with Mr. Stief retaining the title of Vice Chairman. Mr. Stief retired at the end of calendar year 2020.

82        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2020 Grants of Plan-Based Awards Table

Fiscal 2020 Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted in fiscal 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum				Grant Date Fair Value of Stock and Option Awards
(a)	(b)	($)(c)(1)	($)(d)(1)	($)(e)(1)	(#)(f)(2)	(#)(g)(2)	(#)(h)(2)	(i)(3)	(j)(4)	(k)(5)	($)(l)(6)
George Oliver	N/A(7)	400,000	2,400,000	4,800,000
	12/5/2019								325,788	41.75	2,374,995
	12/5/2019							56,886			2,374,991
	12/5/2019				22,754	113,772	227,544				4,749,981
Brian J. Stief	N/A(7)	136,033	816,200	1,632,400
	12/5/2019								92,009	41.75	670,746
	12/5/2019							16,065			670,714
	12/5/2019				6,426	32,131	64,262				1,341,469
Jeffrey M. Williams	N/A(7)	126,667 760,000 1,520,000	760,000 760,000 1,520,000	1,520,000 760,000 1,520,000
	12/5/2019								102,880	41.75	749,995
	12/5/2019							17,964			749,997
	12/5/2019				7,186	35,928	71,856				1,499,994
Ganesh Ramaswamy	N/A(7)	108,750	652,500	1,305,000
	12/5/2019								75,445	41.75	549,994
	12/2/2019							56,777			2,399,964
	12/5/2019							13,173			549,973
	12/5/2019				5,269	26,347	52,694				1,099,987
Olivier Leonetti	8/31/2020							135,035			5,499,976

(1)

Amounts reported in columns (c) through (e) represent the range of potential cash payments under the annual performance bonuses that could have been earned under the Johnson Controls Annual Incentive Performance Program for fiscal 2020, as described above under the heading “Annual Incentive Performance Program (AIPP),” in the Compensation Discussion & Analysis. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)

Amounts in columns (f) through (h) show the range of potential share payouts for the PSUs granted to our named executive officers assuming that threshold, target and maximum performance conditions are achieved as described in the section titled “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2020 to 2022 and will be determined after the close of fiscal 2022.

(3)

Amounts in column (i) show the value of the RSUs granted to the named executive officers in December 2019 and August 2020 (with respect to Mr. Leonetti) as described in the section titled “Long-Term Equity Incentive Awards” and “New Hire Equity Awards” in the Compensation Discussion & Analysis. These awards vest in equal installments over three years.

(4)

Amounts in column (j) show the number of the share options granted for fiscal 2020, as described above under the heading “Long-Term Equity Incentive Awards” in the Compensation Discussion & Analysis. The share options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the named executive officer’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)	Share options were granted with an exercise price per share equal to the closing market price of our ordinary shares on the date of grant.

(6)

Amounts in column (l) show the grant date fair value of the option awards, RSUs and PSUs granted to the named executive officers. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options

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Compensation Discussion & Analysis  ›  Fiscal 2020 Grants of Plan-Based Awards Table

granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For grants of PSUs, the reported fair value assumes achievement of target performance, which is the probable outcome of performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(7)

The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal 2020, the material terms of which we describe in the Compensation Discussion & Analysis section titled “Annual Incentive Performance Program (AIPP).”

84        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2020 Fiscal Year-End Table

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2020. Dollar amounts are based on the NYSE closing price of $40.85 per share for our ordinary shares on September 30, 2020.

	Option Awards				Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#)(2) (f)	Market Value of Shares of Stock that Have not Vested ($) (g)	Equity Incentive plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (i)
George Oliver					130,874	5,346,189	403,237	16,472,218
	176,718	—	26.19	11/20/2022
	353,542	—	26.19	11/20/2022
	309,996	—	35.86	11/20/2023
	331,846	—	41.86	11/25/2024
	474,268	—	34.82	10/12/2025
	248,994	—	41.73	10/7/2026
	168,439	168,440	37.36	12/7/2027
	—	427,158	33.39	12/6/2028
	—	325,788	41.75	12/5/2029
Brian J. Stief					362,623	14,813,154	222,433	9,086,382
	15,577	—	44.57	11/19/2023
	34,920	—	46.29	11/18/2024
	49,519	—	40.42	10/7/2025
	80,975	—	41.73	10/7/2026
	47,570	47,571	37.36	12/7/2027
	—	120,638	33.39	12/6/2028
	—	92,009	41.75	12/5/2029
Jeffrey M. Williams					33,676	1,375,657	97,130	3,967,743
	19,196	—	44.57	11/19/2023
	20,952	—	46.29	11/18/2024
	6,437	—	42.67	1/5/2025
	33,343	—	40.42	10/7/2025
	50,281	—	41.73	10/7/2026
	35,460	35,461	37.36	12/7/2027
	—	89,928	33.39	12/6/2028
	—	102,880	41.75	12/5/2029
Ganesh Ramaswamy					71,482	2,920,036	26,924	1,099,845
		75,445	41.75	12/5/2029
Olivier Leonetti					135,035	5,516,180

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Compensation Discussion & Analysis  ›  Outstanding Equity Awards at 2020 Fiscal Year-End Table

(1)	Vesting information for each outstanding option award for the named executive officers is described in the table below.

Vesting Date	Exercise Price	George R. Oliver	Brian J. Stief	Jeffrey M. Williams	Ganesh Ramaswamy	Olivier Leonetti
2020
12/7/2020	$37.36	168,440	47,571	35,461	—	—
12/6/2020	$33.39	213,579	60,319	44,964	—	—
2021
12/6/2021	$33.39	213,579	60,319	44,964	—	—
12/5/2021	$41.75	162,894	46,004	51,440	37,722	—
2022
12/5/2022	$41.75	162,894	46,005	51,440	37,723	—

(2)

The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2020, but which remained subject to additional vesting requirements. Scheduled vesting of all RSUs and the number of shares underlying awards, for each of the named executive officer is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	Jeffrey M. Williams	Ganesh Ramaswamy	Olivier Leonetti
2020
12/2/2020	—	—		19,339
12/5/2020	19,377	5,472	6,119	4,487	—
12/6/2020	24,907	7,035	5,244	—	—
12/7/2020	22,927	332,136	4,830	—	—
2021
8/31/2021	—	—	—	—	45,011
12/5/2021	19,377	5,472	6,119	4,487	—
12/6/2021	24,908	7,035	5,244	—	—
2022
8/31/2022	—	—	—	—	45,012
12/2/2022	—	—	—	38,681	—
12/5/2022	19,378	5,473	6,119	4,487	—
2023
8/31/2023	—	—	—	—	45,012

(3)

The amounts in columns (h) and (i) reflect, for each named executive officer, the number and market value of PSUs at target which had been granted as of September 30, 2020. The number of shares earned will depend upon actual performance relative to the applicable performance metrics at the end of the performance period. Scheduled vesting of all PSUs and the number of shares underlying awards at target for each of the named executive officers is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	Jeffrey M. Williams	Ganesh Ramaswamy	Olivier Leonetti
2020
12/7/2020	137,535	147,395	28,954	—	—
2021
12/6/2021	149,438	42,204	31,461	—	—
2022
12/6/2022	116,264	32,835	36,715	26,924	—

86        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Fiscal 2020 Option Exercises and Stock Vested Table

Fiscal 2020 Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal 2020.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
George Oliver	306,620	5,470,987	209,975	8,840,542
Brian J. Stief	—	—	174,821	7,404,669
Jeffrey M. Williams	—	—	45,733	1,913,913
Ganesh Ramaswamy	—	—	—	—
Olivier Leonetti	—	—	—	—

(1)

The amounts in column (c) represent the product of the number of shares acquired on exercise and the difference between the market price of the shares at the time of exercise and the exercise price of the options.

(2)

The amounts in column (e) represent the product of the number of shares a named executive officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released, if any.

Pension Benefits as of September 30, 2020

The following table sets forth certain information with respect to the potential benefits to our named executive officers under the Johnson Controls qualified pension plan as of September 30, 2020. Mr. Williams participates in the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jeffrey M. Williams	Johnson Controls Pension Plan	30.67	1,741,374

(1)

Amounts in this column reflect the following assumptions: A calculation date of September 30, 2020, a 2.24% discount rate for the Johnson Controls Pension Plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2012 Fully Generational Mortality Table for Annuitants per Treasury Regulations Section 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2020. The valuation method used to determine the present value of the accumulated benefit is the same as the method we used for financial reporting purposes as of September 30, 2020. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume.

Johnson Controls Pension Plan. The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most non-union U.S. employees hired before January 1, 2006, including Mr. Williams. Because Messrs. Oliver, Stief, Ramaswamy and Leonetti were employed by Johnson Controls after January 1, 2006, they are not participants in the Pension Plan. Subject to certain limitations that the Code imposes, the monthly retirement benefit payable under the Johnson Controls Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

∎	1.15% of final average monthly compensation times years of benefit service, plus

∎	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years)

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls Pension Plan participants is age 65.

2021 Notice and Proxy Statement        87

Compensation Discussion & Analysis  ›  Pension Benefits as of September 30, 2020

Participants in the Johnson Controls Pension Plan generally become vested in their pension benefits upon completion of five years of service. The Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55 and completing 10 years of service, then the reduction is 5% for each year that benefits begin before the participant’s Social Security retirement age; and if a participant terminates employment on or after age 55 and after completing 10 years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Williams is currently eligible for early retirement under the Pension Plan.

Non-Qualified Deferred Compensation Table at Fiscal 2020 Year-End

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2020.

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($)(4) (e)	Aggregate Balance at Last FYE ($)(5) (f)
George Oliver	282,633	489,006	224,422	(293,940)	3,166,131
Brian J. Stief	4,839,616	171,895	7,826	—	14,741,747
Jeffrey M. Williams	85,688	172,086	85,447	—	1,216,027
Ganesh Ramaswamy	—	—	—	—	—
Olivier Leonetti	—	—	—	—	—

(1)

Amounts in column (b) include employee contributions under the Johnson Controls Executive Deferred Compensation Plan, Johnson Controls International plc Senior Executive Deferred Compensation Plan and the Johnson Controls International Retirement Restoration Plan. The Johnson Controls Executive Deferred Compensation Plan allowed participants to defer their annual bonuses, long-term performance share units and restricted share awards. The Johnson Controls International plc Senior Executive Deferred Compensation Plan allows participants to defer up to 50% of their annual base salary and 95% of their annual bonus compensation. The Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into the Johnson Control 401(k) plan because of qualified plan limits that the Code imposes. All of the amounts shown in column (b) are also included in the Summary Compensation Table.

(2)

Amounts in column (c) include employer contribution under the Retirement Restoration Plan. The Retirement Restoration Plan, also credits participants with an amount equal to the difference between the amount of retirement contributions made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits. All of the amounts shown in column (c) are also included in the Summary Compensation Table.

(3)

The Aggregate Earnings reported in column (d) are not “above-market or preferential earnings” and therefore are not required to be reported in the Summary Compensation Table. The amounts in column (d) reflect all investment earnings, net of fees, on amounts that have been deferred under the Johnson Controls Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. Investment earnings include any amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of our ordinary shares with respect to deferred amounts that consist of deferred share units, the value of which is tied to the value of our ordinary shares. In addition, for Mr. Oliver the amounts in column (d) also include earnings or (losses) on his notional account in the Tyco Supplemental Savings and Retirement Plan (the “Legacy Tyco SSRP”), a deferred compensation plan that, prior to the Merger, provided executives with the opportunity to elect to defer base salary and performance-based bonuses and receive tax-deferred market-based notional investment growth. The Legacy Tyco SSRP allowed executives to defer amounts above those permitted by Legacy Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plan (the “Legacy Tyco RSIP”) as well as receive any employer contributions that were reduced under the Legacy Tyco RSIP due to IRS compensation limits. Effective January 1, 2018, the Legacy Tyco SSRP was frozen as to new participants and additional deferrals of compensation (subject to specified deferrals relating to the 2017 plan year). Investment options under the Johnson Controls nonqualified deferred compensation plans and Legacy Tyco SSRP include only funds that are available under Johnson Controls tax-qualified 401(k) retirement plans.

(4)

The Aggregate Withdrawals reported in column (e) for Mr. Oliver consist of distributions under the Legacy Tyco SSRP, which allowed participants to elect in-service distributions that could commence after a minimum of five years of deferral. The Legacy Tyco SSRP permitted participants to elect to receive distributions in a single lump sum payment or in up to 15 annual installments. Distributions under the Legacy Tyco SSRP were required to commence upon retirement or other termination of employment.

88        Johnson Controls International plc

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

Potential Payments upon Termination and Change-in-Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the named executive officers upon termination of employment or upon the occurrence of a change-in-control assuming that the triggering event or events occurred on September 30, 2020. Equity award amounts are based on the closing share price of our ordinary shares of $40.85 on the NYSE on September 30, 2020.

	Change-in-Control		Other Termination
Name/form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Involuntary Resignation Without Cause ($)	Voluntary Resignation/ Retirement ($)(6)	Death or Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George Oliver
Severance(1)	—	14,100,003	—	7,800,002	—	—
Benefit Continuation(2)	—	1,358,241	—	203,494	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	20,391,770	—	15,083,760	15,083,760	25,592,861
Brian J. Stief
Severance(5)	—	—	—	—	—	—
Benefit Continuation	—	—	—	—	—	—
Accelerated Vesting of Equity Awards(3)(4)	—	—	—	—	21,986,580	24,965,518
Jeffrey M. Williams
Severance(1)	—	3,880,001	—	2,340,001	—	—
Benefit Continuation(2)	—	417,894	—	89,620	—	—
Accelerated Vesting of Equity Awards(3)	—	4,709,767	—	3,539,215	3,539,215	6,138,022
Ganesh Ramaswamy
Severance(1)	—	3,407,501	—	2,066,250	—	—
Benefit Continuation(2)	—	169,600	—	65,250	—	—
Accelerated Vesting of Equity Awards(3)	—	3,286,651	—	1,004,970	—	4,019,881
Olivier Leonetti
Severance(1)	—	3,700,060	—	2,220,036	—	—
Benefit Continuation(2)	—	243,750	—	95,587	—	—
Accelerated Vesting of Equity Awards(3)	—	5,516,180	—	—	—	5,516,180

(1)

Amounts shown include amounts that would have been payable under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers upon a termination by us without cause or a termination due to death or disability, in connection with a change-in-control or otherwise, as indicated, in each case on September 30, 2020. These amounts include: (a) a lump sum severance payment equal to (1) in connection with a change-in-control, three times for Mr. Oliver and two times for Messrs. Williams, Ramaswamy and Leonetti the sum of annual base salary and target bonus amount or (2) if the termination is not in connection with a change-in-control, two times for Mr. Oliver and one and one-half times for Messrs. Williams, Ramaswamy and Leonetti the sum of annual base salary and target bonus amount; and (b) if the termination is in connection with a change-in-control, payment of a prorated portion of the target bonus amount for the year of termination. Termination for “cause” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as a termination of the executive officer’s employment by us due to the executive officer’s failure or refusal to perform the duties and responsibilities of his job, violation of any fiduciary duty owed to us or our affiliates, conviction of, or entry of a plea of nolo contendere with respect to, specified crimes, dishonesty, theft, violation of our rules or policy, or other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on us, our affiliates or our employees. Resignation by an executive officer for “good reason” is defined generally as a resignation within 60 days prior to or two years following a change-in-control caused by any of several specified adverse changes to his employment circumstances, including diminution of his authority, duties or responsibilities, a change of more than 50 miles in the geographic location at which the executive officer must perform services that extends the commute of the executive officer, reduction of the executive officer’s base compensation or target incentive opportunities, or our failure to secure an assumption of our obligations under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers.

(2)

Amounts shown include: (a) in the event of a termination without cause or with good reason in connection with a change-in-control (i) the value of continued health plan coverage for thirty-six (36) months for Mr. Oliver and twenty-four (24) months for Messrs. Williams,

2021 Notice and Proxy Statement        89

Compensation Discussion & Analysis  ›  Potential Payments upon Termination and Change-in-Control

Ramaswamy and Leonetti (such period, the “benefits continuation period”) and (ii) a cash payment equal to the amount of employer contributions would have accrued under retirement plans during the benefits continuation period; and (b) in the event of an involuntary termination without cause not in connection with a change-in-control, the value of continued health plan coverage for twenty-four (24) months for Mr. Oliver and eighteen (18) months for Messrs. Williams, Ramaswamy and Leonetti. “Change-in-Control” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as certain persons becoming the beneficial owner of our securities representing more than 30% of the combined voting power of our then-outstanding securities; a change in the composition of a majority of our board of directors (excluding directors whose election or nomination was approved by at least 50% of the incumbent directors); the consummation of certain reorganizations, mergers, consolidations, sales or other dispositions of at least 80% of our assets; or approval by our shareholders of our complete liquidation or dissolution.

(3)	Amounts represent the intrinsic value of unvested equity awards that would have vested upon the indicated triggering event for the named executive officers.

(4)

For Messrs. Oliver, Stief, and Williams, who were retirement eligible under applicable plans as of September 30, 2020, the value of certain equity awards that would vest on an accelerated basis upon retirement is presented in the table above in column (f). The value of certain equity awards that would continue to vest according to their original vesting schedule upon retirement is not included.

(5)

In connection with receiving his retention RSU/PSU award, Mr. Stief agreed to waive any severance benefits he would be entitled to receive under his employment agreement or any company severance policy.

(6)	A voluntary resignation is a resignation as defined under applicable agreements and plans.

As noted above, Messrs. Oliver, Stief and Williams were retirement eligible under applicable plans as of September 30, 2020. For Messrs. Oliver, Stief and Williams, upon the executive’s retirement:

i.	we are not obligated to pay severance;

ii.	with respect to equity awards:

∎

for Mr. Oliver’s fiscal 2018 share option awards and all of Mr. Stief’s share option awards, any such awards that were granted to the executive that were outstanding for at least one full calendar year after the year of grant would accelerate so that all of the options would be exercisable in full (and the executive would forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

∎

for Mr. Oliver’s fiscal 2018 restricted share or RSU awards and all of Mr. Stief’s restricted share or RSU awards, (A) for certain awards, the executive would retain his restricted shares and RSUs that had not vested at the time of retirement, and they would continue to vest on the normal vesting schedule, and (B) for certain awards granted to Mr. Stief in 2017, he would either fully vest in the award or forfeit the award;

∎

for Mr. Oliver’s fiscal 2019 and fiscal 2020 share option and RSU awards and all of Mr. Williams’s with respect to share options and RSU awards, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award; and

∎

for PSUs, the executive would earn the units that he held at retirement based on actual performance at the end of the performance period, but the amount would be pro-rated based on the number of full months’ employment during the performance period.

In addition, Mr. Williams would be eligible to receive pension benefits upon retirement. For an estimate of the value of these pension benefits, please see the table above titled “Pension Benefits as of September 30, 2020.”

90        Johnson Controls International plc

CEO PAY RATIO

The ratio of our median employee’s total compensation to our CEO’s total compensation (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may not be comparable to CEO pay ratios presented by other companies.

We identified our median paid employee using a global employee population of 93,270 as of July 1, 2020, representing employees in over 64 countries. This includes 64,560 non-U.S. employees. As part of our methodology, and in compliance with the pay ratio rule under Item 402(u), we employed the de minimis exemption for non-U.S. employees and excluded all employees in 8 countries totaling 4,991 employees (approximately 4.93% of our total workforce of 101,248). Employees in the following countries were excluded:

● Poland	102	● Russia	149
● Indonesia	125	● Thailand	373
● Philippines	138	● Turkey	576
● Egypt	182	● Japan	3,346

In addition, for employees with insufficient compensation data we assumed that such employee was paid the same as the lowest level employee within that employee’s jurisdiction. This impacted approximately 167 of our employees.

As a result, the population used to identify our median employee included 93,270 of our 101,248 employees. For purposes of identifying our median employee, we considered the base salary and annual cash incentive. Base salary and annual cash incentive were chosen because (i) they represent the principal forms of compensation delivered to all employees and (ii) this information is readily available in each country. Pay was annualized for employees who worked a partial year between July 1, 2019, and June 30, 2020. Foreign currencies were converted into U.S. dollars as of July 1, 2020, based on the average daily spot rates during July 2020.

In accordance with the requirements of the Summary Compensation Table, we calculated the median paid employee’s compensation. Based on such calculation, our median employee’s total compensation was $38,462, while our CEO’s compensation was $13,731,491. Accordingly, our CEO Pay Ratio was 357:1.

2021 Notice and Proxy Statement        91

THE ANNUAL GENERAL MEETING

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual General Meeting. These questions and answers may not address all questions that may be important to you. For more information, please refer to the more detailed information contained elsewhere in this proxy statement, including the documents referred to or incorporated by reference herein. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why did I receive this Proxy statement?

We have sent this notice of Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on March 10, 2021. This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about Johnson Controls. Our 2020 Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended September 30, 2020 (the “Annual Report”), is enclosed with these materials.

Who is entitled to vote?

Each holder of Johnson Controls ordinary shares in our register of shareholders (such owners are often referred to as “shareholders of record,” “record holders” or “registered shareholders”) as of the close of business on January 7, 2021, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. On January 7, 2021, there were 719,574,821 ordinary shares outstanding and entitled to vote at the Annual General Meeting. Any Johnson Controls shareholder of record as of the record date who does not receive notice of the Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual General Meeting or by contacting Johnson Controls at +353-21-423-5000.

We have requested that banks, brokerage firms and other nominees who hold ordinary shares on behalf of the owners of the ordinary shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 7, 2021 forward these materials, together with a proxy card or voting instruction card, to such beneficial shareholders. Johnson Controls has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, Johnson Controls has provided for these materials to be sent to persons who have interests in its ordinary shares through participation in Johnson Controls’ retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the ordinary shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

How many votes do I have?

Every holder of an ordinary share on the record date will be entitled to one vote per share for each matter presented at the Annual General Meeting. Because each Director’s election is the subject of a separate resolution, every holder of an ordinary share on the record date will be entitled to one vote per share for each separate Director election resolution.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name in our share register operated by our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy to the persons named in the

92        Johnson Controls International plc

Questions and Answers   ›  What is the difference between holding shares as a shareholder of record and as a beneficial owner?

proxy card (see “How Do I Appoint and Vote via a Proxy?” below), or to grant a written proxy to any other person, which person does not need to be a shareholder, or to attend and vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint certain officers of the Company named therein as your proxy.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under “Admission to the Annual General Meeting” and “How do I vote?” Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

A proxy card is being sent to each shareholder of record as of the record date. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Otherwise, you can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your ordinary shares, you can vote by following the instructions on your voting instruction card.

•

By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or the voting instruction card or in the Notice of Internet availability of proxy materials previously sent to you. If you are not a holder of record, you can vote using a touchtone telephone by calling 1-800-454-8683.

•

At the Annual General Meeting: If you are planning to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in “street name” are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be prohibitions or restrictions on travel and/or gatherings that affect in-person attendance at the Annual General Meeting. We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended.

Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card to vote your ordinary shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on March 9, 2021.

How do I appoint and vote via a proxy?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. You may also grant a written proxy to any other person by filling in the proxy card and identifying the person, which person does not need to be a shareholder, or attend and vote in person at the Annual General Meeting. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each Director and “FOR” each of the agenda items listed below.

If a new agenda item or a new motion or proposal for an existing agenda item is presented at the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

2021 Notice and Proxy Statement        93

Questions and Answers  ›  What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the specific instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card but do not indicate specific instructions for voting, you instruct the proxy to vote your shares, “FOR” each Director and “FOR” all other proposals. For any other matter which may properly come before the Annual General Meeting, and any adjournment or postponement thereof, you instruct, by submitting proxies with blank voting instructions, the proxy to vote in accordance with the recommendation of the Board of Directors.

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

•	Submitting subsequent voting instructions through the telephone or Internet; if you previously voted by telephone or the Internet;

•	Submitting another proxy card (or voting instruction card if you beneficially own your ordinary shares) with a later date; or

•

Voting in person at the Annual General Meeting if you are a holder of record or a beneficial owner with a proxy from the holder of record (however, as noted below, in light of the COVID-19 pandemic, we strongly recommend that you vote your shares by proxy in advance of the Annual General Meeting).

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

What impact could the COVID-19 pandemic have on the Annual General Meeting?

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are closely monitoring developments in relation to the COVID-19 pandemic. The Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as the Board considers appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to or in-person attendance at the Annual General Meeting. In addition, we may deem it advisable to have the members of our Board and senior management not be physically present at our Annual Meeting in Ireland and instead participate remotely in order to mitigate the health risks posed by the pandemic. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks), limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended. This can be done in advance of the Annual General Meeting by availing of one of the voting options set forth above under “How Do I Vote?”

If it is not possible to proceed with the Annual General Meeting, the Annual General Meeting may be adjourned to a different time and/or venue and/or we may consider alternative measures for the holding of the Annual General Meeting that may be permitted under Irish law. If this is necessary, we will alert shareholders to any changes as soon as possible in accordance with Company’s constitution and applicable laws and regulations and make such information available on the Investor Relations section of our website (http://investors.johnsoncontrols.com).

The Company will continue to monitor the impact of COVID-19 and any relevant updates regarding the Annual General Meeting will be available on www.johnsoncontrols.com.

Shareholders are also encouraged to keep up-to-date with, and follow, the guidance from the Government of Ireland and the Department of Health (of Ireland) (as appropriate) as circumstances may change at short notice. Should we determine that alternative arrangements may be advisable or required, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and/or filing with the Securities and Exchange Commission and also post additional information on the Investor Relations section of our website (http://investors.johnsoncontrols.com).

94        Johnson Controls International plc

Questions and Answers  ›  Delivery of Documents to Stockholders Sharing an Address

Delivery of Documents to Stockholders Sharing an Address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family (a practice called “householding”). We believe that householding benefits both you and the Company by eliminating duplicate mailings to shareholders living at the same address and by reducing our printing and mailing costs. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by calling 1-800-579-1639, by going to www.proxyvote.com, by e-mailing sendmaterial@proxyvote.com, or by writing to Johnson Controls, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if your household received multiple sets of proxy materials this year, and members of your household who are entitled to receive proxy materials would all prefer to receive only a single set of proxy materials, you may submit such a request as specified in the preceding sentence.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or other nominee directly to discontinue duplicate mailings to your household.

What vote is required to approve each proposal at the Annual General Meeting?

Johnson Controls intends to present proposals numbered one through eight for shareholder consideration and voting at the Annual General Meeting. The vote required to approve each proposal is described below:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2022:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) Juan Pablo del Valle Perochena	(e) W. Roy Dunbar	(f) Gretchen R. Haggerty
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) R. David Yost	(l) John D. Young

The election of each Director nominee requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

2.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration, which in each case, requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

3.

To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

4.

To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

5.

To approve, in a non-binding advisory vote, the compensation of the named executive officers, which will be considered approved with the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. The advisory vote on executive compensation is non-binding, meaning that our Board of Directors will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies as a result of the vote.

6.

To approve the Johnson Controls International plc 2021 Equity and Incentive Plan, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

7.

To approve the authorization for the Board of Directors to issue shares up to 33% of its issued share capital, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

8.

To approve the authorization for the Board of Directors to issue shares for cash up to a maximum of approximately 5% of issued share capital (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

2021 Notice and Proxy Statement        95

Questions and Answers   ›  What is the quorum requirement for the Annual General Meeting?

What is the quorum requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Johnson Controls’ ordinary shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•	are present and vote in person at the meeting;

•	have voted by telephone or the Internet; OR

•	you have submitted a proxy card or voting instruction form by mail.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to the rules of The New York Stock Exchange (the “NYSE”). We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 5 (Advisory Vote on Executive Compensation) and Proposal No. 6 (Approval of the Johnson Controls International plc 2021 Equity and Incentive Plan). Your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this proxy statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxy holders must vote in accordance with the instructions given by the shareholder. You may specifically instruct the proxy holder how to vote in such a situation. In the absence of specific instructions, by signing the proxy, you instruct the proxy holder to vote in accordance with the recommendations of the Board of Directors.

Important notice regarding the availability of proxy materials for the Annual General Meeting:

Our proxy statement for the Annual General Meeting and the form of proxy card are available at www.proxyvote.com.

As permitted by SEC rules, we are making this proxy statement available to our shareholders electronically via the Internet. On January 22, 2021, we first mailed to our shareholders a Notice containing instructions on how to access this proxy statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Returning Your Proxy Card

Shareholders who are voting by mail should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions and received at one of the addresses set forth below by the dates and times specified:

Ireland:

By 5:00 p.m., local time, on March 9, 2021 by hand or mail at:

Johnson Controls International plc

One Albert Quay

Cork, Ireland

96        Johnson Controls International plc

Questions and Answers  ›  Returning Your Proxy Card

United States:

By 5:00 p.m., Eastern Standard Time, on March 9, 2021 by mail at:

Broadridge Financial Solutions

c/o Vote Processing

51 Mercedes Way

Edgewood, NY 11717

If your shares are held beneficially in “street name,” you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Johnson Controls shares on your behalf.

Admission to the Annual General Meeting

The well-being of all attendees and participants at the Annual General Meeting is a primary concern for the Company and in this context we are closely monitoring developments in relation to the COVID-19 pandemic. While all shareholders are invited to attend the Annual General Meeting, the Annual General Meeting will proceed subject to the guidance provided by the Government of Ireland and the Department of Health (of Ireland) or any other governmental agency in place at the time of the meeting and such other measures as we consider appropriate to address health and safety concerns. As a result, there may be restrictions on travel and/or gatherings that affect or prohibit travel to or in-person attendance at the Annual General Meeting. Furthermore, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. Such additional procedures or limitations may include, but are not limited to, thorough screenings of attendees (including temperature checks), limits on the number of attendees to promote social distancing and requiring the use of face masks.

We therefore strongly encourage all shareholders to vote their shares by proxy in advance of the Annual General Meeting to ensure you can vote and be represented at the Annual General Meeting if attending in person is not feasible or not recommended. This can be done in advance of the Annual General Meeting by availing of one of the voting options set forth above under “How Do I Vote?”

For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a “legal proxy” executed in their favor, from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Registration will begin at 2:00 pm, local time, and the Annual General Meeting will begin at 3:00 pm, local time.

Johnson Controls Annual Report

The Johnson Controls International plc 2020 Annual Report on Form 10-K containing our audited consolidated financial statements with accompanying notes and schedules is available on the Company’s website in the Investor Relations Section at www.johnsoncontrols.com. Copies of these documents may be obtained without charge by contacting Johnson Controls by phone at +353-21-423-5000. Copies may also be obtained without charge by contacting Investor Relations in writing or may be physically inspected at the offices of Johnson Controls International plc, One Albert Quay, Cork, Ireland.

2021 Notice and Proxy Statement        97

Questions and Answers  ›  Ordinary Share Price and Dividend Information

Ordinary Share Price and Dividend Information

The shares of the Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “JCI.”

Title of Class	Number of Record Holders as of December 31, 2020
Ordinary Shares, $0.01 par value	33,212

	Ordinary Shares Price Range		Dividends

	FY 2020	FY 2019	FY 2020	FY 2019
First Quarter	$40.24 - 44.82	$28.51 - 36.51	$0.26	$0.26
Second Quarter	22.78 - 42.65	30.01 - 36.94	0.26	0.26
Third Quarter	24.77 - 37.07	35.81 - 41.31	0.26	0.26
Fourth Quarter	33.31 - 43.20	40.91 - 44.30	0.26	0.26
Year	$22.78 - 44.82	$28.51 - 44.30	$1.04	$1.04

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2020, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts, with the Non-Financial Disclosure Report, will be available at least 21 days before the date of the Annual General Meeting, along with the proxy statement, the Company’s Annual Report on Form 10-K and other proxy materials at www.proxyvote.com, and in the Investor Relations section of the Company’s website at www.johnsoncontrols.com.

Costs of Solicitation

We will pay the cost of solicitation of proxies. We have engaged Mackenzie Partners as the proxy solicitor for the Annual General Meeting for an approximate fee of $12,500, plus expenses. In addition to the use of the mail, certain of our Directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an Annual General Meeting of our shareholders. We are first mailing this proxy statement and the accompanying form of proxy to shareholders beginning on or about January 22, 2021.

Transfer Agent

Our transfer agent is EQ Shareowner Services. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting EQ Shareowner Services at 1-800-401-1952 (U.S.), 651-450-4064 (outside the U.S.), www.shareowneronline.com, or in writing, P.O. Box 64854, St. Paul, MN 55164-0854.

Shareholder Proposals for the 2022 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Memorandum and Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the proxy statement for next year’s Annual General Meeting must be received by Johnson Controls no later than September 24, 2021. Such proposals should be sent to our Corporate Secretary at our registered address, which is: One Albert Quay, Cork, Ireland. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under applicable law. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2021 Annual General Meeting must be received by the

98        Johnson Controls International plc

Questions and Answers  ›  Shareholder Proposals for the 2022 Annual General Meeting

Secretary at the address listed above prior to December 8, 2021. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented. Note that if specific voting instructions are not provided to the proxy, shareholders who submit a proxy card instruct the proxy to vote their shares in accordance with the recommendations of the Board of Directors with regard to the items appearing on the agenda.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website (www.sec.gov).

The SEC’s website contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website on the Internet at www.johnsoncontrols.com. We make available free of charge, on or through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this proxy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of registered shares beneficially owned as of January 14, 2021 by each current Director, each Named Executive Officer and the Directors and Executive Officers of Johnson Controls as a group.

Beneficial Owner	Title	Number of Ordinary Shares Beneficially Owned(1)(2)	Pct of Class
Jean Blackwell	Director	8,693	*
Pierre Cohade	Director	7,529	*
Michael E. Daniels	Director	72,433	*
Juan Pablo del Valle Perochena	Director	11,218	*
W. Roy Dunbar	Director	10,863	*
Gretchen R. Haggerty	Director	15,499	*
Olivier Leonetti	Named Executive Officer	149,261	*
Simone Menne	Director	9,207	*
George R. Oliver	Chairman and CEO	3,582,754	*
Ganesh Ramaswamy	Named Executive Officer	66,483	*
Brian Stief	Former Vice Chairman and Chief Financial Officer	350,544	*
Jürgen Tinggren	Director	28,735	*
Mark Vergnano	Director	23,517	*
Jeffrey M. Williams	Named Executive Officer	310,712	*
R. David Yost	Director	54,087	*
John D. Young	Director	9,861	*
All current Directors and Executive Officers as a group (23 persons)		5,444,276	*

*	Less than 1.0%

2021 Notice and Proxy Statement        99

Questions and Answers  ›  Security Ownership of Certain Beneficial Owners and Management

(1)

The number shown reflects the number of ordinary shares owned beneficially as of January 14, 2021, based on information furnished by the persons named, public filings and Johnson Controls’ records. A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, ordinary shares beneficially owned by a person include ordinary shares of which the person has the right to acquire beneficial ownership within 60 days after January 14, 2021. There were 718,371,308 Johnson Controls ordinary shares outstanding on such date.

(2)

Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of January 14, 2021 as follows: Mr. Oliver, 2,445,822; Mr. Stief, 332,451; Mr. Williams, 246,094; and all executive officers as a group 3,286,296 and (ii) the vesting of RSUs that will vest within 60 days of January 14, 2021 as follows: Messrs. Cohade, Daniels, del Valle Perochena, Dunbar, Tinggren, Vergnano, Yost and Young, and Mses. Blackwell, Haggerty and Menne 4,604 RSUs; and all Directors and Executive Officers as a group, 50,648 RSUs.

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	88,654,177(1)	11.92%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	64,095,461(2)	8.30%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	44,652,634(3)	6.00%

(1)

Based solely on the information reported by Dodge & Cox in a Notification of Holdings under Irish law provided to the Company on October 5, 2020 and reporting ownership as of September 29, 2020, Dodge & Cox, together with its affiliates, held an interest in 88,654,177 ordinary shares.

(2)

The amount shown for the number of ordinary shares over which The Vanguard Group exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 12, 2020 with the SEC, indicating beneficial ownership as of December 31, 2019.

(3)

Based solely on the information reported by BlackRock, Inc. in a Standard Form TR-1 under Article 12(1) of Directive 2004/109/EC and Article 11(3) of the Commission Directive 2007/14/EC provided to the Company on June 29, 2020 and reporting ownership as of June 26, 2020, BlackRock, Inc., together with its affiliates, held an interest in 44,652,634 ordinary shares.

100        Johnson Controls International plc

ANNEX A

NON-GAAP RECONCILIATIONS

This Proxy Statement contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, an acquisition related compensation charge, tax indemnification reserve release, environmental reserve, loss on extinguishment of debt and discrete tax items. Financial information regarding adjusted free cash flow and adjusted free cash flow conversion also presented, which are non-GAAP performance measures. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.

Diluted Earnings Per Share Reconciliation

	Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,
	2020	2019
Earnings per share as reported for JCI plc	$0.84	$1.26

Adjusting items:
Transaction costs	—	0.01
Integration costs	0.18	0.35
Related tax impact	(0.02)	(0.04)
Acquisition related compensation charge	0.05	—
Related tax impact	(0.01)	—
Net mark-to-market adjustments	0.36	0.71
Related tax impact	(0.09)	(0.15)
Restructuring and impairment costs	1.04	0.27
Related tax impact	(0.06)	(0.06)
NCI impact of restructuring and impairment	(0.01)	—
Tax indemnification reserve release	—	(0.26)
Environmental reserve	—	0.16
Related tax impact	—	(0.03)
Loss on extinguishment of debt	—	0.07
Discrete tax items	(0.05)	(0.32)
NCI impact of discrete tax items	0.01	—

Adjusted earnings per share for JCI plc*	$2.24	$1.96

*	May not sum due to rounding

2021 Notice and Proxy Statement        A-1

Annex A  ›  Non-GAAP Reconciliations

Adjusted Free Cash Flow Reconciliation

(in billions)	Twelve Months Ended September 30, 2020
Cash provided by operating activities from continuing operations	$2.5
Capital expenditures	(0.4)

Reported free cash flow *	2.0

Adjusting items:
Transaction/integration costs	0.2
Restructuring payments	0.2
Nonrecurring tax refunds	(0.6)

Total adjusting items*	(0.1)

Adjusted free cash flow	$1.9

Adjusted net income from continuing operations attributable to JCI	$1.7

Adjusted free cash flow conversion	115%

*	May not sum due to rounding

A-2        Johnson Controls International plc

ANNEX B

JOHNSON CONTROLS INTERNATIONAL PLC

2021 EQUITY AND INCENTIVE PLAN

2021 Notice and Proxy Statement        B-1

Annex B   ›   Johnson Controls International plc 2021 Equity and Incentive Plan

1. Purpose, Effective Date and Prior Plan.

(a) Purpose. The Johnson Controls International plc 2021 Equity and Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, employees, directors, consultants and advisors and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering such individuals the opportunity to acquire ordinary shares of the Company, or receive monetary payments either based on the value of the ordinary shares of the Company or as a result of the achievement of performance goals, on the potentially favorable terms that this Plan provides.

(b) Effective Date; History. This Plan shall become effective on the date of the Company’s 2021 Annual General Meeting of Shareholders (the “Effective Date”), provided that the Company’s shareholders approve the Plan on such date.

(c) Termination of Prior Plan. Upon the Effective Date, the Johnson Controls International plc. 2012 Share and Incentive Plan, as amended and restated (the “Prior Plan”) shall terminate, and no new awards may be granted thereunder after the Effective Date, although awards previously granted under the Prior Plan and still outstanding as of the Effective Date will remain outstanding and continue to be subject to all terms and conditions of the Prior Plan.

2. Definitions. Capitalized terms used in this Plan have the meanings given below. Additional defined terms are set forth in other sections of this Plan.

(a) “10% Shareholder” means an employee of the Company or a Subsidiary who, as of the date an ISO is granted to such individual, owns more than ten percent (10%) of the total combined voting power of all classes of shares then issued by the Company or a Subsidiary.

(b) “Administrator” means the Committee or the Board; provided that, with respect to Participants who are Non-Employee Directors, the Administrator shall mean the Board.

(c) “Affiliate” means each Subsidiary and any other entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Award” means a grant of Options, Share Appreciation Rights, Performance Share Units, Restricted Shares, Restricted Share Units, Dividend Equivalent Units, a Cash Incentive Award, and Other Share-Based Awards.

(e) “Beneficial Ownership” (or derivatives thereof) shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), as described in Section 10.

(h) “Cause” means, with respect to a Participant, the Administrator’s determination, made in good faith, that a Participant has committed any of the following: (i) a violation of the provisions of any Award agreement, employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics or other policy governing the Participant’s conduct, as then in effect; (ii) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, or a Participant’s refusal to perform the duties and responsibilities of the Participant’s job; (iii) any conduct that does, or is reasonably likely to, bring the Company or an Affiliate negative publicity or cause financial or reputational harm to the Company or its Affiliates; (iv) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, including but not limited to theft of Company or Affiliate property; (v) violation of any federal, state or local law in connection with the Participant’s employment or service; (vi) breach of any fiduciary duty to the Company or an Affiliate; (vii) embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment or service; or (viii) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.

B-2        Johnson Controls International plc

Annex B   ›   Johnson Controls International plc 2021 Equity and Incentive Plan

(i) “Change of Control” means the first to occur of the following events after the Effective Date:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding Shares (the “Outstanding Company Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition (including any purchase or redemption) by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (4) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(i)(iii)(A) – 2(i)(iii)(C);

(ii) Any time at which individuals who, as of immediately following the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, takeover, scheme of arrangement, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or shares of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliate or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of an Award (x) that provides for the payment of deferred compensation that is subject to Code Section 409A or (y) with respect to which the Company permits a deferral election, the definition of Change of Control herein shall be deemed amended to conform to the requirements of Code Section 409A to the extent necessary for the Award and deferral election to comply with Code Section 409A.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(k) “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority).

(l) “Company” means Johnson Controls International plc, an Irish public limited company, or any successor thereto.

(m) “Director” means a director of the Company.

(n) “Disability” means: (i) with respect to an ISO, the meaning given in Code Section 22(e)(3), and (ii) with respect to all other Awards, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Administrator. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

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(o) “Dividend Equivalent Unit” means the right, granted in tandem with another Award to the extent permitted by Section 11, to receive a payment, in cash or property, equal to the cash dividends or other distributions paid with respect to a Share.

(p) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q) “Fair Market Value” means, a price that is based (i) on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share on the New York Stock Exchange or such other exchange or automated trading system on which the Shares are then principally traded (the “Applicable Exchange”) on the applicable date, the preceding trading day or the next succeeding trading day, or (ii) the arithmetic mean of selling prices on all trading days over a specified averaging period that is within 30 days before or 30 days after the applicable date, or such arithmetic mean weighted by volume of trading on each trading day in the period, in each case as determined by the Administrator in its discretion; provided that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Share Appreciation Right that is intended to be exempt from Code Section 409A, then the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with United States Treasury Regulation § 1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Administrator and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided that, if the Administrator does not specify a different method, then the Fair Market Value of a Share as of a given date shall be the closing sale price on the day as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Shares are not traded on an established stock exchange, the Administrator shall determine in good faith the Fair Market Value of a Share. Notwithstanding the foregoing, in the case of a sale of Shares on the Applicable Exchange, the actual sale price shall be the Fair Market Value of such Shares. The Administrator also shall establish the Fair Market Value of any other property.

(r) “ISO” means an Option that meets the requirements of Code Section 422 to be an incentive stock option.

(s) “Non-Employee Director” means a Director who is not also an officer (other than being an officer solely by virtue of being a Director) or an employee of the Company or an Affiliate.

(t) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(u) “Other Share-Based Awards” means the awards described in Section 11.

(v) “Participant” means an individual selected by the Administrator to receive an Award pursuant to Section 4.

(w) “Performance Awards” means a Performance Share Unit, Cash Incentive Award, and any Award of Restricted Shares or Restricted Share Units the payment or vesting of which is contingent on the attainment of one or more Performance Goals.

(x) “Performance Goals” means any objective or subjective goals (including individual performance goals) that the Administrator establishes with respect to an Award which may, but is not required to, relate to one or more of the following: basic or diluted earnings per share for the Company on a consolidated basis, total shareholder return, Fair Market Value of Shares, net sales, cost of sales, gross profit, selling, general and administrative expenses, operating income, segment income, earnings before interest and the provision for income taxes (EBIT), earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA), net income, accounts receivable, inventories, trade working capital, return on equity, return on assets, return on invested capital, return on sales, economic value added, or other measure of profitability that considers the cost of capital employed, free cash flow, net cash provided by operating activities, net increase (decrease) in cash and cash equivalents, customer satisfaction, which may include customer backlog and/or relationships, market share, quality, safety, realization or creation of innovation projects or products, employee engagement employee and/or supplier diversity improvement, sustainability measures, such as reduction in greenhouse gases, completion of integration of acquired businesses and/or strategic activities, development, completion and implementation of succession planning.

The Performance Goals may be measured for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection.

Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or

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percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(y) “Performance Share Unit” means the right to receive a Share (including a Restricted Share) to the extent Performance Goals are achieved.

(z) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(aa) “Plan” means this Johnson Controls International plc 2021 Equity and Incentive Plan, as it may be amended from time to time.

(bb) “Restriction Period” means the length of time established relative to an Award during which the Participant cannot sell, assign, transfer, pledge or otherwise encumber the Shares or units subject to such Award.

(cc) “Restricted Share” means a Share that is subject to a risk of forfeiture, a Restriction Period, or both a risk of forfeiture and a Restriction Period.

(dd) “Restricted Share Unit” means the right to receive a Share (including a Restricted Share) or a payment equal to the Fair Market Value of one Share, that is subject to a risk of forfeiture, a Restriction Period, or both a risk of forfeiture and a Restriction Period.

(ee) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, termination of employment from the Company and its Affiliates (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Affiliates.

(ff) “Rule 16b-3” means Rule 16b-3 promulgated by the United States Securities and Exchange Commission (or any successor agency) under the Exchange Act, or any successor rule or regulation thereto.

(gg) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(hh) “Share” means an ordinary share of the Company.

(ii) “Share Appreciation Right” or “SAR” means the right to receive a payment (in cash or in Shares having a Fair Market Value) equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(jj) “Subsidiary” has the meaning given in Code Section 422.

(kk) “Unrestricted Shares” means Shares issued under the Plan that are not subject to either a risk of forfeiture or a Restriction Period.

3. Administration.

(a) Administration. The Administrator shall administer this Plan and all Awards made hereunder. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to: (i) interpret the provisions of this Plan and any Award agreement; (ii) prescribe, amend and rescind rules and regulations relating to this Plan and Awards; (iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan and Awards. All Administrator determinations shall be made in the sole discretion of the Administrator, need not be uniform among all Participants (even if similarly situated), and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to a sub-committee of the Committee or one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Share-based Awards made to

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Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of directors who are “non-employee directors” within the meaning of Rule 16b-3. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee, sub-committee or one or more officers to the extent of such delegation.

(c) Indemnification. No member of the Board or the Committee, and no officer or member of any other committee or sub-committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to this Plan or any Award to the maximum extent such exculpation is permitted by applicable law. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee or sub-committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law, the Company’s charter documents and any indemnification agreement or deed of indemnification between such member and the Company or an Affiliate permit.

4. Eligibility.

(a) General. The Administrator (to the extent of its authority) may designate any of the following as a Participant from time to time: any officer or other employee of the Company or its Affiliates or any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s designation of a Participant in any year will not require the Administrator to designate such person to receive an Award in any other year. No individual shall have any right to be granted an Award, even if an Award was granted to such individual at any prior time, or if a similarly-situated individual is or was granted an Award under similar circumstances.

(b) Non-Employee Director Limit. The total grant date fair value of Awards granted to a Non-Employee Director during any fiscal year of the Company under this Plan may not exceed $750,000 less the value of all other compensation paid to such Non-Employee Director during such fiscal year for services as a Non-Employee Director. For avoidance of doubt, compensation will count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred or otherwise settled in a later year.

5. Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of ISOs. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 16(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 18, an aggregate of fifty-five million (55,000,000) Shares (the “Reserve”) are reserved for issuance under this Plan, all of which may be issued pursuant to ISOs. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury shares. For purposes of determining the aggregate number of Shares in the Reserve, any fractional Share shall be rounded to the next highest full Share.

(b) Depletion of the Reserve. The Reserve shall be depleted on the date of grant of an Award by one Share for each Share subject to an Option or SAR (that will be settled in Shares), and by 3.46 Shares for the maximum number of Shares subject to an Award other than an Option or SAR. For clarity, an Award that provides for settlement solely in cash shall not cause any depletion of the Reserve at the time such Award is granted. If an award is later amended, however, to permit or require settlement in Shares, then the Reserve shall be depleted at the time of such amendment by the maximum number of Shares which may be issued in settlement of such Award.

(c) Replenishment of Shares Under this Plan. To the extent (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) an Award is settled in cash in lieu of Shares, (iii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iv) Shares are forfeited under an Award, or (v) Shares are issued under an Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be credited to the Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan, but Shares credited to the Plan’s reserve pursuant to clause (v) may not be issued pursuant to ISOs. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Reserve: Shares tendered in payment of or withheld to satisfy the exercise price of an Option or as a result of the net settlement of an outstanding Share Appreciation Right (subject

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to compliance with applicable law); Shares withheld to satisfy federal, state or local tax withholding obligations (including in connection with the exercise or net settlement of an outstanding Share Appreciation Right); or Shares purchased by the Company (subject to compliance with applicable law) using proceeds from Option exercises.

7. Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to:

(a) whether the Option is an ISO or a “nonqualified share option” which does not meet the requirements of Code Section 422, provided that if the aggregate Fair Market Value of the Shares subject to all ISOs granted to a Participant (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceeds the dollar limitation set forth in Code Section 422(d), then such ISOs shall be treated as nonqualified share options to the extent such limitation is exceeded;

(b) the number of Shares subject to the Option;

(c) the date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(d) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an ISO granted to a 10% Shareholder must have an exercise price at least equal to 110% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

(e) the terms and conditions of exercise, including the manner and form of payment of the exercise price, which may be made by (i) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the exercise price of such Shares, (ii) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (iii) by surrendering and/or waiving the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (iv) any combination of the foregoing; and

(f) the term; provided that each Option must terminate no later than ten (10) years after the date of grant and each ISO granted to a 10% Shareholder must terminate no later than five (5) years after the date of grant.

In all other respects, the terms of any ISO should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an ISO fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified share option to the extent of such failure.

8. Share Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to:

(a) the number of Shares to which the SAR relates;

(b) the date of grant, which may not be prior to the date of the Administrator’s approval of the grant;

(c) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(d) the terms and conditions of exercise or maturity;

(e) the term, provided that each SAR must terminate no later than ten (10) years after the date of grant; and

(f) whether the SAR will be settled in cash, Shares or a combination thereof.

9. Share and Unit Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Shares, Restricted Share Units, or Performance Share Units, including but not limited to:

(a) the number of Shares and/or units to which such Award relates;

(b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies;

(c) the Restriction Period with respect to Restricted Shares or Restricted Share Units;

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(d) the performance period for Performance Awards; and

(e) with respect to Restricted Share Units and Performance Share Units, whether to settle such Awards in cash, in Shares, or a combination thereof and the timing of settlement thereof.

10. Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the manner and timing of payment. Nothing herein shall preclude the Company or any Affiliate from making cash incentive award payments outside the terms of this Plan.

11. Other Share-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards not described in Sections 7, 8 and 9, which shall be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Shares or cash. Without limitation, such Other Share-Based Award may include the issuance of (a) Unrestricted Shares, which may be awarded in lieu of cash compensation to which a Participant is otherwise entitled, in exchange for cancellation of a compensation right (except as prohibited by Section 16(e)), as a bonus, upon the attainment of Performance Goals or otherwise or (b) rights to acquire Shares from the Company. The Administrator shall determine all terms and conditions of any Other Share-Based Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Other Share-Based Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of grant of the Award; and provided further that the date of grant cannot be prior to the date the Administrator takes action to approve the Award.

12. Dividends and Dividend Equivalent Units.

(a) Dividends. If dividends are paid in cash on Restricted Shares, then such dividends will either, at the discretion of the Administrator, be (i) automatically reinvested as additional Restricted Shares that are subject to the same terms and conditions, including the Restriction Period, as the original grant of Restricted Shares, or (ii) paid out in cash at the same time and to the same extent that the underlying Restricted Shares vest. For clarity, in no event will dividends be paid on unvested Restricted Shares.

(b) Dividend Equivalent Units. The Administrator may grant Dividend Equivalent Units only in tandem with a “full value” Award (defined as an Award of Restricted Share Units, Performance Share Units, and any other similar Award under which the value of the Award is measured as the full value of a Share rather than the increase in the value of a Share) other than an Award of Restricted Shares that includes the right to receive dividends. Dividend Equivalent Units will either, at the discretion of the Administrator, be (i) accumulated and paid, in cash or Shares in the Administrator’s discretion, at the same time and to the same extent that the tandem Award vests or is earned or (ii) reinvested in additional units or shares, as applicable, that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem Award. For clarity, in no event will Dividend Equivalent Units be paid on unvested tandem Awards.

13. Minimum Vesting Period; Discretion to Accelerate Vesting.

(a) Minimum Vesting Period. All Awards granted under the Plan that may be settled in Shares must have a minimum vesting period of one (1) year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to five percent (5%) of the Reserve. For purposes of Awards granted to Non-Employee Directors, “one year” may mean the period of time from one annual shareholders meeting to the next annual shareholders meeting, provided that such period of time is not less than fifty (50) weeks.

(b) Discretion to Accelerate. Notwithstanding Section 13(a), the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of (i) a Participant’s death, Disability, Retirement, or termination without Cause, (ii) as provided in Section 19, or (iii) upon any other event as determined by the Administrator in its sole and absolute discretion.

14. Effect of Termination on Awards. Subject to the terms of the Plan, the Administrator shall have the discretion to determine, at the time an Award is made to a Participant or any time thereafter, the effect of the Participant’s termination of employment or service with the Company and its Affiliates on the Award.

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15. Transferability.

(a) Restrictions on Transfer. No Award (other than Unrestricted Shares), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) to the extent the Administrator allows a Participant to designate in writing a beneficiary to exercise or receive the value of the Award after the Participant’s death or to transfer an Award; provided that no such transfer will be allowed with respect to ISOs if such transferability is not permitted by Code Section 422.

(b) Restrictions on Exercisability. Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

16. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board or Committee earlier terminates this Plan pursuant to Section 16(b), this Plan will terminate on the tenth (10th) anniversary of the Effective Date.

(b) Termination and Amendment of Plan. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase the Shares in the Reserve (except as permitted by Section 18), (B) an amendment to materially expand the group of individuals that may become Participants, or (C) an amendment that would diminish the limitations set forth in Section 13(a) or 16(e).

(c) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Subject to the requirements of the Plan, including the limitations of Section 16(e), the Administrator may modify, amend or cancel any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, provided that any such action that materially diminishes the rights of the Participant, or which results in cancellation of the Award, shall be effective only if agreed to by the Participant or any other Person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of Section 18 or 19 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company or an Affiliate; (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other Person(s) as may then have an interest in the Award; (D) as provided in Section 20(n); or (E) adjust or replace any Performance Goals applicable to an Award at any time before the end of the relevant performance period.

(ii) Any Awards granted pursuant to this Plan, and any Shares issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, share ownership or similar policies adopted by the Company from time to time and (B) any recoupment, clawback, equity holding, share ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

(iii) Unless the Award agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the termination of the Plan will not affect the authority of the Board and the Administrator to take the actions set forth in this Section 16, and to otherwise administer the Plan and Awards, with respect to Awards outstanding as of the date of such termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards outstanding as of the date of such termination.

(e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 18, the following actions are prohibited under the Plan: (i) an amendment to the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (ii) the cancellation of outstanding Options

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or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) the cancellation of outstanding Options or SARs with an exercise price above the current Share price in exchange for cash or other securities or other Awards issued under the Plan. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in countries or jurisdictions other than the United States of America, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including different definitions for those terms defined in Section 2. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in one country or jurisdiction will not affect the terms of this Plan for any other country or jurisdiction. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 16(b).

In addition, if an Award is held by a Participant who is employed or residing in a country or jurisdiction other than the United States of America and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Code Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in this Plan or the Award agreement to contrary.

17. Taxes.

(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company or an Affiliate may satisfy such obligation by:

(i) deducting cash from any payments of any kind otherwise due to the Participant, including under the Award;

(ii) withholding (or permitting the Participant to elect withholding of) Shares otherwise issuable under the Award;

(iii) cancelling (or permitting the Participant to elect the cancellation of) Shares otherwise vesting under the Award;

(iv) permitting or requiring the Participant to tender back Shares received in connection with such Award or deliver other previously owned Shares;

(v) permitting or requiring the Participant to sell Shares issued pursuant to an Award and having the Company or an agent of the Company withhold from the proceeds of the sale of such Shares; or

(vi) requiring the Participant to pay cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts; provided that, if the Participant fails to make such payment or other satisfactory arrangements, then the Administrator may cancel the Award.

If an election is provided, the election must be made before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. If Shares are used to satisfy the withholding obligation, then the Fair Market Value of such Shares may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company or its Affiliate to avoid an accounting charge. The Company may require the Participant to repay the Company or an Affiliate of the Company, in cash or Shares, for taxes paid on the Participant’s behalf.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(c) Participant Responsibilities. If a Participant shall dispose of Shares acquired through exercise of an ISO within either (i) two (2) years after the date the Option is granted or (ii) one (1) year after the date the Option is exercised (i.e., in a disqualifying

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disposition), such Participant shall notify the Company within seven (7) days of the date of such disqualifying disposition. In addition, if a Participant elects, under Code Section 83, to be taxed at the time an Award of Restricted Shares (or other property subject to such Code section) is made, rather than at the time the Award vests, such Participant shall notify the Company within seven (7) days of the date the Participant makes such an election.

18. Adjustment Provisions.

(a) Definition of Corporate Event. For purposes of this Section 18, a “Corporate Event” means the occurrence of any of the following:

(i) the Company is involved in a merger or other transaction in which the Shares are changed or exchanged;

(ii) the Company subdivides or combines the Shares or declares a dividend payable in Shares, other securities or other property;

(iii) the Company effects a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company effects any other dividend or other distribution on the Shares in the form of cash, or a repurchase or redemption of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or

(iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan.

(b) Adjustment of Shares Upon Corporate Event. If a Corporate Event occurs, then, subject to subsection (c):

(i) The Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of shares included in the Reserve; (B) the number and type of shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. If the Corporate Event results in a change to or elimination of the Shares, then such adjustment may include, without limitation, the substitution, on an equitable basis as the Administrator determines, of each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), for the number and kind of shares, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the Corporate Event; or

(ii) In lieu of the foregoing, the Administrator may make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the necessity of the consent of the Award holder) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective).

Notwithstanding clause (i) or (ii), in the case of a Share dividend (other than a Share dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse share split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such share dividend or subdivision or combination of the Shares.

(c) Requirements for Adjustment. With respect to Awards of ISOs, no adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

(d) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise available in the Reserve, in connection with any merger, consolidation, acquisition of property or shares, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate, subject to the listing requirements of any principal securities exchange or market on which the Shares are then traded.

19. Change of Control.

(a) Governing Treatment. With respect to a Participant, to the extent the Participant has in effect an Award agreement, or employment, retention, change of control, severance or similar agreement, or is covered by a change of control, severance or

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similar plan or policy that specifically provides for the treatment of an Award upon a Change of Control (or upon certain terminations of employment or service following a Change of Control), then such provisions shall control over the remainder of the provisions of this Section 19. In all other cases, the following provisions of this Section 19 shall apply.

(b) Treatment Upon Change of Control.

(i) If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding Awards shall be continued, or assumed or replaced with the same type of award with similar terms and conditions, by the Survivor in the Change of Control transaction (the “Replacement Award”). If applicable, each Replacement Award shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and other appropriate adjustments in the terms and conditions of the Award shall be made. If a Participant with outstanding Replacement Awards experiences a Change of Control Termination (as defined below), then effective upon the date of the Participant’s termination of employment or service, all outstanding Replacement Awards shall automatically vest in full, assuming, with respect to Awards subject to Performance Goals for which the performance period has not been completed at the time of such termination, that any such Performance Goals either (A) were to continue to be achieved at the same rate as the level of achievement in effect at the date of termination through the end of the performance period as determined by the Administrator, or (B) had been met at the target level, whichever is higher.

A “Change of Control Termination” means a termination of employment or service within twenty-four (24) months following a Change of Control where either of the following applies: (1) the Survivor terminates the Participant’s employment or service without Cause or, (2) if as of immediately prior to the Change of Control the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate, or the Company or an Affiliate has a severance or change in control plan or policy that applies to the Participant, in either case that contemplates the termination of Participant’s employment or service for good reason, and the Participant terminates the Participant’s employment or service for good reason.

(ii) To the extent the Survivor in the Change of Control transaction does not agree to provide Replacement Awards, then:

(A) Immediately prior to the date of the Change of Control, all outstanding Awards shall automatically vest in full, assuming, with respect to Awards subject to Performance Goals for which the performance period has not been completed at the time of the Change of Control, that any such Performance Goals either (1) were to continue to be achieved at the same rate as the level of achievement in effect as of the date of the Change of Control through the end of the performance period, as determined by the Administrator, or (2) had been met at the target level, whichever is higher; and

(B) All outstanding Awards shall be cancelled as of the date of the Change of Control and the vested value thereof shall be paid in full in cash or Shares, as provided by the Award, on (or as soon as practicable following) the date of the Change of Control. For purposes hereof, the vested value (1) of an Option or SAR shall be the excess, if any, of the Change of Control Price (as defined below) of the Shares subject to the Award over the exercise or grant price for such Shares, (2) of any Award that is valued in relation to the full Fair Market Value of Shares shall be the Change of Control Price multiplied by the number of Shares subject to such Award, and (3) of all other Awards, shall be the amount due under such Award.

The “Change of Control Price” shall mean the per share price paid or deemed paid in the Change of Control transaction, as determined by the Administrator.

(iii) Notwithstanding clauses (i) or (ii) above, unless the Board or the Administrator takes action prior to a Change of Control to provide otherwise, if the Shares following the Change of Control will not be traded on an established securities exchange, then:

(A) With respect to any Award that would otherwise be settled in Shares, the Participant may elect, at the time of such settlement, to receive a cash payment equal to the Fair Market Value of the Shares to be delivered (or in the case of an Option or SAR, the excess of the Fair Market Value the Shares covered by the Award over the purchase or grant price of such Shares under the Award) in lieu of such Shares; and

(B) The Fair Market Value of the Shares subject to the Awards shall be determined without regard to any discounts for lack of marketability, minority ownership or similar factors.

(c) Deferral Elections. Notwithstanding anything to the contrary in this Section 19, (i) no acceleration of payment will be made if it would cause an Award that is subject to Code Section 409A to be subject to the tax imposed by Code Section 409A, and in such event, payment shall be made as originally contemplated by such Award as necessary to avoid such taxation, and (ii) if

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the Participant has a deferral election in effect under Code Section 409A with respect to any amount due under any Award, then such amount shall be deferred pursuant to such election and shall not be paid at the times provided herein.

(d) Application of Limits on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 19(d), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (ii) results in a greater after-tax benefit to the Participant, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

20. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Administrator determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii) restrictions on resale or other disposition of Shares; and

(iii) compliance with federal or state securities laws and stock exchange requirements.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate and shall not lessen or affect any right of the Company or any Affiliate to terminate the employment or service of such Participant. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment; and

(ii) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

(c) Compliance with Code Section 409A. Notwithstanding the terms of the Plan or any Award agreement to the contrary, if an Award is subject to Code Section 409A, or is eligible for deferral pursuant to a deferred compensation plan governed by Code Section 409A, then the provisions of Code Section 409A are incorporated into this Plan and such Award to the extent necessary for such Award to comply therewith, including the following:

(i) the term “Change of Control” and “Disability” shall have the meanings given in Code Section 409A;

(ii) the term “termination of employment”, “termination of service” or similar terms shall mean a “separation from service” within the meaning of Code Section 409A;

(iii) if the payment of compensation under an Award is made upon a Participant’s termination of service, and if such Participant is a “specified employee” within the meaning of Code Section 409A, then such payment shall not be made before a date that is six months after the date of the separation from service to the extent needed to comply with Code Section 409A; and

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(iv) except to the extent specifically provided otherwise in the applicable award agreement, in the case of any Award that includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Award holder’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.

(d) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan. If, but for this provision, fractional Shares would be issuable pursuant to an Award, then such fractional Share shall be canceled without payment thereunder. Notwithstanding the foregoing, the Administrator may alternatively decide, in its sole discretion, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(e) Offset. The Company shall have the right to offset, from any amount payable or shares deliverable hereunder, any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant or any individual with a right to the Participant’s Award.

(f) Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s or an Affiliate’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(g) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchange.

(h) Restrictive Legends; Representations. All Shares delivered (whether in certificated or book entry form) pursuant to any Award or the exercise thereof shall bear such legends or be subject to such stop transfer orders as the Administrator may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange. The Administrator may require each Participant or other Person who acquires Shares under the Plan by means of an Award to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(i) Delivery and execution of electronic documents. To the extent permitted by applicable law, the Administrator may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder and all other documents that the Company is required to deliver to Participants or to its shareholders in connection with the Plan and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award agreements) in the manner prescribed by the Administrator.

(j) Governing Law; Arbitration Policy. This Plan, and all Awards hereunder, and all determinations made and actions taken pursuant to this Plan, shall be governed by the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof) and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States or as otherwise provided hereinafter. Notwithstanding anything to the contrary herein, any disputes related to this Plan or any Award made hereunder shall be subject to the Company’s arbitration policy, as in effect from time to time. By accepting an Award made hereunder, each Participant agrees to be bound by the Company’s arbitration policy, as it may be in effect from time to time.

(k) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be

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construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(l) No Rights as Shareholders. A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until the Shares underlying the Award are registered in the Participant’s name.

(m) Nature of Payments. Any gain realized or income recognized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation or otherwise included in the determination of benefits for purposes of any other employee benefit plan of the Company or an Affiliate, except as the Administrator otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or an Affiliate or any predecessor or successor of the Company or an Affiliate. The grant of an Option or SAR will impose no obligation upon the Participant to exercise the Award.

(n) Severability; Reformation. If any provision of this Plan or any Award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (ii) would disqualify this Plan, any Award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, Person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect. In addition, if any provision of any Award agreement or any Award is not permitted by the terms of the Plan, then the Administrator may determine, in its discretion, whether to void the Award, or construe or amend such provision to conform to the terms of the Plan.

(o) Manner of Action. Actions, determinations and authorizations taken by the Administrator or the Board with respect to the Plan and Awards are not required to take any specific form. For example, and without limiting the generality of the foregoing, any action or authorization by the Board or the Administrator that is not described as an amendment, but that would be inconsistent with the Plan or an Award agreement as then in effect without an amendment, shall be given the same effect as a formal amendment thereto, provided that such amendment is permitted by Section 16.

2021 Notice and Proxy Statement        B-15

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D28806-P47758-Z78757 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain ! ! ! JOHNSON CONTROLS INTERNATIONAL PLC ONE ALBERT QUAY CORK, IRELAND VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 9, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 9, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We are monitoring COVID-19 developments and other circumstances, as well as guidance issued by relevant health organizations. Should we determine that alternative arrangements may be advisable or required, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and post additional information on our Investor Relations section of our website. Furthermore, to promote the health and safety of attendees, we may impose additional procedures or limitations on meeting attendance based on applicable governmental requirements or recommendations or facility requirements. JOHNSON CONTROLS INTERNATIONAL PLC 1. By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2022: Ordinary Business The Board of Directors recommends you vote FOR proposals one through eight: 1a. Jean Blackwell 1b. Pierre Cohade 1c. Michael E. Daniels 1e. W. Roy Dunbar 1d. Juan Pablo del Valle Perochena 1f. Gretchen R. Haggerty 1g. Simone Menne 1h. George R. Oliver 1i. Jürgen Tinggren 1j. Mark Vergnano Nominees: 1k. R. David Yost 1l. John D. Young 2.a To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company. 3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares. 4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution). 7. To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital. 6. To approve the Johnson Controls International plc 2021 Equity and Incentive Plan. 8. To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (Special Resolution). 5. To approve, in a non-binding advisory vote, the compensation of the named executive officers. Special Business 2.b To authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. Please indicate if you plan to attend this meeting. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No

D28807-P47758-Z78757 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Combined Notice and Proxy Statement, Annual Report, Irish Statutory Accounts and Non-Financial Disclosure Report are available at www.proxyvote.com. ADMISSION TICKET 2021 Annual General Meeting of Shareholders of Johnson Controls International plc March 10, 2021 3:00 PM, Local Time Arthur Cox Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland JOHNSON CONTROLS INTERNATIONAL PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) George R. Oliver and John Donofrio, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Johnson Controls International plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 p.m., local time on Wednesday, March 10, 2021 at Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE 1. By separate resolutions, to elect the individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2022. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. 3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares. 4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution). 5. To approve, in a non-binding advisory vote, the compensation of the named executive officers. 6. To approve the Johnson Controls International plc 2021 Equity and Incentive Plan. 7. To approve the Directors’ authority to allot shares. 8. To approve the waiver of statutory pre-emption rights (Special Resolution).